As filed with the Securities and Exchange Commission on December 31, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EXACTUS, INC.
(Exact name of registrant as specified in its charter)

Nevada	2833	27-1085858
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
80 NE 4th Avenue, Suite 28 Delray Beach, FL 33483(804) 205-5036
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Emiliano Aloi Chief Executive Officer 80 NE 4th Avenue, Suite 28 Delray Beach, FL 33483(561) 455-4822
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:
Bruce C. Rosetto, Esq. Greenberg Traurig, P.A. 5100 Town Center Circle. Suite 400 Boca Raton, FL 33486 (561) 955-7625

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Each Class ofSecurities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Shares of Common Stock, par value $0.0001 per share underlying 8% notes and warrants	3,119,731	$0.44	$1,372,682	$404.94

(1)
In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(2)
The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock on the OTC Markets on December 20, 2019, a date within five trading days prior to the date of the filing of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DECEMBER 31, 2019

EXACTUS, INC.

 3,119,731 Shares of Common Stock

We are registering an aggregate of 3,119,731 shares of common stock of Exactus, Inc., consisting of (i) 2,640,000 shares of common stock issuable upon conversion of principal and interest under our 8% senior secured convertible notes, (ii) 367,482 shares of common stock issuable upon exercise of warrants issued to an institutional investor, and (iii) 112,249 shares of common stock issuable upon exercise of warrants issued to an advisor, for resale by our selling stockholders identified in this prospectus. Please see the section of this prospectus entitled “Selling Stockholders” for more information.

The selling stockholders may offer to sell the shares at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices, and will pay all brokerage commissions and discounts attributable to the sale of such shares, if any. The selling stockholders will receive all of the net proceeds from the offering of their shares.

The shares may be sold by the selling stockholders to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information regarding the methods of sale you should refer to the section of this prospectus entitled “Plan of Distribution”.

We are filing the registration statement of which this prospectus is a part at this time to fulfill contractual obligations to do so pursuant to a registration rights agreement, as further described in this prospectus. We are not selling any shares in this resale offering and will not receive any of the proceeds from the sale of the common stock by the selling stockholders.

Our common stock is presently quoted on the OTCQB under the symbol “EXDI”. On December 30, 2019, the last reported sale price for our common stock on the OTCQB was $0.36 per share.

Our business and an investment in our securities involve a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that you should consider before investing in our securities. You should read this prospectus, together with additional information described under the heading “Where You Can Find More Information,” carefully before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

-i-

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our financial statements and the related notes, contained in this prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors” and “Management Discussion and Analysis” included elsewhere in this prospectus before making an investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find Additional Information.” As used in this prospectus, “Exactus,” “the Company,” “we,” “us,” and “our” refer to Exactus, Inc. and its consolidated subsidiaries, except where the context otherwise requires.

Exactus, Inc.

Business Overview

We are a Nevada corporation organized under the name Solid Solar Energy, Inc in 2008 and renamed Exactus, Inc. in 2016. We began to pursue opportunities in Cannabidiol, which we refer to as CBD, in 2019.

In December 2018, we expanded our focus to pursue opportunities in hemp-derived CBD. This decision was based in part on the passing of the 2018 Farm Bill, known as the Agriculture Improvement Act of 2018, which will remain in force through 2023. The 2018 Farm Bill authorized the production of hemp and removed hemp and hemp seeds from the Drug Enforcement Administration’s, or the DEA’s, schedule of Controlled Substances. It also directed the U.S. Department of Agriculture, or the USDA, to issue regulations and guidance to implement a program to create a consistent regulatory framework around production of hemp throughout the United states. On October 31, 2019, the USDA, Agricultural Marketing Services, issued an interim final rule (with request for comments). The rule outlines provisions for the USDA to approve plans submitted by states and Indian tribes. The U.S. Domestic Hemp Production Program establishes federal regulatory oversight of the production of hemp in the U.S. The program authorizes the USDA to approve plans submitted by states and Indian tribes for the domestic production of hemp and establishes a federal plan for producers in states or territories that choose not to administer a state or tribe specific plan, provide the state or tribe does not ban hemp production.

Prior to the 2018 Farm Bill, Cannabis sativa L. with delta-9 tetrahydrocannabinol, or THC, levels greater than 0.3% fell within the definition of “marijuana” under the Controlled Substances Act, or the CSA, and was therefore a Schedule I controlled substance unless it fell under a narrow range of exceptions (e.g., the “mature stalks” of the plant). As a result, many aspects of domestic production of what is now defined as hemp was limited to persons registered under the CSA to do so. Under the Agricultural Act of 2014, which we refer to as the 2014 Farm Bill, State departments of agriculture and institutions of higher education were permitted to produce hemp as part of a pilot program for research purposes. The authority for hemp production provided in the 2014 Farm Bill was extended by the 2018 Farm Bill, which was signed into law on December 20, 2018.

Our goal is to rapidly establish one or more principal sources of supply and to develop wholesale and retail sales channels for CBD end-products to be sold to humans and for animal health, such as nutraceuticals, supplements and pet and farm products.

Our principal executive offices are located at 80 NE 4th Avenue, Suite 28 Delray Beach, FL 33483 and our telephone number is (561) 455-4822.

Farming Operations

On March 11, 2019, we acquired a 50.1% limited liability membership interest in Exactus One World, LLC, an entity formed on January 25, 2019 and which we refer to as EOW, in order to produce hemp. EOW holds one year leases, which commenced on March 1, 2019, for approximately 200 acres of farmland in southwest Oregon for growing and processing hemp. The leases are renewable on a year-to-year basis. EOW will farm and process hemp to be manufactured into CBD and related products, sold or processed as biomass and other agricultural products.  EOW will be responsible for our initial efforts to pursue agricultural development, including farm soil preparation, planting, harvesting, transportation and drying. We are responsible for funding and the minority owners will be responsible for management, servicing and operating the farm properties.

On October 23, 2019, we amended the Amended and Restated Operating Agreement of EOW. Under the terms of the amendment, the minority members of EOW conveyed their 49.9% membership interest and rights to distributions related to the current 2019 hemp crop to us. As a result, we acquired the right to receive 100% of the distributions of net profit from the 2019 hemp crop. In addition, the members amended the payment schedule under which farm costs are required to be made by us.

Green Goddess Extracts, LLC

On July 31, 2019, we entered into an Asset Purchase Agreement with Green Goddess Extracts, LLC, a manufacturer and formulator of a premium line of hemp-derived products sold through distributers and online. Under the agreement, we acquired assets of Green Goddess consisting principally of its right and interest in the Green Goddess brand, inventory, customer list, and intellectual property, including IP addresses and trademarks. We also entered into an option to acquire Green Goddess’ vape assets, and entered into an employment agreement with its founder. In return, we paid Green Goddess $250,000 in cash and issued 250,000 shares of our common stock. Prior to the execution of the agreement, Green Goddess was a contract manufacturer for us. As of the date hereof we owe $166,668 which remains unpaid under the agreement.

Additional Brands

We have taken steps to introduce Green GoddessTM brands, LeVor CollectionTM, Paradise CBDTM and ExactusTM, for selected markets which, as of the date of this prospectus, have not resulted in material revenues.

Recent Developments

Private Placement of Convertible Notes and Warrants

On November 27, 2019, we entered into a Securities Purchase Agreement, referred to as the SPA, with an institutional investor, pursuant to which it agreed to lend us up to $1,944,444 in three tranches. On November 27, 2019, we issued to the investor an 8% convertible note in the principal amount of $833,333 and a warrant to purchase 275,612 shares of our common stock at an exercise price of $0.756, in exchange for payment by the investor of $750,000. The principal amount of the note reflects the amount invested, plus a 10% original issue discount, or OID. We received gross proceeds of $750,000 in exchange for the initial tranche note and warrant and $730,0000 net proceeds after the payment of fees and expenses of the sale.

Pursuant to the SPA, we expect to issue to the investor a second 8% convertible note in the principal amount of $277,778 and a warrant to purchase 91,871 shares of our common stock within three business days after the date of the filing of this registration statement, in exchange for payment by the investor of the sum of $250,000. The principal amount of the second tranche note will reflect the amount invested plus the OID.

Pursuant to the SPA, subject to fulfillment of certain conditions, we agreed to issue to the investor a third 8% convertible note in the principal amount of $833,333 and a warrant to purchase 275,612 shares of our common stock on the date this registration statement is declared effective by the SEC, in exchange for payment by the investor of the sum of $750,000. The principal amount of the third tranche note will reflect the amount invested plus the OID.

The notes are fully and unconditionally guaranteed on a senior secured basis by our direct and indirect subsidiaries. The notes and the guarantees are secured by a perfected, first priority security interest in all of our and the guarantors’ assets.

Also on November 27, 2019, we issued to an advisor a warrant to purchase 84,187 shares of common stock in connection with the private placement. We agreed to issue to the advisor a warrant to purchase 28,062 shares of our common stock upon the closing of the second tranche.

Below is a summary of the notes and warrants. This summary is not complete and is subject to, and qualified in its entirety by the provisions of the notes and warrants, which are filed as exhibits to the registration statement of which this prospectus forms a part. We have not completed the second or third tranches, and our completion of these tranches are subject to conditions of the SPA. If we do complete the second or third tranche, the terms of the notes and warrants will be identical to those issued in the first tranche.

Terms of the Notes

The principal amount of the notes includes an OID of 10%.

Interest on the aggregate unconverted and outstanding principal amount is payable at the interest rate of 8% per annum at our option either:

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in cash; or

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in shares of our common stock, at the lesser of (i) the fixed conversion rate of $0.50 per share of common stock, or (ii) the rate equal to 80% of the lowest volume weighted average price, or VWAP, during the 10 trading days immediately before the applicable date of the amortization redemption payment, which we refer to as the amortization conversion rate, as described below.

Each note matures one year after its issuance unless accelerated due to an event of default or extended by the investor. Each note is convertible at the option of the investor at any time into shares of our common stock at the fixed conversion rate of $0.50 per share. However, the conversion rate is subject to adjustment in the event of default, redemption and upon the occurrence of certain events affecting stockholders generally, such as stock splits and recapitalizations.

Included in the amount that the investor may convert into common stock is the sum of:

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the unpaid and unconverted principal amount outstanding on the note;

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100% of the accrued and unpaid interest on the principal amount of the note to be converted;

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100% of the make-whole amount (as described below) payable in respect of the principal amount of the note to be converted; and

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all liquidated damages, costs of collection and other amounts payable in respect of the note as applicable.

The make-whole amount is the amount of interest that would have accrued with respect to any principal amount that has been converted or redeemed as if that principal amount was held through the maturity date of the note.

We must pay amortization redemption payments equaling one-ninth of the original principal amount due on each note commencing 90 days after issuance and continuing during the following eight months. The investor may at its option accelerate up to six future amortization redemption payments, in which case the investor may demand the accelerated amortization amounts be paid in shares of our common stock at the lesser of:

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the fixed conversion rate of $0.50 per share of common stock; and

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the amortization conversion rate, as described above.

In addition, if we fail to make any amortization redemption payment, the investor may convert an amount equal to the sum of:

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one-ninth of the original principal amount of the note;

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100% of all accrued and unpaid interest on the principal amount of the note that is subject to the amortization redemption;

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100% of the make-whole amount payable in respect of the principal amount of the note that is subject to the amortization redemption; and

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all liquidated damages payable in respect of the note as of the applicable date of the amortization redemption payment, into our shares of common stock at the lower of (i) the fixed conversion rate of $0.50 per share of common stock and (ii) the amortization conversion rate.

If we fail to make a redemption payment, the investor may demand the amortization amounts be paid in shares of our common stock at the lesser of fixed conversion rate of $0.50 per share of common stock or the amortization conversion rate.

In addition, the investor may at its option send a deferral notice and demand that amortization amounts be paid in shares of our common stock at the amortization conversion rate.

We may redeem at our discretion 110% of the outstanding principal amount of the notes, plus accrued but unpaid interest, the make-whole amount, and liquidated damages for cash. In addition, in the event of a subsequent issuance our common stock or debt, we are subject to mandatory redemption provisions. We may not issue shares of common stock to third parties at a price lower than the fixed conversion rate of $0.50 per share of common stock without the consent of the investor.

The investor may not convert notes to the extent that conversion would, together with its affiliates and attribution parties, cause the investor to beneficially own a number of common shares which would exceed 4.99% of our then outstanding common shares following conversion. The investor may increase its beneficial ownership limitation up to 9.99%.

The notes contain standard and customary events of default, including, but not limited to, failure to make payments when due, failure to observe or perform covenants or agreements contained in the notes, the breach of any material representation or warranty contain therein, our bankruptcy or insolvency, the suspension of trading of our common stock, failure to file required reports with the SEC, and a change of control. If any event of default occurs, subject to a cure period, the full principal amount, together with interest (including default interest of 18% per annum) and other amounts owing in respect thereof to the date of acceleration shall become immediately due and payable in cash.

Terms of Warrants

The warrants issued to the investor are exercisable at an exercise price of $0.756 per share of common stock at any time before the close of business two years after their issuance, subject to adjustment in the event of stock dividends, splits, fundamental transactions, or other changes in our capital structure, and contain provisions that permit cashless exercise if a registration statement covering the resale of the shares issuable pursuant to the warrants is not filed within 180 days of their issuance. The investor may not exercise warrants to the extent that exercise would cause it, together with its affiliates and attribution parties, to beneficially own a number of common shares which would exceed 4.99% of our then outstanding common shares following exercise. The investor may increase its beneficial ownership limitation up to 9.99%.

The warrants issued to the advisor are exercisable at an exercise price of $ 0.792 per share of common stock at any time before the close of business four years after their issuance, subject to adjustment in the event of stock dividends, splits, fundamental transactions, or other changes in our capital structure. The advisor may not exercise warrants to the extent that exercise would cause it, together with its affiliates and attribution parties, to beneficially own a number of common shares which would exceed 4.99% of our then outstanding common shares following exercise. The advisor may remove this beneficial ownership limitation.

Shares To Be Registered

We are seeking to register 3,119,731 shares, which is equal to approximately 57.14% of the amount that we estimate that we would be obligated to issue under the notes and warrants, based on potential interest and other charges. By registering 3,119,731 shares, we are taking into consideration potential adjustments to the applicable conversion price of the notes. If this number of shares does not fully cover the number of shares issuable under the notes and warrants, we are obligated to file subsequent registration statements to register the remaining securities as promptly as allowed.

We must reserve for issuance from our authorized and unissued shares of common stock at least 300% of the number of shares issuable under the outstanding notes and warrants issued to the investor. We must also reserve for issuance from our authorized and unissued shares of common stock the number of shares issuable upon the exercise of the warrant issued to the advisor.

At our option, we can pay interest and amortization payments in the form of shares at the fixed conversion rate of $0.50 per share of common stock or at the amortization conversion rate, which varies based on our volume weighted average price, as described above. In addition, the investor at its option accelerate up to six future amortization redemption payments, which payments will be made by our delivery of shares of common stock at the fixed conversion rate or amortization conversion rate. As described above, the investor may also demand our delivery of shares to satisfy our amortization payment obligations if it sends a deferral notice or if we fail to make an amortization payment.

If the investor funds each of the tranche investments in the financing totaling $1,944,444, after taking into consideration interest accruing on the notes, the total amount repaid by us in cash or stock could exceed $2,796,111 (assuming no events of default occur). If this entire balance is paid by us in stock to satisfy our amortization payment obligations, based on the amortization conversion rate as of November 27, 2019, we would have to issue the selling stockholders a total of 5,263,093 shares in satisfaction of our obligations under the SPA. The issuance of additional shares may cause dilution which may, in turn, cause the price of our common stock to decrease further, both because of the downward pressure on the stock price that would be caused by a large number of sales of our shares into the public market by the investor, and because our existing stockholders may also sell their shares into the public market based on a belief that the dilutive effect of the issuances will cause our stock price to further decrease.

The notes and warrants and shares of common stock issuable upon conversion of principal and interest under the notes and upon exercise of the warrants were issued and sold, or will be issued and sold, to the selling stockholders, accredited investors, in reliance upon the exemption from registration contained in Regulation D promulgated under the Securities Act of 1933, as amended.

On the initial closing date, we entered into a Registration Rights Agreement with the selling stockholders pursuant to the terms of the SPA. In the Registration Rights Agreement, we agreed to prepare and file a registration statement with the SEC covering the resale of all of the shares of common stock issuable upon conversion of principal and interest under the notes and exercise of the warrants, which registration statement we agreed to file no later than 45 days after the initial closing date.  We agreed to use our reasonable best efforts to cause the registration statement to go effective as promptly as possible, but in no event later than 90 days after the initial closing date. If all of the securities cannot be registered on one registration statement, we agreed to file subsequent registration statements to register the remaining securities as promptly as allowed. In addition, the Registration Rights Agreement provides the selling stockholders with piggyback registration rights. Under certain circumstances, if we fail to meet our obligations under the Registration Rights Agreement, we would be required to pay liquidated damages of an amount of cash equal to 2% of the product of the number of registrable securities and the closing price as of the trading day immediately prior to the day of breach or failure, such payments to be made monthly with a maximum penalty of 12% until the applicable breach or failure is cured.

Ceed2Med Agreements

On January 8, 2019 , we entered into a Master Product Development and Supply Agreement with Ceed2Med, LLC. Under the agreement, Ceed2Med agreed to provide us a minimum of 50 and up to 300 kilograms per month, and up to 2,500 kilograms annually, of CBD rich ingredients for resale. In addition, Ceed2Med will manufacture for us tinctures, edibles, capsules, topical solutions and animal health products. In connection with the agreement, we issued Ceed2Med 67,085,523 shares of our common stock, or approximately 51% percent of our issued and outstanding shares of common stock on a fully-diluted basis, on January 8, 2019. As a result, Ceed2Med is our largest stockholder.

On July 31, 2019, we entered into a Management and Services Agreement with Ceed2Med under which it will provides us and our subsidiary, EOW, with project management, farming, and operational services, including:

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executive, sourcing, vendor, product, production and other expertise and resources;

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drawings, designs and specifications for extraction, production and manufacturing facilities and resources; and

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brand development and support services.

In addition, Ceed2Med has assigned us its agreements and rights to acquire approximately 200 acres of industrial hemp farmland and will provide us with business opportunities, know-how, knowledge, and experience.

In return, we issued 10,000 shares of Series E 0% Convertible Preferred Stock to Ceed2Med pursuant to the agreement. Under the terms of the Series E Preferred, Ceed2Med may only convert such shares of Series E Preferred into shares of our common stock if our closing price shall exceed $2.00 per share for 5 consecutive trading days. Once vested, the shares of Series E Preferred held by Ceed2Med are intended to either by converted at $1.60 per share of common stock or optionally redeemed out of the proceeds of future financings, at the option of Ceed2Med. For more information about the terms of the Series E Preferred, please see the section entitled “Description of Securities”.

On October 23, 2019, we amended the Management and Services Agreement to extend the termination date to December 31, 2024 and expand the scope of services to be provided by Ceed2Med.

On November 14, 2019, we entered into a Supply and Distribution Agreement with Ceed2Med, pursuant to which Ceed2Med agreed to purchase a minimum of 10,000 pounds of our 2019 hemp harvest. During the one-year term of the agreement, we have the option to purchase the distribution operations of Ceed2Med.

Canntab Agreements

On November 20, 2019, we entered into the Non-Exclusive Distribution and Profit Sharing Agreement with Canntab Therapeutics USA (Florida), Inc. Pursuant to the agreement, which has a term of 2 years and is subject to automatic renewal, we are a non-exclusive distributor of certain Canntab products throughout the U.S. Canntab will not grant a third-party the right to promote, sell or deliver the products within the U.S. during the term of the agreement, subject to certain exceptions. In addition, we agreed to share equally with Canntab in the gross profits received from the sale of their products by us. With respect to Canntab’s sales of products, we will receive 10% of the gross profits. In connection with the Canntab Agreement, we also entered into a Supply Agreement with Canntab, which has a term of 2 years and is subject to automatic renewal, pursuant to which we agreed to sell hemp extracts to Canntab.

Summary of the Offering

Resale Shares
3,119,731 shares of common stock, consisting of 2,640,000 shares of common stock underlying our 8% notes issued to the investor, 367,482 shares of common stock underlying warrants issued to the investor, and 112,249 shares of common stock underlying warrants issued to the advisor. This amount is equal to approximately 57.14% of the amount that we estimate that we will be obligated to issue under the SPA.

Common Stock Outstanding Before and After this Offering	40,848,558 before this offering and 43,968,289 after this offering(1)
Risk factors
See “Risk Factors” beginning on page 6 of this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

OTCQB trading symbol	EXDI
The number of outstanding shares before the offering is based upon 40,848,558 shares outstanding as of December 18, 2019, and excludes:

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Shares underlying notes and warrants that we have agreed to issue in the third tranche to the investor and the advisor.
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10,000 shares of Series E Preferred Stock held by C2M. The Series E Preferred is convertible into shares of common shtock only if the closing price of common ctock in its principal trading market exceeds $2.00 per share for 5 consecutive trading days, at which time each share of Series E Preferred Stock is convertible at the holder’s option, into 625 shares of our common stock at $1.60 per share of common stock, subject to a beneficial ownership limitation of 4.99%.
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583,009 shares of our Series A Preferred Stock convertible into 2,915,045 shares of common stock.
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1,650,000 shares of our Series B-1 Preferred Stock convertible into 206,250 shares of common stock.
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7,684,000 shares of our Series B-2 Preferred Stock convertible into 960,500 shares of common stock.
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29 shares of our Series D Preferred Stock convertible into 725,000 shares of common stock whereby each share of Series D is convertible into 25,000 shares of common stock.
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5,671,280 shares of Common Stock issuable upon exercise of outstanding options issued under our incentive plans to eligible participants at a weighted average exercise price of $0.24 per share and which vest over varying periods.
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3,370,830 shares of our common stock issuable upon vesting of restricted stock issued and outstanding.

(1)
The number of outstanding shares after the offering includes the 2,640,000 shares of common stock issuable upon conversion of principal and interest under the 8% notes and assumes the conversion and sale of the shares underlying 367,482 shares of common stock underlying the warrants issued in connection with the 8% notes and to the advisor, which shares are being offered pursuant to this prospectus.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. Our business, financial condition and results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Risks Related to Our Company and Our Business

Because we have a limited operating history to evaluate our company, the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delay frequently encountered by an early-stage company.

Since we have a limited operating history in our current business of hemp-based CBD, it will make it difficult for investors and securities analysts to evaluate our business and prospects. You must consider our prospects in light of the risks, expenses and difficulties we face as an early stage company with a limited operating history. Investors should evaluate an investment in our company in light of the uncertainties encountered by early-stage companies in an intensely competitive industry and in which the potential hemp-based CBD competition and farming, extraction, production and manufacturing companies are large well capitalized companies with resources (financial and otherwise) significantly greater than the Company’s. There can be no assurance that our efforts will be successful or that we will be able to become profitable.

We have sustained losses in the past and we may sustain losses in the foreseeable future.

We have incurred losses from operations in prior periods, including the nine months ended September 30, 2019 and 2018 and the years ended December 31, 2018 and 2017.  For the nine months ended September 30, 2019 and 2018, our loss from continuing operations was $5.8 million and 1.9 million, respectively, and our net loss was $4.6 million and $3.2 million, respectively. Our accumulated deficit was $15.7 million at September 30, 2019. Our loss from continuing operations for the year ended December 31, 2018 was $2.4 million and our net loss was $4.3 million for the year ended December 31, 2018. Our accumulated deficit was $10.5 million at December 31, 2018. Our loss from continuing operations for the year ended December 31, 2017 was $3.1 million and our net loss was $3.9 million for the year ended December 31, 2017.  Our accumulated deficit was $6.2 million at December 31, 2017 representing activities prior to entering our present business.  We expect to sustain losses in the foreseeable future and may never be profitable.

Because we expect to need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

We expect that as our business continues to grow we will need additional working capital.  If adequate additional debt and/or equity financing is not available on reasonable terms or at all, we may not be able to continue to expand our business, and we will have to modify our business plans accordingly. These factors would have a material and adverse effect on our future operating results and our financial condition.

If we reach a point where we are unable to raise needed additional funds to continue as a going concern, we will be forced to cease our activities and dissolve the Company.  In such an event, we will need to satisfy various creditors and other claimants, severance, lease termination and other dissolution-related obligations.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

The audit report prepared by our independent registered public accounting firm relating to our financial statements for the year ended December 31, 2018 includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Our auditor’s doubts are based on our recurring losses from operations, negative cash flows from operating activities and accumulated deficit. Our ability to continue as a going concern will be determined by our ability to obtain additional funding in the short term to enable us to fund our operations. If we are unable to raise additional capital or secure additional lending in the near future, management expects that we will need to curtail our operations.

We may not be able to successfully implement our growth strategy on a timely basis or at all.

Our future success depends on our ability to implement our growth strategy of introducing new products and expanding into new markets and new distribution channels and attracting new consumers to our brand. Our ability to implement this growth strategy depends, among other things, on our ability to:

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establish our brands and reputation as a well-managed enterprise committed to delivering premium quality products;
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enter into distribution and other strategic arrangements with retailers and other potential distributors of our products;
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continue to effectively compete in specialty channels and respond to competitive developments;
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expand and maintain brand loyalty;
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develop new proprietary value-branded products and product line extensions that appeal to consumers;
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maintain and, to the extent necessary, improve our high standards for product quality, safety and integrity;
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maintain sources from suppliers that comply with all federal, state and local laws for the required supply of quality ingredients to meet our growing demand;
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identify and successfully enter and market our products in new geographic markets and market segments;
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maintain compliance with all federal, state and local laws related to our products; and

attract, integrate, retain and motivate qualified personnel. We may not be able to successfully implement our growth strategy and may need to change our strategy in order to maintain our growth. If we fail to implement our growth strategy or if we invest resources in a growth strategy that ultimately proves unsuccessful, our business, financial condition and results of operations may be materially adversely affected.

We may have difficulties managing our anticipated growth, or we may not grow at all.

If we succeed in growing our business, such growth could strain our management team and capital resources. Our ability to manage operations and control growth will be dependent on our ability to raise and spend capital to successfully attract, train, motivate, retain and manage new members of senior management and other key personnel and continue to update and improve our management and operational systems, infrastructure and other resources, financial and management controls, and reporting systems and procedures. Failure to manage our growth effectively could cause us to misallocate management or financial resources, and result in additional expenditures and inefficient use of existing human and capital resources or we otherwise may be forced to grow at a slower pace that could impair or eliminate our ability to achieve and sustain profitability. Such slower than expected growth may require us to restrict or cease our operations and go out of business.

The focus of our business is to produce hemp-based products, including through farming and manufacturing. We may not be able to successfully farm, manufacture or sell products and, if we acquire hemp-based products from third parties, we may fail to realize all of the anticipated benefits of our business plans and efforts.

We acquired our farm interests and commenced hemp-based activities in 2019 in transactions which significantly changed the focus of our business and operations. We currently own several assets and although we may seek to commercialize and develop products, alone or with others, there is no assurance that we will be able to successfully commercialize or develop products and such commercialization and development is not a core focus of our business. There is significant risk involved in connection with our activities in which we acquire and seek to pursue hemp-based businesses. We have no prior experience as an operator of hemp-based businesses. The acquisition of the farm and operations intended to produce sales and our business model could fail to produce anticipated benefits, or could have other adverse effects that we do not currently foresee. Failure to successfully produce biomass from agricultural crops, or failure of extraction, production or manufacturing operations may have a material adverse effect on our business, financial condition and results of operations.

In addition, the pursuit of hemp-based businesses, including acquisition of businesses intended to pursue hemp-based sales, is subject to a number of risks, including, but not limited to the following:

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There is a significant time lag between investing in farm properties and harvest, during which time crops of hemp may fail. During that time lag, in the event of unforeseen occurrence, such as natural or man-made events that impact crops, material costs are likely to be incurred that would have a negative effect on our results of operations, cash flows and financial position;
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The integration of a farm-based infrastructure is unpredictable and requires that we rely on the efforts of others, including the skills and experience of C2M, our largest stockholder, who is responsible to provide personnel and oversee farming, extraction, production and manufacturing, and will be a time consuming and expensive process which is unpredictable and that may disrupt our operations. If our integration efforts are not successful, our results of operations could be harmed. In addition, we may not achieve anticipated synergies or other benefits from such acquisitions;
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Integration of infrastructure, and acquisitions that increase our ability to sell hemp-based consumer products, is unpredictable and requires that we rely on the efforts of others, including the skills and experience of C2M, our largest stockholder, who is responsible to provide personnel and oversee integration and acquisitions related to marketing and sales, and will be a time consuming and expensive process which is unpredictable and that may disrupt our operations. If our integration efforts are not successful, our results of operations could be harmed. In addition, we may not achieve anticipated synergies or other benefits from such acquisitions; and
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We are highly dependent upon C2M for new business opportunities. C2M also competes with us and will continue to compete with us. C2M may require payments for business opportunities provided to us in exchange for its lost opportunities.
Therefore, there is no assurance that the hemp-based business will be successful, will occur timely or in a timeframe that is capable of prediction, or will generate enough revenue to recoup our investment.

We will be initially reliant exclusively on the assets we acquired through our relationship with C2M, our largest stockholder. If we are unable to commercialize or otherwise monetize our assets and generate revenue and profit through those assets or by other means, there is a significant risk that our business will fail.

Our relationship and ability to rapidly enter into hemp-based businesses is heavily reliant upon our ability to obtain referrals from C2M of unique and valuable business opportunities from C2M. C2M is in the same or equivalent business as us and C2M does not have a contractual obligation to introduce us to business opportunities, or a provide us with right of first refusal with regard to new opportunities. We rely on C2M’s motivations which principally are derived from their position as a large stockholder of ours. If this change, or our relationship with C2M fails to continue, we may not be able to be introduced to new opportunities and we will have to seek to secure alternative avenues to make inroads into this industry. If our efforts to generate revenue from our assets fail, we will have incurred significant losses on our investment in, our relationship with, C2M, lost opportunities and lost time. We intend to enter into an agreement with C2M which will provide for payments over time for their assistance and support and in order to continue to provide incentives for C2M to present and negotiate opportunities on our behalf. We may not seek, and may be unable to acquire, additional assets and therefore may be wholly reliant on our present assets for revenue. If we are unable to generate revenue from our current assets and fail to acquire any additional assets, our business will likely fail.

We may not be able to manage our manufacturing and supply chain effectively, which may adversely affect our results of operations.

We must accurately forecast demand for all of our products in order to ensure that we have enough products available to meet the needs of our customers. Our forecasts are based on multiple assumptions that may cause our estimates to be inaccurate and affect our ability to obtain adequate third-party contract manufacturing capacity in order to meet the demand for our products, which could prevent us from meeting increased customer demand and harm our brand and our business. If we do not accurately align our manufacturing capabilities with demand, our business, financial condition and results of operations may be materially adversely affected.

We currently rely on a single supplier, which is our largest stockholder, C2M, for all of our supply of CBD. If our sole source supplier was to go out of business, we might be unable to find a replacement for such source in a timely manner, if at all. If a sole source supplier were to be acquired by a competitor, the competitor may elect not to sell to us at all. The loss of our single supplier could cause additional difficulties in finding a substitute supplier given the strict licensing requirements in this industry and there are a limited number of suppliers that currently hold such licenses and comply with the 2014 Farm Bill (as defined below). If for any reason we were to change any one of our third-party contract manufacturers, we could face difficulties that might adversely affect our ability to maintain an adequate supply of our products, and we would incur costs and expend resources in the course of making the change. Moreover, we might not be able to obtain terms as favorable as those received from our current third-party contract manufacturers, which in turn would increase our costs.

In the event that C2M goes out of business, or our relationship with C2M becomes compromised in some capacity, then C2M may ay elect not to sell to us in the future, or to discontinue its relationship with us. Furthermore, as the largest stockholder, C2M has the ability to exert significant control in matters regarding stockholder approval. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on our business, financial condition, results of operations or prospects.

In addition, we must continuously monitor our inventory and product mix against forecasted demand. If we underestimate demand, we risk having inadequate supplies. We also face the risk of having too much inventory on hand that may reach its expiration date and become unsalable, and we may be forced to rely on markdowns or promotional sales to dispose of excess or slow-moving inventory. If we are unable to manage our supply chain effectively, our operating costs could increase and our profit margins could decrease.

Reliance on C2M and other Manufacturers.

The ability of the Company to compete and grow will be dependent on it having access, at a reasonable cost and in a timely manner, to skilled labor, equipment, facilities and CBD. No assurances can be given that the Company will be successful in maintaining its required supply of skilled labor, equipment, facilities and access to C2M.

The Company relies on third parties to supply the materials for and the functions of extraction, processing and manufacturing, as well research of the retail private label and customer product candidates, principally C2M. The Company cannot provide assurance that access to C2M for supply, expertise, or materials will not be limited, not be interrupted, not be restricted in certain geographic regions, or be of satisfactory quality or be delivered in a timely manner. To this end, we entered into a long term Management Agreement under which we will formalize our relationship with C2M. In this regard, we will require continued access to Current Good Manufacturing Practices (“cGMP”) manufacturer facilities, testing laboratories, qualified extraction facilities, processing, manufacturing and related services until we are fully-funded and can acquire our own capabilities for each of these functions. If the Company is unable to obtain access to a cGMP manufacturer, for example, or any of the other supply chain elements involved in our full-integration plans, the Company may be restricted from operations which would have a materially adverse effect on the business and operations of the Company.

We are heavily reliant on a small number of customers and suppliers.

During the nine months ended September 30, 2019, three customers represented 55% of our total net sales of CBD products, and as of September 30, 2019, four customers represented approximately 89% of our total accounts receivable. The loss of any of these customers or their inability to make future payments could significantly impact our business and results of operation. In addition, we purchased all of our finished products from one supplier during the nine months ended September 30, 2019. Our heavy reliance on our major supplier for the supply of our products could have significant impact on our business and results of operation in the event of any shortage of, or delay in, the supply. The loss of this supplier could significantly impact our business and results of operation.

If we fail to manage our existing assets and third party relationships (such as farmers, extractors, producers, distributors, shippers and retail distribution clients) effectively, our revenue and profits could decline, and should we fail to acquire additional revenues, our growth could be impeded.

Our success depends in part on our ability to manage our existing assets and manage the third party relationships necessary to effectively manage our assets.  Our vendors and providers are not bound by long-term contracts that ensure us a consistent access to necessary expertise, which is crucial to our ability to generate revenues and earnings. The ability to utilize third-parties and benefit from our assets will depend on various factors, some of which are beyond our control.

We are reliant on key inputs and changes in their costs could negatively impact our profitability.

Our business is dependent on a number of key inputs and their related costs including raw materials and supplies related to product development and manufacturing operations. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact our business, financial condition, results of operations or prospects. Some of these inputs may only be available from a single supplier or a limited group of suppliers. If a sole source supplier was to go out of business, we might be unable to find a replacement for such source in a timely manner or at all. If a sole source supplier were to be acquired by a competitor, that competitor may elect not to sell to us in the future. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on our business, financial condition, results of operations or prospects.

Increases in the cost of ingredients, labor and other costs could adversely affect our operating results.

Our principal products contain hemp-derived CBD oil. Increases in the cost of ingredients in our products could have a material adverse effect on our operating results. Significant price increases, market conditions, weather, acts of God and other disasters could materially affect our operating results. An increase in our operating costs could adversely affect our profitability. Factors such as inflation, increased labor and employee benefit costs and increased energy costs may adversely affect our operating costs. Many of the factors affecting costs are beyond our control and we may not be able to pass along these increased costs to our customers.

If the ingredients used in our products are contaminated, alleged to be contaminated or are otherwise rumored to have adverse effects, our results of operations could be adversely affected.

We buy ingredients from C2M. If these materials are alleged or prove to include contaminants that affect the safety or quality of our products or are otherwise rumored to have adverse effects, for any reason, we may sustain the costs of and possible litigation resulting from a product recall and need to find alternate ingredients, delay production, or discard or otherwise dispose of products, which could adversely affect our business, financial condition and results of operations. In addition, if any of our competitors experience similar events, our reputation could be damaged, including as a result of a loss of consumer confidence in the types of products we sell.

Although we insure on an economically reasonable basis against product recalls and product contamination, and carry a cannabis regulatory and enforcement endorsement under our Directors and Officers insurance policy, our insurance may not be adequate to cover all liabilities that we may incur in connection with product liability claims, including among others, that the products we sell caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. For example, punitive damages are generally not covered by insurance. If we are subject to substantial product liability claims in the future, we may not be able to continue to maintain our existing insurance, obtain comparable insurance at a reasonable cost, if at all, or secure additional coverage. This could result in future product liability claims being uninsured. If there is a product liability judgment against us or a settlement agreement related to a product liability claim, our business, financial condition and results of operations may be materially adversely affected. In addition, even if product liability claims against us are not successful or are not fully pursued, these claims could be costly and time-consuming and may require management to spend time defending claims rather than operating our business.

We may become the subject of litigation and, due to the nature of our business, may be the target of future legal proceedings that could have an adverse effect on our business.

In July 2018, we received notice of the expiration and termination of our license agreement dated January 19, 2016 from Digital Diagnostics, Inc. (“Digital Diagnostics”) related to our FibriLyzer and MatriLyzer technologies. In addition, on December 14, 2018 we received a letter from KD Innovation, Ltd. (“KDI”) and Dr. Krassen Dimitrov, our former director, seeking payment for past due consulting fees from June 2017 through November 2018 pursuant to a Consulting Agreement dated January 20, 2016. Under the terms of these agreements, the parties are required to arbitrate claims. Although we dispute the material allegations made by Digital Diagnostics and KDI, if such actions were successful, damages could be awarded against us. In connection with the parties’ disputes, we may seek to have the patents underlying the licenses declared invalid or unenforceable. The Company may become subject to similar actions in the future which will be costly and time consuming to defend, and the outcomes of which are uncertain. On September 9, 2019 our former director Krassen Dimitrov and his company KDI commenced a proceeding against us and our wholly-owned subsidiary Exactus Biosolutions, Inc. before the American Arbitration association involving the dispute and seeking $750,000 in damages.

We may seek to internally develop additional hemp-based products, which would take time and be costly. Moreover, the failure to successfully develop, or obtain or maintain intellectual property rights for, such products would lead to the loss of our investments in such activities.

Part of our business may include the internal development of products that we will seek to offer and sell. However, this aspect of our business would likely require significant capital and would take time to achieve. Such activities could also distract our management team from its present business initiatives, which could have a material and adverse effect on our business. There is also the risk that our initiatives in this regard would not yield any viable new products or developments, which would lead to a loss of our investments in time and resources in such activities.

In addition, even if we are able to internally develop new products, in order for those products to be viable and to compete effectively, we would need to develop and maintain, and we would heavily rely upon, a proprietary position with respect to such products. However, there are significant risks associated with any such efforts and products we may develop principally including the following:

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efforts may not result in success, or may take longer than we expect;
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we may be subject to litigation or other proceedings;
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any patents or trademarks that are issued to us may not provide meaningful protection;
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we may not be able to develop additional proprietary technologies;
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other companies may challenge our efforts or intellectual property rights that are issued to us;
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other companies may have independently developed and/or patented (or may in the future independently develop and patent) similar or alternative technologies, or duplicate our technologies; and
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other companies may design around technologies we have developed.

If we do not successfully generate additional products and services, or if such products and services are developed but not successfully commercialized, we could lose revenue opportunities.

Our future success depends, in part, on our ability to expand our product and service offerings. To that end we have engaged in the process of identifying new product opportunities to provide additional products and related services to our customers. The processes of identifying and commercializing new products is complex and uncertain, and if we fail to accurately predict customers’ changing needs and emerging trends, our business could be harmed. We have already and may have to continue to commit significant resources to commercializing new products before knowing whether our investments will result in products the market will accept. Furthermore, we may not execute successfully on commercializing those products because of errors in product planning or timing, technical hurdles that we fail to overcome in a timely fashion, or a lack of appropriate resources. This could result in competitors providing those solutions before we do and a reduction in net sales and earnings.

The success of new products depends on several factors, including proper new product definition, timely completion, and introduction of these products, differentiation of new products from those of our competitors, and market acceptance of these products. There can be no assurance that we will successfully identify additional new product opportunities, develop and bring new products to market in a timely manner, or achieve market acceptance of our products, or that products and technologies developed by others will not render our products or technologies obsolete or noncompetitive.

Our future success depends on our ability to grow and expand our customer base. Our failure to achieve such growth or expansion could materially harm our business.

To date, our revenue growth plans have been derived from projected sales of our products, not actual sales or historical experience. Our success and the planned growth and expansion of our business depends on us achieving greater and broader acceptance of our products and expanding our customer base. There can be no assurance that customers will purchase our products or that we will continue to expand our customer base. If we are unable to effectively market or expand our product offerings, we will be unable to grow and expand our business or implement our business strategy. This could materially impair our ability to increase sales and revenue and materially and adversely affect our margins, which could harm our business and cause our stock price to decline.

Our suppliers could fail to fulfill our orders or provide raw materials to assemble our products, which would disrupt our business, increase our costs, harm our reputation, and potentially cause us to lose our market.

We depend on third party suppliers for materials used for our products, such as bottles, caps, vapes, batteries and labels. These suppliers could fail to produce products to our specifications or in a workmanlike manner and may not deliver the material or products on a timely basis. Our suppliers may also have to obtain inventories of the necessary materials and tools for production. Any change in our suppliers’ approach to resolving production issues could disrupt our ability to fulfill orders and could also disrupt our business due to delays in finding new suppliers, providing specifications and testing initial production. Such disruptions in our business and/or delays in fulfilling orders could harm our reputation and could potentially cause us to lose our market.

The Company’s ultimate success will be dependent in part on our ability to successfully grow, develop, produce and market a portfolio of hemp products and market acceptance of our planned products.

We are an agribusiness and grow our product outdoors, and there are risks associated with the production of our product relating to such things as weather, soil deterioration, and infestation that could affect our supplies and inventory. In addition, market acceptance by and demand for our planned products from consumers will also be key factors in our ability to succeed. If we are unable to develop and market our portfolio of existing and planned products or if they are not accepted by consumers, our business, results of operations and financial condition could be seriously harmed.

Although we carry products liability insurance, a successful products liability claim brought against us that is in excess of our insurance coverage limits could have a material adverse effect on our business and results of operations.

Any damage to our reputation or our brands may materially adversely affect our business, financial condition and results of operations.

Maintaining, developing and expanding our reputation with our customers and our suppliers is critical to our success. Our brand may suffer if our marketing plans or product initiatives are not successful. The importance of our brand may decrease if competitors offer more products similar to the products that we manufacture. Further, our brands may be negatively impacted due to real or perceived quality issues or if consumers perceive us as being untruthful in our marketing and advertising, even if such perceptions are not accurate. Product contamination, the failure to maintain high standards for product quality, safety and integrity, including raw materials and ingredients obtained from suppliers, or allegations of product quality issues, mislabeling or contamination, even if untrue or caused by our third-party contract manufacturing partners or raw material suppliers, may reduce demand for our products or cause production and delivery disruptions. However, we may be unable to detect or prevent product and/or ingredient quality issues, mislabeling or contamination, particularly in instances of fraud or attempts to cover up or obscure deviations from our guidelines and procedures. If any of our products become unfit for consumption, cause injury or are mislabeled, we may have to engage in a product recall and/or be subject to liability. Damage to our reputation or our brands or loss of consumer confidence in our products for any of these or other reasons could result in decreased demand for our products and our business, financial condition and results of operations may be materially adversely affected. In addition, if any of our competitors experience similar events, our reputation could be damaged, including as a result of a loss of consumer confidence in the types of products we sell.

Further, our corporate reputation is susceptible to damage by actions or statements made by current or former employees, competitors, vendors, adversaries in legal proceedings and government regulators, as well as members of the investment community and the media. There is a risk that negative information about our company, even if based on false rumor or misunderstanding, could adversely affect our business, results of operations, and financial condition. In particular, damage to our reputation could be difficult and time-consuming to repair, could make potential or existing retail customers reluctant to select us for new engagements, resulting in a loss of business, and could adversely affect our recruitment and retention efforts.

Our business depends, in part, on the sufficiency and effectiveness of our marketing and trade promotion programs and incentives.

Due to the competitive nature of our industry, we must effectively and efficiently promote and market our products through advertisements as well as through trade promotions and incentives to sustain and improve our competitive position in our market. Marketing investments may be costly. In addition, we may, from time to time, change our marketing strategies and spending, including the timing or nature of our trade promotions and incentives. We may also change our marketing strategies and spending in response to actions by our customers, competitors and other companies that manufacture and/or distribute pet health and wellness products. The sufficiency and effectiveness of our marketing and trade promotions and incentives are important to our ability to retain and improve our market share and margins. If our marketing and trade promotions and incentives are not successful or if we fail to implement sufficient and effective marketing and trade promotions and incentives or adequately respond to changes in industry marketing strategies, our business, financial condition and results of operations may be adversely affected.

If we are unable to enter into such arrangements on favorable terms, are unable to achieve the desired results under these arrangements and programs, are unable to maintain these relationships, fail to generate sufficient traffic or generate sufficient revenue from purchases pursuant to these arrangements and programs, or properly manage the actions of these providers, our ability to generate revenue and our ability to attract and retain our customers may be impacted, negatively affecting our business and results of operations. In addition, if Facebook restricts our ability to use such arrangements and programs or takes limits or restricts access to its platform by us or our applications as a result of advertisements or actions taken by third-party advertising or marketing providers, it could have a material adverse effect on our business or results of operations.

A significant product defect or product recall could materially and adversely affect our brand image, causing a decline in our sales and profitability, and could reduce or deplete our financial resources.

A significant product defect could materially harm our brand image and could force us to conduct a product recall. This could damage our relationships with our customers and reduce end-user loyalty. A product recall would be particularly harmful to us because we have limited financial and administrative resources to effectively manage a product recall and it would detract management’s attention from implementing our core business strategies. As a result, a significant product defect or product recall could cause a decline in our sales and profitability and could reduce or deplete our financial resources.

We may be subject to product liability claims or regulatory action if our products are alleged to have caused significant loss or injury.

We may be subject to product liability claims, regulatory action and litigation if our products are alleged to have caused loss or injury or failed to include adequate instructions for use or failed to include adequate warnings concerning possible side effects or interactions with other substances. Previously unknown adverse reactions resulting from use and consumption of CBD products alone or in combination with other medications or substances could also occur. In addition, the sale of any ingested product involves a risk of injury due to tampering by unauthorized third parties or product contamination. Our products may also be subject to product recalls, including voluntary recalls or withdrawals, if they are alleged to pose a risk of injury or illness, or if they are alleged to have been mislabeled, misbranded or adulterated or to otherwise be in violation of governmental regulations. We may in the future have to recall, certain of our products as a result of potential contamination and quality assurance concerns. A product liability claim or regulatory action against us could result in increased costs and could adversely affect our reputation and goodwill with our patients and consumers generally. There can be no assurance that we will be able to maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could result in us becoming subject to significant liabilities that are uninsured and also could adversely affect our commercial arrangements with third parties.

If product liability lawsuits are successfully brought against us, we will incur substantial liabilities.

We face an inherent risk of product liability. For example, we may be sued if any product we sell allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit sales of our products. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

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decreased demand for our products;
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injury to our reputation;
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costs to defend the related litigation;
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a diversion of management's time and our resources;
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substantial monetary awards to users of our products;
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product recalls or withdrawals;
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loss of revenue; and\a decline in our stock price.

In addition, while we continue to take what we believe are appropriate precautions, we may be unable to avoid significant liability if any product liability lawsuit is brought against us.

Our acquisitions may be time consuming, complex and costly, which could adversely affect our operating results.

Acquisitions are critical to our business plan, and are often time consuming, complex and costly to consummate. We may elect to not pursue any additional acquisitions while we focus our efforts on our existing assets. We may utilize many different transaction structures in our acquisitions and the terms of such acquisition agreements tend to be heavily negotiated. As a result, we expect to incur significant operating expenses and will likely be required to raise capital during the negotiations even if the acquisition is ultimately not consummated, if we determine to acquire additional patents or other assets. Even if we are able to acquire particular assets, there is no guarantee that we will generate sufficient revenue related to those assets to offset the acquisition costs. While we will seek to conduct confirmatory due diligence on the assets we are considering for acquisition, because we are operating in a new and uncertain industry we place less emphasis on due diligence and we may acquire assets from a seller for whom we do not have complete analysis of their history or business operations, for example, if we view the acquisition to be important strategically, the seller may not have proper title or ownership to those assets, or otherwise provides us with flawed ownership rights, including invalid or unenforceable assets. In those cases, we may be required to spend significant resources to defend our interest in the assets and, if we are not successful, our acquisition may be worthless, in which case we could lose part or all of our investment in the assets.

We may also identify assets that cost more than we are prepared to spend with our own capital resources. We may incur significant costs to organize and negotiate a structured acquisition that does not ultimately result in an acquisition of any assets or, if consummated, proves to be unprofitable for us. Acquisitions involving issuance of our securities could be dilutive to existing stockholders and could be at prices lower than those prices reflected in the trading markets. These higher costs could adversely affect our operating results and, if we incur losses, the value of our securities will decline.

In addition, we may acquire assets that are in the early stages of adoption. Demand for some of these assets will likely be untested and may be subject to fluctuation based upon the rate at which our customers or associates adopt our products or utilize our materials in their products and services. As a result, there can be no assurance as to whether assets we acquire or develop will have value that can be realized through sales or other activities.

If we make acquisitions, it could divert management’s attention, cause ownership dilution to our stockholders and be difficult to integrate.

Following our acquisition of Exactus One World in March 2019, we have grown rapidly and we expect to continue to evaluate and consider future acquisitions. Acquisitions generally involve significant risks, including difficulties in the assimilation of the assets, services and technologies we acquire or industry overlay on which the assets are applicable, diversion of management's attention from other business concerns, overvaluation of the acquired assets, and the acceptance of the acquired assets and/or businesses.  Acquisitions may not be successful, which can have a number of adverse effects upon us including adverse financial effects and may seriously disrupt our management’s time. The integration of acquired assets may place a significant burden on management and our internal resources. The diversion of management attention and any difficulties encountered in the integration process could harm our business.

We face risks associated with strategic acquisitions.

As an important part of our business strategy, we have strategically acquired several businesses, and plan to continue strategic acquisitions, some of which may be material. These acquisitions may involve a number of financial, accounting, managerial, operational, legal, compliance and other risks and challenges, including the following, any of which could adversely affect our results of operations:

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Any acquired business could under-perform relative to our expectations and the price that we paid for it, or not perform in accordance with our anticipated timetable;
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We may incur or assume significant debt in connection with our acquisitions;
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Acquisitions could cause our results of operations to differ from our own or the investment community’s expectations in any given period, or over the long term; and
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Acquisitions could create demands on our management that we may be unable to effectively address, or for which we may incur additional costs.
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Additionally, following any business acquisition, we could experience difficulty in integrating personnel, operations, financial and other systems, and in retaining key employees and customers.

We may record goodwill and other intangible assets on our consolidated balance sheet in connection with our acquisitions. If we are not able to realize the value of these assets, we may be required to incur charges relating to the impairment of these assets, which could materially impact our results of operations.

If we fail to retain our key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future depends, in part, on our ability to attract and retain key personnel and the continued contributions of our executive officers, each of whom may be difficult to replace. In particular, Emiliano Aloi, President and CEO, is important to the management of our business and operations and the development of our strategic direction. The loss of the services of any such individual and the process to replace any key personnel would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

We depend on the knowledge and skills of our senior management and other key employees, and if we are unable to retain and motivate them or recruit additional qualified personnel, our business may suffer.

We have benefited substantially from the leadership and performance of our senior management, as well as other key employees. Our success will depend on our ability to retain our current management and key employees, and to attract and retain qualified personnel in the future, and we cannot guarantee that we will be able to retain our personnel or attract new, qualified personnel. In addition, we do not maintain any “key person” life insurance policies. The loss of the services of members of our senior management or key employees could prevent or delay the implementation and completion of our strategic objectives, or divert management’s attention to seeking qualified replacements.

We will be required to attract and retain top quality talent to compete in the marketplace.

We believe our future growth and success will depend in part on our ability to attract and retain highly skilled managerial, product development, sales and marketing, and finance personnel. There can be no assurance of success in attracting and retaining such personnel. Shortages in qualified personnel could limit our ability to increase sales of existing products and services and launch new product and service offerings.

If we fail to retain key personnel and hire, train and retain qualified employees, we may not be able to compete effectively, which could result in reduced revenue or increased costs.

Our success is highly dependent on the continued services of key management and technical personnel. Our management and other employees may voluntarily terminate their employment at any time upon short notice. The loss of the services of any member of the senior management team or any of the managerial or technical staff or members of our Advisory Board on which we principally rely for expertise on our CBD segment may significantly delay or prevent the achievement of product development, our growth strategies and other business objectives. Our future success will also depend on our ability to identify, recruit and retain additional qualified technical and managerial personnel. We operate in several geographic locations where labor markets are particularly competitive, and where demand for personnel with these skills is extremely high and is likely to remain high. As a result, competition for qualified personnel is intense, particularly in the areas of general management, finance, engineering and science. The process of hiring suitably qualified personnel is often lengthy and expensive, and may become more expensive in the future. If we are unable to hire and retain a sufficient number of qualified employees, our ability to conduct and expand our business could be seriously reduced.

Risks Related to Ownership of Our Common Stock.

The price of our common stock has been highly volatile due to several factors that will continue to affect the price of our stock.

Our common stock has traded as low as $0.048 and as high as $8.00 between January 1, 2017 and December 31, 2018 (on a split-adjusted basis). The reason for the volatility in our stock is not well understood and the volatility may continue. Some of the factors we believe that have contributed to our common stock volatility and which may be applicable in future periods, include:

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uncertainty surrounding our rights to development since notice of termination was received from Digital Diagnostics, Inc.
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inability to secure funding or partners for our development of the FibriLyzer and MatriLyzer;
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entry into new business ventures;
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asset acquisitions or dispositions;
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commencement of litigation;
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small amounts of our stock available for trading, expiration of any lockup agreements and terms of any leak-out rights with respect thereto;
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obligations to and filing of registration statements registering the sale of new or outstanding shares of our common stock;
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options and derivatives availability or unavailability;
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short selling and potential “short and distort” campaigns and other short attacks involving our stock;
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small public float of our outstanding common stock;
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expiration of Rule 144 holding periods with respect to our outstanding common stock;
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fluctuations in our operating results;
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changes in the capital markets and ability for the Company to raise capital;
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legal developments and public awareness with respect to hemp-based and/or CBD business plans, generally, and involving the Company;
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confusion with Companies engaged in the business of marijuana, and the legal and regulatory concerns that our business is related to the marijuana business;
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general economic conditions;
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and legal and regulatory environment.

We cannot guarantee the continued existence of an active established public trading market for our shares.

Our shares are currently quoted on the OTCQB tier of the over-the-counter market operated by OTC Markets Group, Inc. Trading in stock quoted on the OTCQB is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our shares for reasons unrelated to operating performance. Accordingly, OTCQB may provide less liquidity for holders of our shares than a national securities exchange such as the Nasdaq Stock Market. There is no assurance that we can successfully maintain an active established trading market for our shares.

Market prices for our shares may also be influenced by a number of other factors, including:

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the issuance of new equity securities pursuant to a public or private offering;
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changes in interest rates;
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competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
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variations in quarterly operating results;
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change in financial estimates by securities analysts;
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the depth and liquidity of the market for our shares;
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investor perceptions of Exactus and its industry generally; and
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general economic and other national conditions.

Our shares of common stock are thinly traded and, as a result, stockholders may be unable to sell at or near ask prices, or at all, if they need to sell shares to raise money or otherwise desire to liquidate their shares.

Our common stock has been “thinly-traded,” meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent.  We believe this situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable.  In addition, we believe that due to the limited number of shares of our common stock outstanding, an options market has not been established for our common stock, limiting the ability of market participants to hedge or otherwise undertake trading strategies available for larger companies with broader stockholder bases which prevents institutions and others from acquiring or trading in our securities. Consequently, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  We cannot give stockholders any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

There may not be sufficient liquidity in the market for our securities in order for investors to sell their shares. The market price of our comment stock may be volatile.

The market price of our common stock will likely be highly volatile, as is the stock market in general. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as conditions or trends in the industry in which we operate or sales of our common stock. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.

As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a mature issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that trading levels will not continue. These factors may materially adversely affect the market price of our common stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

A registration of a significant amount of our outstanding restricted stock may have a negative effect on the trading price of our stock.

We are registering for resale 3,119,731 shares of common stock that are issuable upon the conversion of principal and interest under our notes and exercise of our warrants. At December 18, 2019, our stockholders held 40,848,558 shares of restricted stock, issued and outstanding. If we were to file a registration statement including all of these shares, and the registration is allowed by the SEC, these shares would be freely tradable upon the effectiveness of that registration statement. If investors holding a significant number of freely tradable shares decide to sell them in a short period of time following the effectiveness of this or future registration statements, such sales could contribute to significant downward pressure on the price of our stock.

We can sell additional shares of common stock without consulting stockholders and without offering shares to existing stockholders, which would result in dilution of existing stockholders’ interests in the Company and could depress our stock price.

Our Articles of Incorporation authorize 650,000,000 shares of common stock, of which 6,233,524 were issued and outstanding as of December 31, 2018 and 40,024,389 were issued and outstanding on September 30, 2019. Moreover, our Board of Directors is authorized to issue additional shares of our common stock and preferred stock. Although our Board of Directors intends to utilize its reasonable business judgment to fulfill its fiduciary obligations to our then existing stockholders in connection with any future issuance of our capital stock, the future issuance of additional shares of our common stock or preferred stock convertible into common stock would cause immediate, and potentially substantial, dilution to our existing stockholders, which could also have a material effect on the market value of the shares.

We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our capital stock must come from increases in the fair market value and trading price of the capital stock.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Any credit agreements, which we may enter into with institutional lenders, may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and any other factors that the board of directors decides is relevant. Therefore, any return on your investment in our capital stock must come from increases in the fair market value and trading price of the capital stock.

We may issue additional equity shares to fund our operational requirements, which would dilute share ownership. Such sales of additional equity securities may adversely affect the market price of our common stock and your rights in the company may be reduced.

The company’s continued viability depends on its ability to raise capital. We expect to continue to incur drug development and selling, general and administrative costs. Changes in economic, regulatory or competitive conditions may lead to cost increases. Management may determine that it is in the best interest of the company to develop new services or products. In any such case additional financing is required for the company to meet its operational requirements. We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. The sale or the proposed sale of substantial amounts of our common stock in the public markets may adversely affect the market price of our common stock. Also, any new securities issued may have greater rights, preferences or privileges than our existing common stock. Our stockholders may experience substantial dilution upon such issuances and a reduction in the price that they are able to obtain upon sale of their shares. There can be no assurances that the company will be able to obtain such financing on terms acceptable to the company and at times required by the company, if at all. In such event, the company may be required to materially alter its business plan or curtail all or a part of its operational plans as detailed under in Requirements for Additional Capital in Management’s Discussion and Analysis in this prospectus.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock with respect to dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events, or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might grant to holders of preferred stock could affect the value of the common stock.

Our common stock may be considered a “penny stock” and may be difficult to sell.

The Commission has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. Historically, the price of our common stock has fluctuated greatly. If, the market price of the common stock is less than $5.00 per share and the common stock does not fall within any exemption, it therefore may be designated as a “penny stock” according to SEC rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.

Because we will be subject to “penny stock” rules, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges). The penny stock rules require a broker-dealer to deliver to its customers a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market prior to carrying out a transaction in a penny stock not otherwise exempt from the rules. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

It may be difficult to predict our financial performance because our quarterly operating results may fluctuate.

Our revenues, operating results and valuations of certain assets and liabilities may vary significantly from quarter to quarter due to a variety of factors, many of which are beyond our control. You should not rely on period-to-period comparisons of our results of operations as an indication of our future performance. Our results of operations may fall below the expectations of market analysts and our own forecasts.  If this happens, the market price of our common stock may fall significantly. The factors that may affect our quarterly operating results include the following:

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fluctuations in results of our operations and capital raising efforts;
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the timing and amount of expenses incurred to establish a hemp-based operation;
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the impact of our anticipated need for personnel and expected substantial increase in headcount;
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worsening economic conditions which cause revenues or profits attributable to sales of products or services to decline;
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changes in the regulatory environment, including regulation of hemp-based products or CBD by the FDA or comparable state regulatory agencies or agricultural authorities
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the timing and amount of expenses associated with farming, extraction, production, manufacturing and selling;
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Any changes we make in our Critical Accounting Estimates described in the Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our periodic reports;
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the adoption of new accounting pronouncements, or new interpretations of existing accounting pronouncements, that impact the manner in which we account for, measure or disclose our results of operations, financial position or other financial measures; and
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costs related to acquisitions of technologies or businesses.

Our operating results, including net sales, gross margin and net income (loss), as well as our stock price have varied in the past, and our future operating results will continue to be subject to quarterly and annual fluctuations based upon numerous factors. Our stock price will continue to be subject to daily variations as well. Our future operating results and stock price may not follow any past trends or meet our guidance and expectations.

Our net sales and operating results, net income (loss) and operating expenses, and our stock price have varied in the past and may vary significantly from quarter to quarter and from year to year in the future. We believe a number of factors, many of which are outside of our control, could cause these variations and make them difficult to predict, including:

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fluctuations in demand for our products or downturns in the industries that we serve;
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the ability of our suppliers, both internal and external, to produce and deliver products including sole or limited source components, in a timely manner, in the quantity, quality and prices desired;
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the timing of receipt of bookings and the timing of and our ability to ultimately convert bookings to net sales;
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rescheduling of shipments or cancellation of orders by our customers;
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fluctuations in our product mix;
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the ability of our customers' other suppliers to provide sufficient material to support our customers' products;
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currency fluctuations and stability, in particular the U.S. dollar as compared to, other currencies;
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introductions of new products and product enhancements by our competitors, entry of new competitors into our markets, pricing pressures and other competitive factors;
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our ability to develop, introduce, manufacture and ship new and enhanced products in a timely manner without defects;
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our ability to manage our manufacturing capacity across our diverse product lines and that of our suppliers, including our ability to successfully expand our manufacturing capacity in various locations around the world;
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our ability to successfully and fully integrate acquisitions, into our operations and management;
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our ability to successfully internally transfer products as part of our integration efforts;
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our reliance on contract manufacturing;
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our customers' ability to manage their susceptibility to adverse economic conditions;
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the rate of market acceptance of our new products;
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the ability of our customers to pay for our products;
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expenses associated with acquisition-related activities;
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access to applicable credit markets by us and our customers;
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our ability to control expenses;
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potential excess and/or obsolescence of our inventory;
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impairment of goodwill, intangible assets and other long-lived assets;
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our ability to meet our expectations and forecasts and those of public market analysts and investors;’
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our ability and the ability of our contractual counterparts to comply with the terms of our contracts;
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damage to our reputation as a result of coverage in social media, Internet blogs or other media outlets;
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managing our internal and third party sales representatives and distributors, including compliance with all applicable laws;
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costs, expenses and damages arising from litigation;
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individual employees intentionally or negligently failing to comply with our internal controls; and
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distraction of management related to acquisition, integration or divestment activities.

Our expenses for any given quarter are typically based on expected sales and if sales are below expectations in any given quarter, the adverse impact of the shortfall on our operating results may be magnified by our inability to adjust spending quickly enough to compensate for the shortfall. We also base our inventory levels on our forecasted product mix for the quarter. If the actual product mix varies significantly from our forecast, we may not be able to fill some orders during that quarter, which would result in delays in the shipment of our products. Accordingly, variations in timing of sales, particularly for our higher priced, higher margin products, can cause significant fluctuations in quarterly operating results. The foregoing description is not reflective of periods prior to December 31, 2018 before our entry into our current business segment and will be of minimal importance for our ramp up phase commencing in the first quarter of 2019, but will be of increasing significance as we book new sales orders for hemp-based products.

Due to these and other factors, such as varying product mix, quarter-to-quarter and year-to-year comparisons of our historical operating results may not be meaningful. You should not rely on our results for any quarter or year as an indication of our future performance. Our operating results in future quarters and years may be below public market analysts' or investors' expectations, which would likely cause the price of our stock to fall. In addition, over the past several years, U.S. and global equity markets have experienced significant price and volume fluctuations that have affected the stock prices of many companies involved in the cannabis industry and are expected to affect the hemp-based industry as well, both within and outside our industry. There has not always been a direct correlation between this volatility and the performance of particular companies subject to these stock price fluctuations. These factors, as well as general economic and political conditions, may have a material adverse effect on the market price of our stock in the future.

Our largest outside stockholder can exert significant control over our business and affairs and may have actual or potential interests that may depart from those of our other stockholders.

Our largest outside stockholder, C2M, owns a substantial percentage of our outstanding voting capital.  The interests of such persons may differ from the interests of other stockholders. There can be no assurance C2M or other significant stockholders will, in future matters submitted for stockholder approval, vote in favor of such matters, even if such matters are recommended for approval by management or are in the best interests of stockholders generally. As a result, such persons will have the ability to vote their significant holdings in favor (or not in favor) of proposals presented to our stockholders for approval, including proposals to:

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elect or defeat the election of our directors;
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amend or prevent amendment of our articles of incorporation or bylaws;
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effect or prevent a merger, sale of assets or other corporate transaction; and
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control the outcome of any other matter submitted to the stockholders for vote.

In addition, such persons’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price. C2M could also utilize their significant ownership interest to seek to influence management and decisions of the Company.

We could fail in future financing efforts if we fail to receive stockholder approval when needed.

In the event our uplisting is successful, we will be required under the NASDAQ rules to obtain stockholder approval for any issuance of additional equity securities that would comprise more than 20% of the total shares of our common stock outstanding before the issuance of such securities sold at a discount to the market value in an offering that is not deemed to be a “public offering” by NASDAQ.  Funding of our operations and acquisitions of assets may require issuance of additional equity securities that would comprise more than 20% of the total shares of our common stock outstanding, but we might not be successful in obtaining the required stockholder approval for such an issuance.  If we are unable to obtain financing due to stockholder approval difficulties, such failure may have a material adverse effect on our ability to continue operations. Certain other corporate actions require stockholder approval under the NASDAQ listing rules, and the failure to obtain approval for these actions could have a material adverse effect on us.

Our common stock, if listed on The NASDAQ Capital Market, may be delisted if we fail to comply with continued listing standards.

We intend to seek to uplist our common stock to The NASDAQ Capital Market and have submitted an application that is under review for uplisting from the OTC Markets OTCQB Venture Market where it is currently traded. We do not currently meet all of the requirements for our listing to be accepted. Once listed on The NASDAQ Capital Market if we fail to meet any of the continued listing standards of The NASDAQ Capital Market, our common stock could be delisted from The NASDAQ Capital Market.  These continued listing standards include specifically enumerated criteria, such as:

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a $1.00 minimum closing bid price;
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stockholders’ equity of $2.5 million;
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500,000 shares of publicly-held common stock with a market value of at least $1 million;
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300 round-lot stockholders; and
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compliance with NASDAQ’s corporate governance requirements, as well as additional or more stringent criteria that may be applied in the exercise of NASDAQ’s discretionary authority.

We may not be able to meet the initial listing standards to uplist to The NASDAQ Capital Market, in which case our common stock will continue to trade on the OTC Venture or other market. Uplisting requires satisfaction of a number or quantitative and qualitative criteria, several of which we do not presently meet.

If we fail to comply with NASDAQ’s continued listing standards, we may be delisted and our common stock will trade, if at all, only on the over-the-counter market, such as the OTCQB Venture or OTCQX market, and then only if one or more registered broker-dealer makers comply with quotation requirements.  In addition, delisting or failing to uplist our common stock could depress our stock price, substantially limit liquidity of our common stock and materially adversely affect our ability to raise capital on terms acceptable to us, or at all.

We are subject to the periodic reporting requirements of the Exchange Act, which will require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs will reduce or might eliminate our profitability.

We are required to file periodic reports with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder. To comply with these requirements, our independent registered auditors will have to review our quarterly financial statements and audit our annual financial statements. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time, because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major effect on the amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit. We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, the trading price of our Common Stock, if a market ever develops, could drop significantly, or we could become subject to Commission enforcement proceedings.

We face evolving regulation of corporate governance and public disclosure that may result in additional expenses and continuing uncertainty.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, SEC regulations and NASDAQ Stock Market LLC (the national securities exchange where we intend to seek to list our common stock) rules are creating uncertainty for public companies. We are presently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of these costs. For example, compliance with the internal control requirements of Section 404 of the Sarbanes-Oxley Act has to date required the commitment of significant resources to document and test the adequacy of our internal control over financial reporting. These new or changed laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest the resources necessary to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice or otherwise, or our actions, business, performance or results of operations departs from our plans or those depicted in our SEC filings, authorities or plaintiffs may initiate legal proceedings against us, which could be costly and time-consuming, and our reputation and business may be harmed.

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results or prevent fraud and our business may be harmed and our stock price may be adversely impacted.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and to effectively prevent fraud. Any inability to provide reliable financial reports or to prevent fraud could harm our business. The Sarbanes-Oxley Act of 2002 requires management to evaluate and assess the effectiveness of our internal control over financial reporting. In order to continue to comply with the requirements of the Sarbanes-Oxley Act, we are required to continuously evaluate and, where appropriate, enhance our policies, procedures and internal controls.  If we fail to maintain the adequacy of our internal controls over financial reporting, we could be subject to litigation or regulatory scrutiny and investors could lose confidence in the accuracy and completeness of our financial reports.  We cannot assure you that in the future we will be able to fully comply with the requirements of the Sarbanes-Oxley Act or that management will conclude that our internal control over financial reporting is effective.  If we fail to fully comply with the requirements of the Sarbanes-Oxley Act, our business may be harmed and our stock price may decline.

Our assessment, testing and evaluation of the design and operating effectiveness of our internal control over financial reporting resulted in our conclusion that, as of December 31, 2017 and December 31, 2018, our internal control over financial reporting was not effective, as a result of: (1) we lacked a sufficient number of employees to properly segregate duties and provide adequate review of the preparation of the financial statements and (2) we lacked sufficient independent directors on our Board of Directors to maintain Audit and other committees consistent with proper corporate governance standards. In the first quarter of 2019, we expanded our Board to include three independent directors. We can provide no assurance as to conclusions of management with respect to the effectiveness of our internal control over financial reporting in the future.

Because we are a “smaller reporting company,” we will not be required to comply with certain disclosure requirements that are applicable to other public companies and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our common stock less attractive to investors.

We are a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K. As a smaller reporting company we are eligible for exemptions from various reporting requirements applicable to other public companies that are not smaller reporting companies, including, but not limited to:

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Reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements.
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Not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. and
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Reduced disclosure obligations for our annual and quarterly reports, proxy statements and registration statements.

We will continue to incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC, impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly, particularly after we are no longer a smaller reporting company. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

Pursuant to Section 404, we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

Short sellers of our stock may be manipulative and may drive down the market price of our common stock.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed or intends to borrow from a third party with the intention of buying identical securities at a later date to return to the lender. A short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is therefore in the short seller’s interest for the price of the stock to decline, some short sellers publish, or arrange for the publication of, opinions or characterizations regarding the relevant issuer, its business prospects and similar matters calculated to or which may create negative market momentum, which may permit them to obtain profits for themselves as a result of selling the stock short. Issuers whose securities have historically had limited trading volumes and/or have been susceptible to relatively high volatility levels can be particularly vulnerable to such short seller attacks. The publication of any such commentary regarding us in the future may bring about a temporary, or possibly long term, decline in the market price of our common stock. In the past, the publication of commentary regarding us by a disclosed short seller has been associated with the selling of shares of our common stock in the market on a large scale, resulting in a precipitous decline in the market price per share of our common stock. No assurances can be made that similar declines in the market price of our common stock will not occur in the future, in connection with such commentary by short sellers or otherwise.

Financial Industry Regulatory Authority (FINRA) sales practice requirements may also limit your ability to buy and sell our stock, which could depress our share price.

FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares, depressing our share price.

Transfers of our securities may be restricted by virtue of state securities “blue sky” laws, which prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states.

Transfers of our common stock may be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "blue sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities held by many of our stockholders have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions may prohibit the secondary trading of our common stock. Investors should consider the secondary market for our securities to be a limited one.

“Anti-Takeover” provisions in our Articles of Incorporation and Bylaws may cause a third party to be discouraged from making a takeover offer that could be beneficial to our stockholders.

Certain provisions of our Articles of Incorporation, By-Laws, and the anti-takeover provisions of the Nevada Revised Statutes, could delay or prevent a third party from acquiring us or replacing members of our Board of Directors, or make more costly any attempt to acquire control of the Company, even if the acquisition or the Board designees would be beneficial to our stockholders. These factors could also reduce the price that certain investors might be willing to pay for shares of the common stock and result in the market price being lower than it would be without these provisions.

In addition, large stockholders may seek to influence our Board of Directors and stockholders by acquiring positions in the Company to force consideration of proposals that may be less desirable than other outcomes. The effect of such influences on our Company or our corporate governance could reduce the value of our monetization activities and have an adverse effect on the value of our assets. The effect of Anti-Takeover provisions could impact the ability of prospective stockholders to obtain influence in the Company or representation on the Board of Directors or acquire a significant ownership position and such result may have an adverse effect on the Company and the value of its securities.

Regulatory Risks Related to Our Business

FDA regulation could negatively affect the hemp industry, which would directly affect our financial condition.

The U.S. Food and Drug Administration ("FDA") may seek expanded regulation of hemp under the Food, Drug and Cosmetics Act of 1938. Additionally, the FDA may issue rules and regulations, including certified good manufacturing practices, or cGMPs, related to the growth, cultivation, harvesting and processing of hemp. Clinical trials may be needed to verify efficacy and safety. It is also possible that the FDA would require that facilities where hemp is grown register with the FDA and comply with certain federally prescribed regulations. In the event that some or all of these regulations are imposed, we do not know what the impact would be on the hemp industry, including what costs, requirements and possible prohibitions may be enforced. If we or our partners are unable to comply with the regulations or registration as prescribed by the FDA, we and or our partners (including C2M) may be unable to continue to operate their and our business in its current or planned form or at all.

Changes in the Law and Development Programs

The 2018 Farm Bill declassified industrial hemp as a Schedule I substance, shifted regulatory authority from the Drug Enforcement Administration to the Department of Agriculture, and provided autonomy for states to regulate the industry. The 2018 Farm Bill did not change the Food and Drug Administration’s oversight authority over CBD products. The 2018 Farm Bill defined industrial hemp as a variety of cannabis containing an amount equal to or lower than 0.3% tetra-hydrocannabinol (THC), and allowed farmers to grow and sell hemp under state regulation. According to the National Conference of State Legislatures, 41 states have set up cultivation and production programs to regulate the production of hemp.

For the first time since 1937, industrial hemp has been decriminalized at the federal level and can be grown legally in the United States, but on a limited basis. A landmark provision passed in the Agricultural Act of 2014 had previously classified hemp as distinct from its genetic cousin, marijuana. Marijuana cannabis remains illegal under federal law, and therefore, strict enforcement of federal laws regarding cannabis will likely affect the perception of the lawfulness of our activity for a continuing period of time, which could result in our inability and the inability of our customers to execute their respective business plans.

Although we believe the foregoing will be applicable to business other than hemp-based CBD businesses, there is risk that confusion or uncertainty surrounding our products with regulated cannabis could occur on the state or federal level and impact us. We may have difficulty with establishing banking relationships, working with investment banks and brokers who would be willing to offer and sell our securities or accept deposits from stockholders, and auditors willing to certify our financial statements if we are confused with businesses that are in the cannabis business. Any of these additional factors, should they occur, could also affect our business, prospects, assets or results of operation could have a material adverse effect on the business, prospects, results of operations or financial condition of the Company.

We and our manufacturers and suppliers are subject to extensive governmental regulation and may be subject to enforcement if we are not in compliance with applicable requirements.

We, our manufacturers, and suppliers are subject to a broad range of federal, state and local laws and regulations governing, among other things, the testing, development, manufacture, distribution, marketing and post-market reporting of foods, including those that contain CBD. These include laws administered by the FDA, the U.S. Federal Trade Commission (“FTC”), the U.S. Department of Agriculture (“USDA”), and other federal, state and local regulatory authorities.

Failure by us or our third-party contract manufacturers and suppliers to comply with applicable laws and regulations or to obtain and maintain necessary permits, licenses and registrations relating to our or our partners’ operations could subject us to administrative and civil penalties, including fines, injunctions, recalls or seizures, warning letters, restrictions on the marketing or manufacturing of our products, or refusals to permit the import or export of products, as well as potential criminal sanctions, which could result in increased operating costs resulting in a material effect on our operating results and business.

The markets for businesses in the CBD and hemp extracts industries are competitive and evolving.

In particular, the Company will face strong competition from both existing and emerging companies that offer similar products to the Company. Some of the Company’s current and potential competitors may have longer operating histories, greater financial, marketing and other resources and larger customer bases. Given the rapid changes affecting the global, national and regional economies generally and the CBD industry, in particular, the Company may not be able to create and maintain a competitive advantage in the marketplace. The Company’s success will depend on its ability to keep pace with any changes in such markets, especially in light of legal and regulatory changes. The Company’s success will depend on its ability to respond to, among other things, changes in the economy, market conditions and competitive pressures. Any failure to anticipate or respond adequately to such changes could have a material adverse effect on the Company’s financial condition, operating results, liquidity, cash flow and operational performance.

We are subject to the risk of potential changes to state laws pertaining to industrial hemp.

As of the date hereof, approximately forty-seven states authorized industrial hemp programs pursuant to the Farm Bill. Continued development of the industrial hemp industry will be dependent upon new legislative authorization of industrial hemp at the state level, and further amendment or supplementation of legislation at the federal level. Any number of events or occurrences could slow or halt progress all together in this space. While progress within the industrial hemp industry is currently encouraging, growth is not assured. While there appears to be ample public support for favorable legislative action, numerous factors may impact or negatively affect the legislative process(es) within the various states where the Company has business interests. Any one of these factors could slow or halt use of industrial hemp, which could negatively impact the business up to possibly causing the Company to discontinue operations as a whole.

Our product candidates are not approved by the FDA or other regulatory authority, and we face risks of unforeseen medical problems, and up to a complete ban on the sale of our product candidates.

The efficacy and safety of pharmaceutical products is established through a process of clinical testing under FDA oversight. Our products have not gone through this process because we believe that the topical products we sell are not subject to this process. However, if an individual were to use one of our products in an improper manner, we cannot predict the potential medical harm to that individual. If such an event were to occur, the FDA or similar regulatory agency might impose a complete ban on the sale or use of our products.

There are numerous costs associated with numerous laws and regulations.

The manufacture, labeling and distribution of the Company products will be regulated by various federal, state and local agencies. These governmental authorities may commence regulatory or legal proceedings, which could restrict the permissible scope of the Company’s product claims or the ability to sell products in the future. The FDA may regulate the Company’s products to ensure that the products are not adulterated or misbranded. The Company is subject to regulation by the federal government and other state and local agencies as a result of its CBD products. The shifting compliance environment and the need to build and maintain robust systems to comply with different compliance in multiple jurisdictions increases the possibility that the Company may violate one or more of the requirements. If the Company’s operations are found to be in violation of any of such laws or any other governmental regulations that apply to the Company, it may be subject to penalties, including, without limitation, civil and criminal penalties, damages, fines, the curtailment or restructuring of the Company’s operations, any of which could adversely affect the ability to operate the Company’s business and its financial results. Failure to comply with FDA requirements may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions. The Company’s advertising will be subject to regulation by the Federal Trade Commission (“FTC”) under the Federal Trade Commission Act. In recent years, the FTC has initiated numerous investigations of dietary and nutrition supplement products and companies. Additionally, some states also permit advertising and labeling laws to be enforced by private attorney generals, who may seek relief for consumers, seek class-action certifications, seek class-wide damages and product recalls of products sold by the Company. Any actions against the Company by governmental authorities or private litigants could have a material adverse effect on the Company’s business, financial condition and results of operations.

Risks Related to Information Technology and Intellectual Property

We are subject to cyber-security risks, including those related to customer, employee, vendor or other company data and including in connection with integration of acquired businesses and operations.

We currently do not utilize automated technology or software to maintain important records necessary to the successful performance of our business. We are evaluating various selling, inventory and contact management software tools, such as Shopify, in order to begin to adopt processes to track inventory, generate sales orders and invoices, promote leads and sales and support customer interaction such as customer service and warranty claims. Without these tools we operate at a significant disadvantage to our competitors who have implemented more sophisticate systems than us.

We use information technologies to securely manage certain operations and various business functions. We rely on various technologies, some of which are managed by third parties, to process, transmit and store electronic information, and to manage or support a variety of business processes and activities, including reporting on our business and interacting with customers, vendors and employees. In addition, we collect and store certain data, including proprietary business information, and may have access to confidential or personal information that is subject to privacy and security laws, regulations and customer-imposed controls. Our systems are subject to repeated attempts by third parties to access information or to disrupt our systems. Despite our security design and controls, and those of our third-party providers, we may become subject to system damage, disruptions or shutdowns due to any number of causes, including cyber-attacks, breaches, employee error or malfeasance, power outages, computer viruses, telecommunication or utility failures, systems failures, service providers, natural disasters or other catastrophic events. It is possible for such vulnerabilities to remain undetected for an extended period. We may face other challenges and risks as we upgrade and standardize our information technology systems as part of our integration of acquired businesses and operations. We do not have contingency plans in place to prevent or mitigate the impact of these events, and these events could result in operational disruptions or the misappropriation of sensitive data, and depending on their nature and scope, could lead to the compromise of confidential information, improper use of our systems and networks, manipulation and destruction of data, defective products, production downtimes and operational disruptions and exposure to liability. Such disruptions or misappropriations and the resulting repercussions, including reputational damage and legal claims or proceedings, may adversely affect our results of operations, cash flows and financial condition, and the trading price of our common stock.

Our intellectual property rights may be inadequate to protect our business.

Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition.

We also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If we are unable to maintain the proprietary nature of our technologies, we could be materially adversely affected.

We rely on our trademarks, trade names, and brand names to distinguish our products from the products of our competitors, and have registered or applied to register many of these trademarks. We cannot assure you that our trademark applications will be approved. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote resources advertising and marketing new brands. Further, we cannot assure you that competitors will not infringe our trademarks, or that we will have adequate resources to enforce our trademarks.

If third parties claim that we infringe upon their intellectual property rights, our business and results of operations could be adversely affected.

We face the risk of claims that we have infringed third parties’ intellectual property rights. Any claims of intellectual property infringement, even those without merit, could be expensive and time consuming to defend; could require us to cease selling the products that incorporate the challenged intellectual property, could require us to redesign, reengineer, or rebrand the product, if feasible, could divert management’s attention and resources, or could require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property.

Any royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. A successful claim of infringement against us could result in our being required to pay significant damages, enter into costly license or royalty agreements, or stop the sale of certain products, any of which could have a negative impact on our business, financial condition, results of operations and our future prospects.

Our inability to effectively protect our intellectual property would adversely affect our ability to compete effectively, our revenue, our financial condition, and our results of operations.

We may be unable to obtain intellectual property rights to effectively protect our branding, products, and other intangible assets. Our ability to compete effectively may be affected by the nature and breadth of our intellectual property rights. While we intend to defend against any threats to our intellectual property rights, there can be no assurance that any such actions will adequately protect our interests. If we are unable to secure intellectual property rights to effectively protect our branding, products, and other intangible assets, our revenue and earnings, financial condition, or results of operations could be adversely affected.

We also rely on non-disclosure and non-competition agreements to protect portions of our intellectual property portfolio. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, that third parties will not otherwise gain access to our trade secrets or proprietary knowledge, or that third parties will not independently develop competitive products with similar intellectual property.

A failure of one or more key information technology systems, networks or processes may materially adversely affect our ability to conduct our business.

The efficient operation of our business will depend on our information technology systems. We rely on our information technology systems to effectively manage our sales and marketing, accounting and financial and legal and compliance functions, engineering and product development tasks, research and development data, communications, supply chain, order entry and fulfillment and other business processes. We also rely on third parties and virtualized infrastructure to operate and support our information technology systems. The failure of our information technology systems, or those of our third-party service providers, to perform as we anticipate could disrupt our business and could result in transaction errors, processing inefficiencies and the loss of sales and customers, causing our business and results of operations to suffer.

In addition, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, power outages, systems failures, security breaches, cyber-attacks and computer viruses. The failure of our information technology systems to perform as a result of any of these factors or our failure to effectively restore our systems or implement new systems could disrupt our entire operation and could result in decreased sales, increased overhead costs, excess inventory and product shortages and a loss of important information.

Further, it is critically important for us to maintain the confidentiality and integrity of our information technology systems. To the extent that we have information in our databases that our customers consider confidential or sensitive, any unauthorized disclosure of, or access to, such information due to human error, breach of our systems through cybercrime, a leak of confidential information due to employee misconduct or similar events could result in a violation of applicable data protection and privacy laws and regulations, legal and financial exposure, damage to our reputation, a loss of confidence of our customers, suppliers and manufacturers and lost sales. Actual or suspected cyber-attacks may cause us to incur substantial costs, including costs to investigate, deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants. We have taken steps to protect the security of our systems. Despite the implementation of these security measures, our systems may still be vulnerable to physical break-ins computer viruses, programming errors, attacks by third parties or similar disruptive problems. If any of these risks materialize, our reputation and our ability to conduct our business may be materially adversely affected.

We rely heavily on third-party commerce platforms to conduct our businesses. If one of those platforms is compromised, our business, financial condition and results of operations could be harmed.

We intend to rely upon third-party commerce platforms, including Shopify. We also rely on e-mail service providers, bandwidth providers, Internet service providers and mobile networks to deliver e-mail and “push” communications to customers and to allow customers to access our website.

Any damage to, or failure of, our systems or the systems of our third-party commerce platform providers could result in interruptions to the availability or functionality of our website and mobile applications. As a result, we could lose customer data and miss order fulfillment deadlines, which could result in decreased sales, increased overhead costs, excess inventory and product shortages. If for any reason our arrangements with our third-party commerce platform providers are terminated or interrupted, such termination or interruption could adversely affect our business, financial condition, and results of operations. We exercise little control over these providers, which increases our vulnerability to problems with the services they provide. We could experience additional expense in arranging for new facilities, technology, services and support. In addition, the failure of our third-party commerce platform providers to meet our capacity requirements could result in interruption in the availability or functionality of our website and mobile applications.

Failure to comply with federal, state and foreign laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, could adversely affect our business and our financial condition.

We may collect, store, process, and use personal information and other customer data, and we rely in part on third parties that are not directly under our control to manage certain of these operations and to collect, store, process and use payment information. Due to the volume and sensitivity of the personal information and data we and these third parties manage and expect to manage in the future, as well as the nature of our customer base, the security features of our information systems are critical. A variety of federal, state and foreign laws and regulations govern the collection, use, retention, sharing and security of this information. Laws and regulations relating to privacy, data protection and consumer protection are evolving and subject to potentially differing interpretations. These requirements may not be harmonized, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices may not have complied or may not comply in the future with all such laws, regulations, requirements and obligations.

We expect that new industry standards, laws and regulations will continue to be proposed regarding privacy, data protection and information security in many jurisdictions. We cannot yet determine the impact such future laws, regulations and standards may have on our business. Complying with these evolving obligations is costly. For instance, expanding definitions and interpretations of what constitutes “personal data” (or the equivalent) within the United States and elsewhere may increase our compliance costs and legal liability. A significant data breach or any failure, or perceived failure, by us to comply with any federal, state or foreign privacy or consumer protection-related laws, regulations or other principles or orders to which we may be subject or other legal obligations relating to privacy or consumer protection could adversely affect our reputation, brand and business, and may result in claims, investigations, proceedings or actions against us by governmental entities or others or other penalties or liabilities or require us to change our operations and/or cease using certain data sets. Depending on the nature of the information compromised, we may also have obligations to notify users, law enforcement or payment companies about the incident and may need to provide some form of remedy, such as refunds, for the individuals affected by the incident.

We are subject to risks related to online payment methods.

We accept payments using a variety of methods, including credit card and debit card. As we offer new payment options to customers, we may be subject to additional regulations, compliance requirements and fraud. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower profitability. We are also subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. As our business changes, we may also be subject to different rules under existing standards, which may require new assessments that involve costs above what we currently pay for compliance. If we fail to comply with the rules or requirements of any provider of a payment method we accept, if the volume of fraud in our transactions limits or may, among other things, be subject to fines or higher transaction fees and may lose, or face restrictions placed upon, our ability to accept credit card and debit card payments from customers or facilitate other types of online payments. If any of these events were to occur, our business, financial condition and operating results could be materially adversely affected. We occasionally receive orders placed with fraudulent credit card data. We may suffer losses as a result of orders placed with fraudulent credit card data even if the associated financial institution approved payment of the orders. Under current credit card practices, we may be liable for fraudulent credit card transactions. If we are unable to detect or control credit card fraud, our liability for these transactions could harm our business, financial condition and results of operations.

Significant merchandise returns or refunds could harm our business.

We allow our customers to return products or offer refunds, subject to our return and refunds policy. If merchandise returns or refunds are significant or higher than anticipated and forecasted, our business, financial condition, and results of operations could be adversely affected. Further, we modify our policies relating to returns or refunds from time to time, and may do so in the future, which may result in customer dissatisfaction and harm to our reputation or brand, or an increase in the number of product returns or the amount of refunds we make.

Risks Related to the Private Placements under the SPA

Future sales of shares of our common stock or the perception in the public markets that these sales may occur, may depress our stock price.

The market price of our common stock could decline significantly as a result of sales of a large number of shares of our common stock in the market. In addition, if our significant stockholders sell a large number of shares, or if we issue a large number of shares, the market price of our common stock could decline. Any issuance of additional common stock, or common stock equivalents by us would result in dilution to our existing stockholders. Such issuances could be made at a price that reflects a discount to the then-current trading price of our common stock. Moreover, the perception in the public market that stockholders may sell shares of our stock or that we may issue additional shares of common stock could depress the market for our shares and make it more difficult for us to sell equity securities at any time in the future if at all.

The selling stockholders may sell their shares of common stock in the open market, which may cause our stock price to decline.

The selling stockholders may sell the shares of common stock being registered in this offering in the public market. That means that up to 3,119,731 shares of common stock, the number of shares being registered in this offering, may be sold in the public market. Such sales will likely cause our stock price to decline.

The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock, although the selling stockholders have agreed to refrain from any short sales during the time the note is outstanding.

We are registering 3,119,731 common shares to be issued upon the conversion of a note and warrants for resale by the selling stockholders. The sale of such shares could depress the market price of our common stock.

As of the date of this prospectus, we have issued to the investor a note with principal amount of $833,333 and a warrant to purchase 275,612 shares of our common stock, and a warrant to the advisor to purchase 84,187 shares of our common stock. Upon filing the registration statement on which this prospectus forms a part, we have agreed to issue to the investor a note with a principal amount of $277,778 and a warrant to purchase 91,871 shares of our common stock, and a warrant to the advisor to purchase 28,062 shares of our common stock. In all, we are registering for resale 3,119,731 common shares to be issued upon the conversion of the principal and interest under the notes and exercise of the warrants.

If we pay the principal, interest, and amortization redemption premium due to the investor in shares of our common stock to satisfy our obligations, based on the fixed conversion rate of $0.50 per share, we would have to issue to the investor 2,640,000 shares in satisfaction of our obligations. Moreover, if the rate equal to 80% of the lowest volume weighted average price during the 10 trading days immediately before the date of the amortization payment falls below the fixed conversion rate, we would be able to satisfy our amortization and interest payment obligations based on that lower conversion rate. As a result of this lower price, we would issue more shares to the investor, which would have a further dilutive effect on our shares and could depress the market price of our common stock.

The sale of any of these shares into the public market by the investor could depress the market price of our common stock. In addition, the terms upon which we will be able to obtain additional equity capital may be adversely affected in the event of downward market pressure, since the investor would likely convert if we were able to obtain any needed capital on terms more favorable to us than the conversion terms provided by the note. Further, any sales in the public market of any shares of common stock issued upon conversion or hedging or arbitrage trading activity that develops due to the potential conversion of principal and interest under our note could adversely affect prevailing market prices of our common stock.

We are registering less than the full amount of shares to be issued upon the conversions of notes and warrants pursuant to the SPA. The future registration of those shares could depress the market price of our common stock.

We are only currently registering shares that cover the amounts issuable under the first and second tranche notes and warrants to the investor and our warrant to the advisor. If the investor completes the third tranche of note and warrant issuances to the investor and warrant issuances to the advisor the outstanding aggregate principal amount under the notes issued to the investor would equal $1,944,444 and the outstanding warrants issued to the investor would be exercisable into 643,094 shares of our common stock. In addition, the potential payment of our amortization and interest payment obligations using shares of our common stock would result in the additional issuances of shares. The notes and warrants would have the same terms as those issued in the first and second tranche.

The selling stockholders may elect to enforce certain provisions of the Registration Rights Agreement that would require us to pay certain liquidated damages and affect our profitability.

We have entered into an Registration Rights Agreement with the selling stockholders. If we cannot meet certain obligations under these agreements, the Selling Stockholders have the right to collect partial liquidated damages equal to 2.0% multiplied by (i) the number of Registrable Securities and (ii) the Closing Sale Price or Closing Bid Price as of the trading day immediately prior to the Event Date. These liquidated damages are payable at the time of breach and each thirty day thereafter that the breach is not cured, with a maximum of 12% until cured. Any such payment would reduce the cash available for us to conduct our operations, causing us to slow our growth or seek additional financing that may not be advantageous to our business.

Sales by our stockholders of a substantial number of shares of our common stock in the public market could adversely affect the market price of our common stock.

A substantial portion of our total outstanding shares of common stock may be sold into the market at any time, or a substantial portion of our total outstanding shares of preferred stock may be converted to common stock and sold into the market at any time. Some of these shares are owned by the management of the Company, and we believe that such holders have no current intention to either convert their preferred stock into common stock or to sell a significant number of shares of their common stock into the market. If all of the major stockholders were to decide to sell large amounts of stock over a short period of time such sales could cause the market price of our common stock to drop significantly, even if our business is performing well.

Pursuant to the terms of the notes and related agreements, all of our assets, including our intellectual property, are subject to security interests and if we default on our obligations under the notes, we may suffer adverse consequences.

We pledged all of our assets, including our intellectual property, as collateral in connection with our issuances of the notes. If we default on our obligations under the notes, the investor may have the right to foreclose upon and sell, or otherwise transfer, the collateral subject to their security interests or their superior claim. In such event, we may be forced to sell our investments to raise funds to repay our outstanding borrowings in order to avoid foreclosure and these forced sales may be at times and at prices we would not consider advantageous. In addition, if the investor exercises its right to sell the assets pledged, such sales may be completed at distressed sale prices, thereby diminishing or potentially eliminating the amount of cash available to us after repayment of the amounts outstanding under the notes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements are generally identified by such words or phrases as “we expect,” “we believe,” “would be,” “will allow,” “expects to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions. While we provide forward-looking statements to assist in the understanding of our anticipated future financial performance, we caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date that we make them. Forward-looking statements are based on current expectations and assumptions that are subject to significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Except as otherwise required by law, we undertake no obligation to publicly release any updates to forward-looking statements to reflect events after the date of this quarterly report on Form 10-Q, including unforeseen events. Specifically, this quarterly report contains forward-looking statements regarding, among other items:

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our ability to establish principal sources of CBD supply;
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our ability to develop wholesale and retail sales channels for CBD end-product;
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our ability to satisfy expected demand for our products;
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our ability to obtain the personnel necessary for growth;
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our expectations regarding our business strategies, including our ability to implement our strategy and goals with respect to our acquisition of Exactus One World, LLC (“EOW”), including our ability to develop industrial hemp and manufacture CBD products;
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our intended use of liquidity;
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our expectations regarding future capital expenditures;
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our expectations with respect to pending or threatened litigation; and
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our ability to adopt regulatory compliant practices.
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our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on our operations and results of our business include, but are not limited to:
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our history of operating losses and lack of revenues to date;
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our limited cash resources and our ability to obtain additional funding necessary to develop our products and maintain liquidity;
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the success of our clinical trials through all phases of clinical development;
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the need to obtain regulatory approval of our products and any delays in regulatory reviews or product testing;
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market acceptance of, and our ability to commercialize, our products;
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competition from existing products or new products that may emerge;
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changes in technology;
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our ability and third parties’ abilities to protect intellectual property rights;
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potential product liability claims;
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our ability to maintain liquidity and adequately support future growth;
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changes in, and our ability to comply with, laws or regulations applicable to the life sciences or healthcare industries;
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our ability to attract and retain key personnel to manage our business effectively; and
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other risks and uncertainties described from time to time, in our filings made with the SEC.]

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

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our history of operating losses and lack of revenues to date;
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our limited cash resources and our ability to obtain additional funding necessary to develop our products and maintain liquidity;
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the success of our clinical trials through all phases of clinical development;
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the need to obtain regulatory approval of our products and any delays in regulatory reviews or product testing;
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market acceptance of, and our ability to commercialize, our products;
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competition from existing products or new products that may emerge;
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changes in technology;
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our dependence on the development and commercialization of our primary product, FibriLyzer, to generate revenues in the future;
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our dependence on and our ability to maintain the Licensing Agreement;
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our ability and third parties’ abilities to protect intellectual property rights;
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potential product liability claims;
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our ability to maintain liquidity and adequately support future growth;
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changes in, and our ability to comply with, laws or regulations applicable to the life sciences or healthcare industries;
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our ability to attract and retain key personnel to manage our business effectively; and
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other risks and uncertainties described from time to time, in our filings made with the SEC.

USE OF PROCEEDS

We will not receive any proceeds from the resale of our common shares by the selling stockholders, except for amounts received if warrants are exercised for cash. We cannot predict when or if the notes will be converted or the warrants exercised, and it is possible that the notes and warrants may expire and never be converted or exercised. Any proceeds received by us from the exercise of the warrants will be used for general corporate purposes, which may include working capital, capital expenditures, and research and development expenses.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the Securities offered by this prospectus, and such sales may be made at fixed prices, prevailing market prices at the time of the sale, varying prices determined at the time of sale, or negotiated prices.

MARKET FOR THE SECURITIES

Our common stock is listed on the OTCQB under the symbol “EXDI” and has been trading since July 1, 2015. No established public trading market existed for our common stock prior to July 1, 2015. The closing price of our common stock on the OTCQB on December 20, 2019 was $0.4498 per share. As of December 18, 2019, we had 40,848,558 shares of our common stock outstanding. As of December 18, 2019, we had 148 active record holders of our common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

In December 2018, the Company expanded its focus to pursue opportunities in Cannabidiol (“CBD”). This decision was based in part on the passing of The Hemp Farming Act of 2018. The Act was signed into law during December 2018 and removes hemp (cannabis with less than 0.3% THC) from the Schedule I controlled substances list. Following passage, CBD derived from industrial hemp became legal in the US under federal law and in all 50 states, opening the door to develop and sell hemp-based CBD products nationwide. The Company’s goal is to rapidly establish one or more principal sources of supply and to develop wholesale and retail sales channels for CBD end-products to be sold to humans and for animal health, such as nutraceuticals, supplements and pet and farm products. The Company intends to follow regulatorily compliant pathways by adopting practices established by the FDA for CBD.

On January 8, 2019 we entered into a Master Product Development and Supply Agreement (the “Development Agreement”) with Ceed2Med, LLC (“C2M”). C2M has provided the Company access to expertise, resources, skills and experience suitable for producing products with active phyto-cannabinoid (CBD) rich ingredients including isolates, distillates, water soluble, and proprietary formulations. Under the Development Agreement, we have been allotted a minimum of 50 and up to 300 kilograms per month, and up to 2,500 kilograms annually, of active phyto-cannabinoid (CBD) rich ingredients for resale. We expect to be able to offer tinctures, edibles, capsules, topical solutions and animal health products manufactured for us by C2M to satisfy demand for branded and white-label products that we intend to offer to sell in the future. The founders of C2M established their first CBD business in 2014. C2M will also be responsible for overseeing all farming and manufacturing activities of the Company.

Whereas, in consideration for the Development Agreement, C2M was issued 8,385,691 shares of our Common Stock on January 8, 2019. Additionally, the Company granted immediately vested 10-year options to purchase 750,000 shares of Common Stock to founders of C2M, with exercise price of $0.32 per share. As a result, C2M was our largest shareholder holding (inclusive of the vested options held by its founders) approximately 51% of our outstanding Common Stock on the date of the Development Agreement. These options were granted to two owners and a co-founder of C2M.C2M will provide personnel necessary for our growth. Utilizing C2M employees and facilities, the Company has been able to rapidly access resources and opportunities in the hemp-derived CBD industry. Emiliano Aloi of C2M became a member of our Advisory Board in January 2019 and was appointed President of the Company on March 11, 2019.

On March 11, 2019, with the assistance of C2M and assignment of rights, we acquired a 50.1% limited liability membership interest in Exactus One World, LLC, (“EOW”), an Oregon limited liability company, newly formed on January 25, 2019, in order to produce industrial hemp for our own use. EOW has leases starting on March 1, 2019 for approximately 200 acres of farmland in southwest Oregon for growing and processing industrial hemp, with a lease term of one year. The leases are renewable on a year-to-year basis. We acquired the 50.1% limited liability membership interest pursuant to a subscription agreement (the “Subscription Agreement”) and a Membership Interest Purchase Agreement (the “Purchase Agreement”). EOW will farm and process industrial hemp to be manufactured into cannabidiol (CBD) and related products.  EOW will be responsible for the Company’s initial efforts to pursue agricultural development, including farm soil preparation, planting, harvesting, transportation and drying.  We will be responsible for funding and the minority owners will be responsible for management, servicing and operating the farm properties.

On October 23, 2019, we amended the Amended and Restated Operating Agreement of EOW. Under the terms of the amendment, the minority members of EOW conveyed their 49.9% membership interest and rights to distributions related to the current 2019 hemp crop underway to the Company. As a result, the Company acquired the right to receive 100% of the distributions of net profit from the 2019 hemp crop on approximately 225 acres of farmland currently growing in Oregon. In addition, the members amended the payment schedule under which farm costs are required to be made by the Company. As consideration for the amendment, the Company agreed to issue 1,223,320 shares of its common stock, par value $0.0001 per share, to the minority members of EOW.

On July 31, 2019, we finalized and entered into a Management and Services Agreement in order to provide us project management and various other benefits associated with the farming rights, operations and opportunities with C2M, including assignment by C2M of C2M’s agreements and rights to acquire approximately 200 acres of hemp farming. Under the terms of the MSA, C2M agreed to provide further access to the opportunities and know-how of C2M, consented to the appointment of Emiliano Aloi, a seasoned hemp veteran previously an advisor and currently our President, and to provide to us and EOW additional services consisting of, among other things:

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right of participation for further investment and business opportunities in order to rapidly expand our business and operations in hemp-derived CBD;

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executive, sourcing, vendor, product, production and other expertise and resources;

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appointment of Aloi to the position of President;

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introductions to farming and other financing;

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designs for international “Hemp-Café” store design and franchise opportunities including plans, drawings, approvals and authorizations, leads and contacts;

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access to leasing of prime real estate in Delray Beach Florida with an option to purchase, and the continuing assistance of the founder of C2M in connection with management, design, and promotion of the project;

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drawings, designs and specifications for extraction, production and manufacturing facilities and resources;

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brand development and support services.

We finalized the compensation arrangements for C2M as contemplated in connection with the March 2019 transactions and the additional agreements with C2M under the MSA following tax, accounting and legal review including the treatment of the issuance of preferred stock in connection with the transactions. On July 31, 2019, we granted 10,000 Series E Preferred in connection with the Management and Services Agreement (the “MSA”) with C2M, our largest shareholder. In October 2019, we entered into an amendment to the MSA (the “MSA Amendment”). The MSA Amendment extended the termination date of the MSA to December 31, 2024 and expanded the scope of services to be provided by C2M to us. The MSA Amendment was approved by a majority of the disinterested directors of the Company.

Results of Operations

Three and Nine months ended September 30, 2019 and 2018:

Net Revenues The Company is principally engaged in the business production and selling of products made from industrial hemp. During the three and nine months ended September 30, 2019, we generated total revenues of $60,153 and $215,816, respectively, from the sale of CBD products, including revenues from a related party of $12,140 and $52,659 for the three and nine months ended September 30, 2019. We did not have comparable revenues during the three and nine months ended September 30, 2018.

Cost of Sales The primary components of cost of sales include the cost of the CBD product and shipping fees. For the three and nine months ended September 30, 2019, the Company’s cost of sales amounted to $100,418 and $216,205, respectively which represents purchase of CBD products from C2M. C2M is a majority stockholder of the Company. We did not have comparable cost of sales during the three and nine months ended September 30, 2018.

Operating Expenses

For the three months ended September 30, 2019, we incurred $2,062,677 in operating expenses as compared to $425,927 for the three months ended September 30, 2018, an increase of $1,636,750 or 384%. For the nine months ended September 30, 2019, we incurred $5,803,458 in operating expenses as compared to $1,851,525 for the nine months ended September 30, 2018, an increase of $3,951,933 or 213%. The increase in operating expenses consisted of the following:

General and administrative expenses increased by $1,087,961, or 360%, from $301,859 for the three months ended September 30, 2018 to $1,389,820 for the three months ended September 30, 2019, primarily due to increase in marketing and advertising expenses of approximately $365,000, increase in amortization of intangible asset and depreciation expenses of approximately $284,000, increase compensation of $159,000 due to severance fee paid to our former CEO and additional hiring of new employees, increase lease expense of $121,000 related to our commercial lease, and increase in other related general administrative expenses related of approximately $159,000 primarily due to travel expenses and increase in operations.

General and administrative expenses increased by $1,445,721, or 100%, from $1,446,867 for the nine months ended September 30, 2018 to $2,892,588 for the nine months ended September 30, 2019, primarily due to increase in marketing and advertising expenses of approximately $638,000, increase in amortization of intangible asset and depreciation expenses of approximately $595,000, increase lease expense of $174,000 related to our commercial lease and increase in other general administrative expenses of approximately $227,000 primarily due to travel expenses and increase in operations offset by a decrease in compensation of $189,000 due to a decrease in contractual bonuses and stock options given to management.

Professional and consulting fees increased by $613,789, or 1,251%, from $49,068 for the three months ended September 30, 2018 to $662,857 for the three months ended September 30, 2019, due to increase in hiring of consultants for business development and investor relations services, increase in accounting fees and legal fees related to our public company filings, and increase stock based consulting fees related with the grant of stock options and stocks issued to consultants and C2M.

Professional and consulting fees increased by $2,694,237, or 1,500%, from $179,658 for the nine months ended September 30, 2018 to $2,873,895 for the nine months ended September 30, 2019 due to increased stock based consulting fees related with the grant of stock options and warrants, issuance of stocks to consultants and C2M, increase in hiring of consultant for business development and investor relations services, and increase in accounting fees and legal fees related to our public company filings.

Research and development decreased by $65,000, or 87%, from $75,000 for the three months ended September 30, 2018 to $10,000 for the three months ended September 30, 2019. Research and development decreased by $188,025 or 84%, from $225,000 for the nine months ended September 30, 2018 to $36,975 for the nine months ended September 30, 2019, as the Company delays projects until additional funds are raised.

Other Expenses, net

Derivative loss decreased by $818,355 for the three months ended September 30, 2019 as compared to the three months ended September 30, 2018, and derivative loss increased by $937,524, or 181%, from $(517,205) for the nine months ended September 30, 2018 to $(1,454,729) for the nine months ended September 30, 2019, due to the issuance of new convertible notes in 2019 and adjustments to fair value.

Gain on stock settlement of debt increased by $3,004,629, or 100%, from $0 for the nine months ended September 30, 2018 to $3,004,629 for the nine months ended September 30, 2019 due to the conversion of notes and interest into common and preferred shares during the nine months ended September 30, 2019. We did not have comparable gains or losses during the three months ended September 30, 2018 or September 30, 2019, respectively.

Interest expense decreased by $125,059, or 98%, from $127,164 for the three months ended September 30, 2018 to $2,105 for the three months ended September 30, 2019, and decreased by $11,434, or 3%, from $382,971 for the nine months ended September 30, 2018 to $371,537 for the nine months ended September 30, 2019. The decrease in interest expense is primarily related to the decrease in principal amounts of the notes due to the conversion of the notes payable into shares and repayment of notes during the nine months ended September 30, 2019.

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017:

General and administrative expenses increased by $713,298, or 59%, from $1,219,309 for the year ended December 31, 2017 to $1,932,607 for the year ended December 31, 2018, largely due to contractual bonuses and stock options given to management to retain executive staff.

The Company entered into new employment agreements with our Chief Executive Officer, our Executive Vice President, and our Chief Financial Officer effective December 1, 2018. Under these agreements, the executives agreed to terminate predecessor employment agreements and agreed to release the Company from any and all obligations under the predecessor agreement for any amounts that could have been due or owing, including, without limitation, compensation, bonuses and other payments. On February 21, 2019, the Company executed a termination agreement and mutual release with the Chief Business Officer. The agreement contains mutual releases between the parties. As a result of these agreements, the Company recognized $1,355,372 in debt forgiveness which was recorded under additional paid in capital.

Professional fees decreased by $295,903, or 59%, from $499,522 for the year ended December 31, 2017 to $203,619 for the year ended December 31, 2018, due to decreased legal services.

Research and development decreased by $56,706, or 16%, from $356,076 for the year ended December 31, 2017 to $300,000 for the year ended December 31, 2018, as the Company delays projects until additional funds are raised.

Impairment loss decreased by $1,050,000, or 100%, from $1,050,000 for the year ended December 31, 2017 to $0 for the year ended December 31, 2018, due to impairment of the Company’s license and prepaid clinical trial due to cash constraints to manufacture materials needed for trial.

Derivative loss increased by $161,494, or 24%, from $667,200 for the year ended December 31, 2017 to $828,694 for the year ended December 31, 2018, due to the issuance of new convertible notes in 2018 and adjustments to fair value.

Loss on stock settlement increased by $607,929, or 100%, from $0 for the year ended December 31, 2017 to $607,929 for the year ended December 31, 2018, due to issuing shares to settle accounts payable balances and conversion of convertible notes and interest.

Interest expense increased by $395,902, or 577%, from $68,568 for the year ended December 31, 2017 to $464,470 for the year ended December 31, 2018, due to the issuance of new convertible notes in 2018, and the amortization of discounts related to convertible notes.

 As a result of the foregoing, we generated a loss from operations of $2,436,226 for the year ended December 31, 2018 as compared to an operating loss of $3,124,907 for the year ended December 31, 2017, a change of $688,681.

 As a result of the foregoing, we generated a net loss of $4,337,319 for the year ended December 31, 2018 as compared to a net loss of $3,860,675 for the year ended December 31, 2017, a change of $476,644.

Net Loss

As a result of the foregoing, we generated a net loss from operations of $2,108,047 for the three months ended September 30, 2019 as compared to a net loss from operations of $1,595,271 for the three months ended September 30, 2018 and net loss from operations of $4,625,484 for the nine months ended September 30, 2019 as compared to a net loss from operations of $3,228,827 for the nine months ended September 30, 2018, as a result of the discussion above.

As a result of the foregoing, we generated a net loss available to stockholders of $1,934,367 or $(0.05) per common share – basic and diluted, for the three months ended September 30, 2019 as compared to a net loss of $1,595,271 or $(0.33) per common share – basic and diluted, for the three months ended September 30, 2018, as a result of the discussion above.

As a result of the foregoing, we generated a net loss available to stockholders of $5,168,306 or $(0.16) per common share – basic and diluted, for the nine months ended September 30, 2019 as compared to a net loss of $3,228,827 or $(0.69) per common share – basic and diluted, for the nine months ended September 30, 2018, as a result of the discussion above.

Liquidity and Capital Resources

Since our inception in 2008, we have generated losses from operations. As of September 30, 2019, our accumulated deficit was $15,706,198.  As of September 30, 2019, we had $5,686 of cash. Accordingly, we will need to obtain further funding through public or private equity offerings, debt financing, collaboration arrangements or other sources. The issuance of any additional shares of Common Stock, preferred stock or convertible securities could be substantially dilutive to our shareholders. In addition, adequate additional funding may not be available to us on acceptable terms, or at all. If we are unable to raise capital, we will be forced to delay, reduce or eliminate our research and development programs and may not be able to continue as a going concern.

The Company has principal outstanding balance of $100,000 from convertible notes as of September 30, 2019. The convertible notes bear interest at a rate of 5% per annum and will mature on February 1, 2023 (see Note 8).

Nine Months ended September 30, 2019 and 2018

Net cash used in operating activities for the nine months ended September 30, 2019 was $5,027,674, due to our net loss of $4,625,484, offset by non-cash charges related to convertible loan notes derivative loss of $1,454,729, amortization of debt discounts of $339,806, amortization of intangible assets of $558,024, amortization prepaid stock-based expenses of $110,416, depreciation expense of $36,720, deferred rent of $42,279 and stock-based compensation of $2,376,050 offset by $3,004,629 for a debt settlement gain. Net changes in assets and liabilities totaled of $2,324,992, which is primarily attributable to increases in total accounts receivable of $137,692, inventory of $2,298,919, prepaid expenses and other current assets of $94,758, and total accounts payable and accrued expenses of $261,613.

Net cash used in operating activities for the nine months ended September 30, 2018 was $407,924. We recorded a net loss for the nine-month period of $3,228,827. Increases in accounts payable and accrued expenses increased cash by $857,630. Other items in uses of funds from operations included non-cash charges of stock-based compensation, derivative gain, amortization of debt discount and debt issuance costs, and loss on debt settlement in stock which collectively totaled $1,939,179.

Net cash used in investing activity for the nine months ended September 30, 2019 was $2,053,703. We paid cash for the purchase of membership interest in subsidiary for $1,467,500 in connection with a Purchase Agreement and purchase of equipment for $586,203 as compared to none during the prior period.

Net cash provided by financing activities for the nine months ended September 30, 2019 was $7,085,103, due to proceeds from sale of our Common Stock of $7,012,046, net proceeds from the issuance of notes payable and convertible notes $221,129, advance from related party of $231,035 offset by note repayments of $218,572 and repayment on related party advances of $160,535.  Net cash provided by financing activities for the nine months ended September 30, 2018 was $248,000 due to proceeds from our issuance of shares of Series D Preferred Stock of $50,000, the issuance of promissory notes, and convertible loan notes $223,000 offset by convertible loan payments of $25,000.

Year ended December 31, 2018 and 2017

Net cash used in operating activities for the year ended December 31, 2018 was $465,755, due to our net loss of $4,337,319, offset by non-cash charges related to convertible loan notes derivative expense of $828,694, amortization of debt discounts of $405,173, $607,929 for a debt settlement loss, stock-based compensation of $227,394, $526,000 for stock payments, and warrant expense of $138,679. Changes in assets and liabilities totaled a gain of $1,137,695, which primarily consisted of an increase in accrued expenses of $905,946 and increase in account payable of $188,378.

Net cash used in operating activities for the year ended December 31, 2017 was $1,234,921. We recorded a net loss of $3,860,675 for the period. Other items in uses of funds from operations included non-cash charges related to convertible loan notes derivative expense of $667,200 and interest expense of $52,795, $78,315 for a debt settlement loss and impairment of assets of $1,050,000. Changes in assets and liabilities totaled a gain of $777,444, which primarily consisted of an increase in accrued expenses of $523,757 and increase in account payable of $210,241.

Net cash provided by financing activities for the year ended December 31, 2018 was $306,500 due to $178,100 in proceeds from convertible loan notes, $103,400 in proceeds from the issuance of a note payables, $50,000 of net proceeds from sale of Series D Preferred Stock and the repayment of $25,000 of principle on convertible notes.

Net cash provided by financing activities for the year ended December 31, 2017 was $340,800 due to $267,800 in proceeds from convertible loan notes, $48,000 in proceeds from the issuance of a note payables, and $25,000 proceeds from sale of Series B-2 Preferred Stock.

Going Concern

The audit report prepared by our independent registered public accounting firm relating to our financial statements for the year ended December 31, 2018 includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. We have concluded that the circumstances described above continue to raise substantial doubt about our ability to continue as a going concern as of September 30, 2019.

Off-Balance Sheet Arrangements

As of September 30, 2019, we had no material off-balance sheet arrangements.

In the normal course of business, we may be confronted with issues or events that may result in a contingent liability. These generally relate to lawsuits, claims or the actions of various regulatory agencies. We consult with counsel and other appropriate experts to assess the claim. If, in our opinion, we have incurred a probable loss as set forth by accounting principles generally accepted in the United States, an estimate is made of the loss and the appropriate accounting entries are reflected in our financial statements. After consultation with legal counsel, we do not anticipate that liabilities arising out of currently pending or threatened lawsuits and claims will have a material adverse effect on our financial position, results of operations or cash flows.

Critical Accounting Estimates and New Accounting Pronouncements

Critical Accounting Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts and related disclosures in the financial statements. Management considers an accounting estimate to be critical if it requires assumptions to be made that were uncertain at the time the estimate was made, and changes in the estimate or different estimates that could have been selected could have a material impact on our results of operations or financial condition.

Application of Significant Accounting Policies

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may, therefore, not be comparable to those of companies that comply with such new or revised accounting standards.

Recent Accounting Pronouncements

In January 2017, the FASB issued Accounting Standards Update 2017-04, “Intangibles-Goodwill and Other: Simplifying the Test for Goodwill Impairment” (ASU 2017-04). The standard simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Under the amendments of ASU 2017-04, an entity should perform its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity will recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, but the loss cannot exceed the total amount of goodwill allocated to the reporting unit. ASU 2017-04 is effective for the calendar year ending December 31, 2020. The amendments require a prospective approach to adoption and early adoption is permitted for interim or annual goodwill impairment tests. The Company is currently evaluating the impact of this standard.

In June 2016, the FASB issued ASU 2017-13, Financial Instruments-Credit Losses. The standard requires a financial asset (including trade receivables) measured at amortized cost basis to be presented at the net amount expected to be collected. Thus, the income statement will reflect the measurement of credit losses for newly-recognized financial assets as well as the expected increases or decreases of expected credit losses that have taken place during the period. This standard will be effective for the calendar year ending December 31, 2020. The Company is currently in the process of evaluating the impact of adoption of this ASU on its consolidated financial statements.

In July 2017, the FASB issued ASU No. 2017-11, which amends the FASB Accounting Standards Codification. Part I of ASU No. 2017-11, Accounting for Certain Financial Instruments with Down Round Features, changes the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. The guidance is effective for reporting periods beginning after December 15, 2018 and interim periods within those fiscal years. Early adoption is permitted. The adoption of this guidance had no impact on the Company’s condensed consolidated financial statements.

We have reviewed the FASB issued ASU accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

BUSINESS

We are a Nevada corporation organized under the name Solid Solar Energy, Inc in 2008 and renamed Exactus, Inc. in 2016. We began to pursue opportunities in Cannabidiol, which we refer to as CBD, in 2019.

In December 2018, we expanded our focus to pursue opportunities in hemp-derived CBD. This decision was based in part on the passing of the 2018 Farm Bill, known as the Agriculture Improvement Act of 2018, which will remain in force through 2023. The 2018 Farm Bill authorized the production of hemp and removed hemp and hemp seeds from the Drug Enforcement Administration’s, or the DEA’s, schedule of Controlled Substances. It also directed the U.S. Department of Agriculture, or the USDA, to issue regulations and guidance to implement a program to create a consistent regulatory framework around production of hemp throughout the United states. On October 31, 2019, the USDA, Agricultural Marketing Services, issued an interim final rule (with request for comments). The rule outlines provisions for the USDA to approve plans submitted by states and Indian tribes. The U.S. Domestic Hemp Production Program establishes federal regulatory oversight of the production of hemp in the U.S. The program authorizes the USDA to approve plans submitted by states and Indian tribes for the domestic production of hemp and establishes a federal plan for producers in states or territories that choose not to administer a state or tribe specific plan, provide the state or tribe does not ban hemp production.

Prior to the 2018 Farm Bill, Cannabis sativa L. with delta-9 tetrahydrocannabinol, or THC, levels greater than 0.3% fell within the definition of “marijuana” under the Controlled Substances Act, or the CSA, and was therefore a Schedule I controlled substance unless it fell under a narrow range of exceptions (e.g., the “mature stalks” of the plant). As a result, many aspects of domestic production of what is now defined as hemp was limited to persons registered under the CSA to do so. Under the Agricultural Act of 2014, which we refer to as the 2014 Farm Bill, State departments of agriculture and institutions of higher education were permitted to produce hemp as part of a pilot program for research purposes. The authority for hemp production provided in the 2014 Farm Bill was extended by the 2018 Farm Bill, which was signed into law on December 20, 2018.

Our goal is to rapidly establish one or more principal sources of supply and to develop wholesale and retail sales channels for CBD end-products to be sold to humans and for animal health, such as nutraceuticals, supplements and pet and farm products.

We expect to realize revenue through our efforts, if successful, to sell wholesale and retail finished products to third parties. However, as we are in a start-up phase in a new business venture in a rapidly evolving industry, many of our costs and challenges are new and unknown. In order to fund our activities, we will need to raise additional capital either through the issuance of equity and/or the issuance of debt. In the event we are unsuccessful in raising sufficient additional capital to fund our efforts, we may need to curtail, abandon or delay our plans to enter into this segment.

Our principal executive offices are located at 80 NE 4th Avenue, Suite 28 Delray Beach, FL 33483 and our telephone number is (561) 455-4822.

Farming Operations

On March 11, 2019, we acquired a 50.1% limited liability membership interest in Exactus One World, LLC, an entity formed on January 25, 2019 and which we refer to as EOW, in order to produce hemp. EOW holds one year leases, which commenced on March 1, 2019, for approximately 200 acres of farmland in southwest Oregon for growing and processing hemp. The leases are renewable on a year-to-year basis. EOW will farm and process hemp to be manufactured into CBD and related products, sold or processed as biomass and other agricultural products.  EOW will be responsible for our initial efforts to pursue agricultural development, including farm soil preparation, planting, harvesting, transportation and drying. We are responsible for funding and the minority owners will be responsible for management, servicing and operating the farm properties.

On October 23, 2019, we amended the Amended and Restated Operating Agreement of EOW. Under the terms of the amendment, the minority members of EOW conveyed their 49.9% membership interest and rights to distributions related to the current 2019 hemp crop to us. As a result, we acquired the right to receive 100% of the distributions of net profit from the 2019 hemp crop. In addition, the members amended the payment schedule under which farm costs are required to be made by us.

Green Goddess Extracts, LLC

On July 31, 2019, we entered into an Asset Purchase Agreement with Green Goddess Extracts, LLC, a manufacturer and formulator of a premium line of hemp-derived products sold through distributers and online. Under the agreement, we acquired assets of Green Goddess consisting principally of its right and interest in the Green Goddess brand, inventory, customer list, and intellectual property, including IP addresses and trademarks. We also entered into an option to acquire Green Goddess’ vape assets, and entered into an employment agreement with its founder. In return, we paid Green Goddess $250,000 in cash and issued 250,000 shares of our common stock. Prior to the execution of the agreement, Green Goddess was a contract manufacturer for us. As of the date hereof we owe $166,668 which remains unpaid under the agreement.

Additional Brands

We have taken steps to introduce Green GoddessTM brands, LeVor CollectionTM, Paradise CBDTM and ExactusTM, for selected markets which, as of the date of this prospectus, have not resulted in material revenues.

Industrial Hemp

We seek to take advantage of an emerging worldwide trend to utilize the production of industrial hemp in consumer products. Hemp is being used today in cosmetics, nutritional supplements, and animal feed, where we also intend to focus our efforts. The market for hemp-derived products is expected to increase substantially over the next five years, and we are endeavoring to prepare the Company to be positioned as a significant player in the industry. According to industryreports, CBD is expected to conservatively generate sales of $16 billion by 2025. In one survey, nearly 7% (of 2,500 respondents) reported using CBD as a supplement in January 2019, with retail sales of CBD consumer products in 2018 estimated as being only between $600 million and $2 billion.

According to the report, cannabis’ therapeutic potential is attributable to the valuable overlap between phyto-cannabinoids (i.e. plant-derived cannabinoids) and the endogenous cannabinoid system in humans, termed a “therapeutic handshake”. Clinical trial results to date demonstrate few adverse effects from oral CBD doses of up to 1,500 mg/day or up to 30 mg IV. The scientific understanding of CBD’s clinical effects is based mostly on studies in specific indications, like epilepsy. GW Pharma’s Epidiolex (a highly potent, pure formulation of CBD) was approved by the FDA in 2018 for the treatment of seizures associated with Lennox-Gastaut syndrome and Dravet syndrome, and other companies have clinical trials underway in seizure disorders.

Healthcare

CBD products appear to be gaining traction with independent pharmacies. The industry, including the Company, has also been approached by several large chain pharmacies with inquiries concerning sourcing, quality, accountability and volume. According to the report, pharmacies likely find the high-margin profile of CBD attractive, similar to over-the-counter drugs. We believe pharmacies will appreciate our “seed-to-consumer” approach and our cGMP manufacturing focus and our planned QR Code traceability and reporting.

Currently, CBD products are not a covered benefit, or an extra benefit, under managed care, insurance, Medicare, Medicaid or any state programs. This will likely continue to be the case for the intermediate term. Legal issues and confusion concerning legality, lack of FDA regulation and availability as an OTC medication will likely continue for an indefinite period impeding adoption and payor acceptance.

Competition

We believe a multitude (hundreds) of companies, large and small, including mom and pops, have launched or intend to launch retail brands and white label products containing CBD. Many of these are offering CBD and are dependent upon third parties to provide raw material inventory for sale. We believe this makes many of the participants in the industry vulnerable to shortages, quality issues, reliability and pricing variability. While we also intend to pursue retail and white label strategies, we believe our relationship with C2M may provide supply chain efficiencies that will put us among the few companies that maintain a competitive pricing and supply advantage, poised for revenue growth during 2019 and beyond, and that our farming initiative will also provide us a competitive advantage by reducing our reliance on third parties.

The CBD-based consumer product industry is highly fragmented with numerous companies, many of which are under-capitalized. There are also large, well-funded companies that currently do not offer hemp-based consumer products including large agribusiness companies such as Cargill and Tyson Foods, but may do so in the future and become significant competitors.

Our goal is to rapidly establish one or more principal sources of supply and to develop wholesale and retail sales channels for end-products, such as nutraceuticals, supplements and pet and farm products. We intend to follow regulatorily compliant pathways by adopting practices established by the FDA for CBD and to pursue FDA approval for our activities upon adoption of federal regulations, including conducting independent clinical and non-clinical trials.

Companies such as CV Sciences, Inc. (OTCQB:CVSI) in the US and recent acquisitions by Canadian cannabis producers reflect the growing acceptance of CBD products as a lynchpin for growth. Transactions such as Tilray, Inc.3 (NASDAQ:TLRY-Manitoba Harvest $419 million February 2019), cbdMD Inc. (NYSE:YCBD - Cure Based Development LLC December 2018), and Aurora Cannabis, Inc. (OTCQB:ACBFF–Agropro UAB EUR6.5 million)5 reflect the growing interest and M&A activity in the industry among our competition and increasing consolidation.

Non-CBD Competition. We do not intend to offer and do not compete with companies that offer cannabis products containing high levels of psychoactive THC. Although legal in some states, and in Canada, we do not intend to enter into this market. We may offer our industrial-hemp based products in dispensaries, but will not compete with any medical or recreational marijuana sellers for high THC content sales due to legal and regulatory restrictions and uncertainty in the United States. Because of regulatory challenges facing marijuana companies in the United States, the vast majority of the companies focused on THC are Canadian and foreign, although several have begun to pursue domestic activities in states that permit marijuana sales. Federal law does not generally recognize marijuana (or hemp that exceeds 0.3% THC) as lawful, although that may change in the future. Because of these factors, our competitors that have focused exclusively on CBD are limited.

Retail Competition. Many of our competitors are private companies and as a result, little or no reliable information is available. Of the publicly reporting companies, we believe many of the CBD companies are principally focused on high THC content marijuana.

Retail Strategy

Our focus will include establishing wholesale and retail distribution by developing our own brands, selling white label branded products to others and making acquisitions of existing businesses engaged in marketing or sales, in both online and retail channels. We may supply to wholesalers, retailers, and distribution centers as we seek to launch our retail strategy. We intend to initially focus on developing products to reach medical and health communities to be sold or promoted by or through medical professionals such as internists, dermatologists, osteopaths, chiropractors, pharmacists, and other holistic or natural products purveyors, but will not be limited to such efforts. We intend to focus on higher margin opportunities utilizing online sales and sales in stores, offices or pharmacies.

Source and Availability of Raw Materials

C2M has historically sourced raw materials from well-established and well-recognized hemp growers in the United States. C2M also maintains ownership positions in several farms. We have established access to C2M for their raw material supply, and continue to explore and develop other options to ensure that we can meet the expected demand for bulk hemp products well into the future. Accordingly, we are heavily reliant upon the continued success of C2M and our ability to maintain good relations with C2M in order to have a source of raw materials and opportunities to pursue our plans in the future. C2M is a recently formed privately-owned limited liability company and as a result limited information about C2M is available.

Environmental Matters

Compliance with federal, state and local requirements regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, have not had, nor are they expected to have, any direct material effect on our capital expenditures, earnings or competitive position, however such factors could indirectly affect us, and could affect C2M, as well as participants in the supply chain for our products, and our business, operations, vendors or suppliers.

Point of Care Diagnostics

As previously reported under “Business” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, the second segment of our business is the development of point of care diagnostic devices. We have since February 2016 been developing devices for measuring proteolytic enzymes in the blood, known as the FibriLyzer and collagenase levels in the blood, known as the MatriLyzer. We are considering seeking to obtain and evaluate technology that could also be useful in laboratory and field testing for CBD and THC levels, useful in the manufacture of CBD products. We believe our diagnostic business has been severely hampered by a shortage of capital for development and as a result our licenses for the underlying technology FibriLyzer and MatriLyzer technology have been threatened and may be discontinued. We have received notice of termination of certain of our licenses for non-payment of fees. For the past 9 months, we have been engaged in discussions with third-parties regardingfunding and a possible third-party merger candidate to develop our diagnostic business. Accordingly, we have determined to continue to look for third-parties to partner with and/or buyers to invest in or acquire this business segment. If successful, we could sell or license our rights to third parties with substantially greater resources than us. We also may be required to terminate this segment and may not realize any benefit from our prior investment in developing this business.

Employees

As of December 27, 2019, we have 10 employees, all of which are full time.

Properties

              We entered into three farm leases, which we entered into through our majority-owned subsidiary, EOW. Two of the leases are located in Cave Junction, Oregon and the third lease is located in Glendale, Oregon. EOW will farm and process industrial hemp on the farm leases, which hemp will be manufactured into cannabidiol (CBD) and related products.

              We have leased a small office in Delray Beach Florida to establish operations in close vicinity to our partner C2M, and it is anticipated that corporate functions will move to this location and staff will be hired as required to meet our growth. If additional or alternative space is needed in the future, we believe such space will be available on commercially reasonable terms as necessary.

LEGAL PROCEEDINGS

On September 25, 2019, Jonathan Gilbert, a former director, filed and served a complaint against us in the U.S. District Court - Eastern District of New York. The complaint alleges that Mr. Gilbert is entitled to retain certain cancelled equity awards and seeks specific performance and damages. We have filed a notice of removal and intend to vigorously defend the allegations as it believes the claims are without merit.

From time to time, we may become involved in legal proceedings arising in the ordinary course of business. We are unable to predict the outcome of any such matters or the ultimate legal and financial liability, and at this time cannot reasonably estimate the possible loss or range of loss and accordingly have not accrued a related liability.

SELLING STOCKHOLDERS

The shares of common stock being offered for resale by the selling stockholders pursuant to the registration statement of which this prospectus forms a part are the shares of common stock issuable to the selling stockholders pursuant to the terms of the notes and upon exercise of the warrants. For additional information regarding the issuance of those notes and warrants, the section of this prospectus entitled “Private Placement of Convertible Notes and Warrants”. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the notes and the warrants issued pursuant to the SPA, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of shares of common stock by the selling stockholders. The first column lists the number of shares of common stock beneficially owned by the selling stockholders, based on its ownership of the notes and warrants, as of the filing of the registration statement on which this prospectus forms a part, assuming conversion of principal and interest under all notes at the conversion price in effect as of the trading day immediately preceding the date the registration statement is initially filed with the SEC and exercise of warrants that are held by the selling stockholders on that date. This amount includes shares beneficially owned as a result of the issuance of notes and warrants in the first and second tranche pursuant to the SPA. The second column lists the shares of common stock being offered by this prospectus by the selling stockholders. The third column lists the shares of common stock held by each selling stockholders after completion of this offering, and assumes full conversion of principal and interest under the notes and the full exercise of the warrants held by the selling stockholders and that the selling stockholders subsequently sell all of the shares covered by this prospectus. The fourth column lists the percentage ownership held by the selling stockholders after completion of this offering to the extent such percentage exceeds 1% of the total number of shares of common stock outstanding at that time. The information presented regarding the selling stockholders is based, in part, on information the selling stockholders provided to us in writing specifically for use in this prospectus. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

In addition to the assumptions described above, beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power over securities. To our knowledge, unless otherwise indicated, the selling stockholders named in the table below has sole voting and investment power with respect to its shares of common stock. Percentage of beneficial ownership is based on 40,848,558 shares of our common stock outstanding as of December 18, 2019.

		Number of Shares of Common Stock Owned Prior to Offering	Percentage of Shares of Common Stock Owned Prior to Offering	Shares of Common Stock Underlying Notes Offered Hereby	Shares of Common Stock Underlying Warrants Offered Hereby	Number of Shares of Common Stock Owned After Offering(1)	Percentage of Shares of Common Stock Owned After Offering (to the extent greater than 1%)(1)
Selling Stockholders	3i, LP (2) 140 Broadway, Floor 38, New York, NY	3,007,482(3)	4.99%(3)	2,640,000	367,482	0	0%
	Alliance Global Partners (4) 590 Madison Avenue, 36th Floor, New York, NY 10022, 212-624-2060	112,249(5)	*	0	112,249	0	0%

*
Less than 1%.

(1)
Assumes all shares to be sold in this offering are sold.

(2)
Voting and investment power over the shares is held by 3i Management LLC. Maier Tarlow is the Manager of 3i Management LLC.

(3)
This amount includes 3,007,482 common shares issuable upon the conversion of principal and interest under the notes, which are currently convertible, and the exercise of the warrants, which are currently exercisable. The notes and the warrants, pursuant to their terms, may not be converted or exercised to the extent that conversion or exercise would cause the holder, together with its affiliates and attribution parties, to beneficially own a number of common shares which would exceed 4.99% of our then outstanding common shares following conversion or exercise, excluding for purposes of such determination common shares issuable upon the conversion of principal under the notes which has not been converted or exercise of the warrants which has not been exercised.

(4)
Voting and investment power over the shares held by Alliance Global Partners is exercised by its managing director, Thomas J. Higgins.

(5)
This amount includes 112,249 common shares issuable upon the exercise of warrants, which are currently exercisable. The warrants, pursuant to their terms, may not be exercised to the extent that exercise would cause the holder, together with its affiliates and attribution parties, to beneficially own a number of common shares which would exceed 4.99% of our then outstanding common shares following exercise, excluding for purposes of such determination common shares issuable upon the exercise of warrants which have not been exercised. The advisor may remove this beneficial ownership limitation.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Director Information

The Board of Directors of the Company is currently comprised of five members. The following biographical information discloses each director’s age, business experience and other directorships held during the past five years. It also includes the experiences, qualifications, attributes and skills that led to the conclusion that the individual should serve as a director for the Company.

    Bobby Yampolsky, 42, is the founder ECJ Luxe, a family-owned luxury shopping destination that specializes in an array of ultra-exclusive items including everything from high end time pieces, jewelry and diamonds, to exotic cars and yachts. The Yampolsky family established the business as East Coast Jewelry in 1986 and Bobby opened the West Palm Beach, Florida location in 1996. East Coast Jewelry evolved into ECJ Luxe in 2015 and has expanded to multiple locations throughout southern Florida. Mr. Yampolsky owns and operates multiple other businesses, including restaurant, nightclub, yacht and exotic car sales, and real estate investments. In addition, Mr. Yampolsky is the Co-Founder and CEO of Ceed2Med, LLC, a hemp and hemp-derivative supply sourcing, production, distribution, and development company that secures production of industrial hemp biomass and raw ingredients that invests in developing supply chain partners and distribution channels worldwide. Ceed2Med is heavily invested in the hemp industry and is currently the largest shareholder of Exactus Inc. as well as substantial shareholder in Hemptown Organics Corp.

     The Board nominated Mr. Yampolsky to serve as director of the Board because of his executive and management experience and understanding of the CBD business.

  Kevin J. Esval, age 55, was appointed to the Board of Directors of the Company on January 9, 2019. He has served as Executive Managing Director and CCO of VelocityHealth Securities since founding the company in 2000. Mr. Esval has significant industry and investment banking experienced in most sectors of health care including specialty pharmaceuticals & generics, health care services, health care IT, diagnostics, biotechnology, and other sectors. With his extensive transactional and financing experience serving as a valuable resource, Mr. Esval takes an active role with all clients. Additionally, through his prior operating experience as an executive in growth oriented health care companies and active roles on boards of directors, Mr. Esval has developed a keen understanding of the challenges faced by middle market and growth companies. Mr. Esval has negotiated, structured, and executed various types of transactions including mergers, acquisitions, divestitures, and licensings; corporate and transactional financings, including equity, mezzanine and debt financings.

Previously, Mr. Esval served as a divisional SVP and COO for UnitedHealth Group (NYSE: UNH), one of the largest health care services companies in the world with annual revenues exceeding $200 billion. As one of the original startup executives of his division, Mr. Esval was instrumental in taking it from $0 to $400 million as of his departure. His career in health care began with a venture-backed startup Complete Health Services, Inc. This firm was one of Inc. Magazine’s “Fastest Growing Private Companies” in 1994. During this period, Mr. Esval was this company’s top sales executive, and managed the startup of two new divisions.

Additionally, Mr. Esval spent 5 years in sales, financial analysis, and trading roles at several financial derivatives companies, including Chicago based Rosenthal-Collins Group and R. J. O’Brien. During this period, his roles included working on the floor of the Chicago Board of Trade (CBOT) and the Chicago Mercantile Exchange (CME).

Mr. Esval has served on the Board of Directors of multiple health care companies, and currently serves on the Board of Directors on several specialty pharmaceutical companies.

Mr. Esval received his BA degree from Furman University while on a football scholarship. Additionally, he studied internationally in Lausanne, Switzerland. Mr. Esval is a dual citizen of the USA and the Republic of Ireland.

Mr. Esval holds Series 24, 7 & 63 Licenses.

The Board nominated Mr. Esval to serve as director of the Board because of his executive and management experience, and in particular his extensive experience with middle market and growth companies.

   Jeffrey Thompson, age 54, was appointed to the Board of Directors of the Company on January 9, 2019. Mr. Thompson founded Red Cat Propware Inc., a provider of cloud-based analytics, storage, and services for drone aircraft, in 2016 and is currently its CEO and sole Director. In December 1999 he founded Towerstream Corp. Towerstream Corp. became a publicly traded company on the NASDAQ in June 2007, when Mr. Thompson was president, chief executive officer and a director. In 1994, Mr. Thompson founded EdgeNet Inc., a privately held Internet service provider (which was sold to Citadel Broadcasting Corporation in 1997) and became eFortress through 1999. Mr. Thompson holds a B.S. degree from the University of Massachusetts.

    The  Board nominated Mr. Thompson to serve as a director because of his extensive senior management and operational experience, and in particular his experience as the Chief Executive Officer of a NASDAQ traded company.

Kenneth E. Puzder, age 53, was appointed to the Board of Directors of the Company on January 9, 2019 and as our CFO on July 10, 2019. Mr. Puzder previously served as Chief Financial Officer of C2M. In addition, from December of 2014 to the present, he has served as the co-founder, Managing Member, and CFO of the Lukens Group, LLC, a behavioral therapy firm that focuses on a variety of behavioral struggles including alcoholism, drug abuse, depression and anxiety with aspecial emphasis on PTSD. Previously, from January of 2007 to December of 2017, Mr. Puzder was president of his own consulting firm, Kenneth E. Puzder Consulting. As a seasoned financial executive, Mr. Puzder specialized in debtor side representations in financial leadership, mergers and acquisitions, restructuring and turnaround, and personal and partnership tax returns. From July of 2003 through December of 2006, he served in various positions with the Arby’s Restaurant Group (“ARG”) family of companies, including as Chief Financial Officer of AFA Service Corporation (a sister company to ARG), VP for Accounting and Finance or Arby’s Restaurant Group, Inc., and Regional Controller or RTM, Inc. (a subsidiary of ARG). From August of 2000 through April of 2003, Mr. Puzder was with Panera Bread Company. From January of 1999 through August of 2000, he served as Vice President and Secretary of the Linder Funds, a series of mutual funds. Prior to serving that position, from March of 1998 through August of 2000, he was Financial Operations Principal and Assistant Secretary of Lindner Asset Management, the asset management firm for the Linder Funds. From February of 1996 until March of 1998, he was an audit manager with KPMG Peat Marwick, LLP, a Big 4 accounting firm. From June of 1990 through February of 1996, Mr. Puzder was with Mills Group, Inc., serving as its Chief Financial Officer and Treasurer of Mills Group, Inc. from July 1991 to February 1996.

Mr. Puzder holds a B.S. in Accounting from the University of Missouri, St. Louis and is a Certified Public Accountant in the state of Missouri.

The Board nominated Mr. Puzder to serve as a director of the Board because of his expensive senior management and operational experience, and in particular his accounting and audit experience.

John Price, age 50, was appointed to the Board of Directors of the Company on February 7, 2019. Mr. Price previously served as Chief Financial Officer, Treasurer and Secretary of SCWorx Corp., a publicly-traded provider of data normalization, application interoperability and big data analytics within the healthcare provider market. Mr. Price was the CFO of SCWorx Corp. (f/k/a Alliance MMA, Inc.) since August 2016. Previously, Mr. Price was Chief Financial Officer of MusclePharm Corporation, a publicly-traded nutritional supplement company. Prior to joining MusclePharm in 2013, Mr. Price served as Vice President of Finance – North America at Opera Software, a Norwegian public company focused on digital advertising. From 2011 to 2013, he served as Vice President of Finance and Corporate Controller of GCT Semiconductor. From 2004 to 2011, Mr. Price served in various roles at Tessera Technologies, including VP of Finance & Corporate Controller. Prior to Tessera Technologies, Mr. Price served various roles at Ernst &Young LLP. Mr. Price served nearly three years in the San Jose, California office and nearly five years in the Pittsburgh, Pennsylvania office of Ernst & Young. Mr. Price has been a certified public accountant (currently inactive) since 2000 and attended Pennsylvania State University, where he earned a Bachelor’s of Science Degree in Accounting.

The Board nominated Mr. Price to serve as a director of the Board because of his past experience as a Chief Financial Officer and other financial oversight positions at public companies.

Executive Officers Who Are Not Directors

The following provides certain biographical information with respect to each executive officer of the Company who is not a director.

Emiliano Aloi, age 45, was appointed President on March 11, 2019 and has served as a member of our Advisory Board since January 9, 2019. Prior to joining Exactus Inc., Mr. Aloi co-founded Ceed2Med, LLC (“C2M”) in 2014 a global sourcing and distribution platform for industrial hemp and industrial hemp-derived products. From January, 2017 to November, 2017, Mr. Aloi served as Vice President and Director of Strategic Development for GenCanna Global, Inc., where he initiated a go-to-strategy, recruited the commercial leadership team, developed compliance, executed product launches, and advanced manufacturing in European markets. In 2016 Mr. Aloi achieved the first country-wide agricultural permit for flower cultivation in Uruguay. In addition, Mr. Aloi co-sponsored research programs for Stevia and Aloe Vera extraction methods from 2012 to 2013 and participated in the insertion of Chia as a novel crop in Paraguay in 2011 in a program later merged into Cargill. Mr. Aloi also co-developed the agricultural solid biofuels program for Camargo Correas Cement company, a Loma Negra subsidiary from 2011 to 2009.

Andrew L. Johnson, age 33, was appointed Chief Strategy Officer on March 11, 2019 and has been working with the company since January 2019 in an investor relations role. From November 2014 to November 2018, he served as Director of Investor Relations at ChromaDex Corp. (NASDAQ:CDXC), an integrated, global nutraceutical company devoted to improving the way people age. While at the company Mr. Johnson was instrumental in establishing an investor relations platform including, but not limited, to composing and disseminating corporate messaging, press releases, quarterly earnings, conference call transcripts, shareholder update letters, and marketing materials. Prior to joining ChromaDex, he held the role of Director of Outreach at Alliance Advisors, a third-party investor relations consulting firm from April 2014 to July 2014, where Mr. Johnson worked with various C-level management teams of small and micro-cap companies to increase investor awareness through the facilitation and attendance of non-deal roadshows, investment conferences, group meetings, and one-on-one meetings with institutional investors. From September 2011 to January 2013 he worked at Sidoti & Company, an institutional equity research firm, where sat on the sales desk. During his time the firm, he built relationships, presented investment ideas, and provided equity research, including corporate access to over 750 small and mid-cap companies. Mr. Johnson has over 10 years of experience communicating with investors and has held the Series 3, 7, and 63 licenses in the past. He has a Bachelor of Arts degree in Social Sciences from Washington State University.

No Family Relationships

There are no family relationships between any directors and executive officers.

Code of Ethics

 On January 9, 2019, our board of directors adopted a Code of Business Conduct and Ethics applicable to all directors, executive officers, and employees of the Company.

Audit Committee

On February 7, 2019, John Price was appointed to the Board of Directors of the Company. Mr. Price was also appointed to serve as the Chairman of our newly-designated Audit Committee.

EXECUTIVE COMPENSATION

Our former CEO, Philip J. Young resigned on August 15, 2019 and our former CFO Kelley Wendt resigned on April 30, 2019. They were serving under two-year employment agreements adopted January 11, 2019. Mr. Young’s annual salary was $150,000 and Ms. Wendt’s annual salary was $120,000 per annum.

Our Chief Executive Officer, Emiliano Aloi, has signed an offer letter and will receive an annual base salary of $150,000. He will also be eligible to participate in our benefit plans. Mr. Aloi will also receive an equity award, which will be determined and approved by the Board. The offer letter has no set term and may be terminated by Mr. Aloi or us on two weeks written notice.

Our Chief Financial Officer, Ken Puzder, has signed an offer letter and will receive an annual base salary of $120,000. He will also be eligible to participate in our benefit plans. Mr. Puzder will also receive an equity award, which will be determined and approved by the Board. The offer letter has no set term and may be terminated by Mr. Puzder or us on two weeks written notice.

Andrew Johnson, our Chief Strategy Officer, is serving under a two-year employment agreement adopted March 11, 2019 at an annual salary of $110,000. In addition, he will be entitled to an annual cash bonus, in an amount as determined by the board of directors, if the Company meets or exceeds criteria adopted by the Compensation Committee of the Board of Directors. He shall also be eligible for grants of awards under stock option or other equity incentive plans of the Company as the Company’s Compensation Committee.

With regard to our full-time executive officers, the goal of the salary component of our compensation policy is provide reasonable compensation for their full-time service within the constraints faced by a rapidly developing business with significant cash needs for its planned expansion. Option grants for our full-time executive officers are currently under review by the compensation committee. The goal of our anticipated option grants to these executives will be to provide an appropriate mixture of short term and long term incentives to increase shareholder value.

 Kevin Esval, Jeffrey Thompson, and Ken Puzder, each directors, have each been awarded 250,000 10 year options under the 2019 Equity Incentive Plan, exercisable at $0.20 per share and vesting 1/24 on the date of award and 1/24 on the first day of each calendar month thereafter until fully vested. The goal of these grants, with their vesting gradually over the course of two years, is to provide a blend of short and long term incentives to contribute toward the growth of the company’s value.

In connection with his appointment on February 10, 2019 to the Board of Directors and as our Executive Chairman, Jonathan Gilbert was granted options to purchase 1,000,000 shares of our common stock at an exercise price of $0.01 per share, exercisable for ten years. Mr. Gilbert’s stock options vest as follows:

Date Installment Becomes Exercisable	Number of Common Shares
2/11/2019	250,000
Upon the raise of > $2.5m new equity capital	250,000
Upon the filing of a Nasdaq listing application	250,000
Upon realizing ≥ $150,000 monthly gross revenue from operations	250,000

With regard to Mr. Gilbert, the goal of the options grant and vesting schedule is to incentivize the achievement of certain key company objectives. Mr. Gilbert resigned from the board on July 1, 2019.

In connection with his appointment to the Board Directors and Chair of the Audit Committee, John Price was granted immediately vested options to purchase 250,000 shares of our common stock at a price of $0.20 per share, exercisable for ten years.

On June 24, 2019, Vladislav Yampolsky was appointed to our board of directors and is currently serving as our interim executive chairman. Mr. Yampolsky’s compensation will be discussed in an amendment to the registration statement to which this prospectus forms a part.

The following table sets forth certain information about the compensation paid or accrued to the persons who served as our Chief Executive Officer and our two highest-paid executive officers during the last two completed fiscal years whose total compensation exceeded $100,000 for that year (the “named executive officers”).

Summary Compensation Table

	Year	Salary	Bonus	Option Awards)	All Other Compensation	Total

Philip J. Young	2018	$165,417	$--	$20,025-	$--	$185,442
Former President and Chief Executive Officer	2017	$222,500	$--	$--	$--	$222,500

James R. Erickson, Ph.D.	2018	$75,000	$--	$89,000	$--	$164,000
Former Chief Business Officer	2017	$62,500	$--	$--	$--	$62,500

Timothy Ryan	2018	$157,500	$--	$20,025	$--	$177,525
Former Executive Vice President	2017	$90,000	$--	$--	$--	$90,000

Kelley Wendt	2018	$178,000	$--	$20,025	$--	$198,025
Former Chief Financial Officer	2017	$38,563	$--	$--	$--	$38,563

Narrative Disclosure to the Summary Compensation Table

Mr. Young’s 2018 salary included 11 shares of Series D preferred stock, $15,417 in cash, and accrued salary of $12,500. Mr. Young resigned in August, 2019.

Mr. Erickson’s 2018 salary consisted of 6 shares of Series D preferred stock. Mr. Erickson resigned in February, 2019.

Mr. Ryan’s 2018 salary included 11 shares of Series D preferred stock, $10,000 in cash, and accrued salary of $10,000. Mr. Ryan resigned in March, 2019.

Ms. Wendt’s 2018 salary included 12 shares of Series D preferred stock, $18,000 in cash, and accrued salary of $10,000. Ms Wendt resigned in April, 2019.

Employment Agreements and Change in Control Arrangements

On January 11, 2019, we entered into new employment agreement with our CEO, Philp J. Young, and our CFO Kelley Wendt. Under their new Employment Agreements, Mr. Young and Ms. Wendt each agreed to a service period of two (2) years, subject to renewal. Mr. Young’s annual salary was $150,000 per annum and Ms. Wendt’s annual salary was $120,000 per annum.

On August 15, 2019, Philip J. Young, agreed to resign as our Chief Executive Officer and Chairman, effective July 31, 2019 and entered into a Confidential Severance, Settlement and Non-Disparagement Agreement and General Release. Under the terms of the Severance Agreement the Company agreed to pay Mr. Young 50% of his base salary ($75,000) payable over a 6-month period in exchange for ongoing consulting and transition assistance. In addition, Mr. Young will receive payment consisting of 2 weeks of vacation, and continuation of health benefits, and reimbursement for documented expenses. In addition, all unvested options and share awards will be cancelled. Pursuant to the Severance Agreement, Mr. Young also agreed to the terms of a 6-month lock-up under which he may not sell, transfer, assign, or otherwise dispose of more than 15% of the average daily volume of our common stock per week, subject to certain exclusions. In addition, we repaid a $21,000 loan made to us by Mr. Young, plus $1,769 in accrued interest pursuant to the Severance Agreement. Mr. Young also provided a general waiver and release of claims against the Company and is subject to certain restrictive covenants, including confidentiality, non-disparagement, non-solicitation, and non-competition.

On April 30, 2019 Ms. Wendt agreed to resign as Chief Financial Officer.

Our Chief Executive Officer, Emiliano Aloi, has signed an offer letter and will receive an annual base salary of $150,000. He will also be eligible to participate in our benefit plans. Mr. Aloi will also receive an equity award, which will be determined and approved by the Board. The offer letter has no set term and may be terminated by Mr. Aloi or us on two weeks written notice.

Our Chief Financial Officer, Ken Puzder, has signed an offer letter and will receive an annual base salary of $120,000. He will also be eligible to participate in the Company’s benefit plans. Mr. Puzder will also receive an equity award, which will be determined and approved by the Board. The Offer Letter has no set term and may be terminated by Mr. Puzder or the Company on two weeks written notice.

Andrew Johnson, our Chief Strategy Officer, is serving under a two-year employment agreement adopted March 11, 2019 at an annual salary of $110,000. In addition, he will be entitled to an annual cash bonus, in an amount as determined by the board of directors, if the Company meets or exceeds criteria adopted by the Compensation Committee of the Board of Directors. He shall also be eligible for grants of awards under stock option or other equity incentive plans of the Company as the Company’s Compensation Committee.

Generally, our executives shall be entitled to an annual cash bonus in an amount as determined by the board of directors, if the Company meets or exceeds criteria adopted by the Compensation Committee of the Board of Directors. The executives shall also be eligible for grants of awards under stock option or other equity incentive plans of the Company as the Company’s Compensation Committee or, in the absence thereof, the Company’s Board of Directors may from time to time determine and shall be entitled to participate in all benefits plans the Company provides to its senior executives.  The Company shall reimburse the executives for all reasonable expenses incurred in the course of employment.  In the event employment is terminated without Cause or by the executives with Good Reason (as such terms are defined in the Employment Agreements), the Executives shall be entitled to receive severance benefits equal to the lesser of 50% of their base salaries or the amount of salary unpaid for the remaining term then in effect, continued coverage under the Company’s benefit plans and payment of their pro-rated earned annual bonus, provided certain conditions are met. The executives are subject to a one (1) year non-competition and non-solicitation provision.

Employment arrangements for our current CEO and President, Emiliano Aloi, and our current CFO, Ken Puzder will be discussed in an amendment to the registration statement to which this prospectus forms a part.

 Equity Awards At Year End End Table

The following table sets forth certain information regarding all outstanding equity awards held by our named executive officers as of December 31, 2018.

			Equity Incentive
			Plan Awards:
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#)	Unearned	Exercise	Expiration
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date
Philip J. Young,* former officer	28,125(1)	-	-	0.712	9/4/2023
James R. Erickson, Ph. D.,* former officer	83,333(2)	-	41,667	0.712	2/21/2020
Timothy Ryan*, former officer	28,125(3)	-	-	0.712	3/11/2020
Kelley Wendt,* former officer	28,125(4)	-	-	0.712	9/4/2023

(1)
Seventy-eight percent of the shares vested immediately at grant date, with the balance vesting on December 1, 2018.
(2)
Sixty-one percent of the shares vested immediately at grant date, with the balance vesting in equal monthly installments thereafter over the next twenty-eight years, subject to continued service with us. The option expiration date has been updated to reflect Mr. Erickson’s resignation on February 21, 2019.
(3)
Seventy-eight percent  of the shares vested immediately at grant date, with the balance vesting on December 1, 2018. The option expiration date has been updated to reflect Mr. Ryan’s resignation effective March 11, 2019.
(4)
Sixty-one percent of the shares vested immediately at grant date, with the balance vesting on December 1, 2018.
*Each of these officers resigned from their positions in 2019.

All of the stock options held by our named executive officers listed in the table above were granted under and subject to the terms of our 2018 Plan, the terms of which are described below under “2018 Stock Option Plan”.

Option Exercises and Stock Vested

Our named executive officers did not exercise any stock option awards during the year ended December 31, 2018.

2018 Stock Option Plan

In September 2018, the Company’s stockholders approved the 2018 Equity Incentive Plan (the “2018 Plan”). The 2018 Plan provides for the issuance of incentive awards in the form of non-qualified and incentive stock options, stock appreciation rights, restricted stock awards, and restricted stock unit awards. The awards may be granted by the Company’s Board of Directors to its employees, directors and officers and to consultants, agents, advisors and independent contractors who provide services to the Company or to a subsidiary of the Company. The exercise price for stock options must not be less than the fair market value of the underlying shares on the date of grant. The incentive awards shall either be fully vested and exercisable from the date of grant or shall vest and become exercisable in such installments as the Board or Compensation Committee may specify. Stock options expire no later than ten years from the date of grant. The aggregate number of shares of Common Stock which may be issued pursuant to the Plan is 1,187,500.  Unless sooner terminated, the Plan shall terminate in 10 years.

2019 Equity Incentive Plan

On January 11, 2019, our shareholders approved the Exactus, Inc. 2019 Equity Incentive Plan (the “Plan”). The purpose of the Plan is to provide a means for the Company to continue to attract, motivate and retain management, key employees, consultants and other independent contractors, and to provide these individuals with greater incentive for their service to the Company by linking their interests in the Company’s success with those of the Company and its shareholders. The Plan is limited such that the maximum number of shares of Common Stock that may be delivered pursuant to awards granted under the Plan may not exceed fifteen percent (15%) of the total of: (a) the issued and outstanding shares of our Common Stock, and (b) all shares common stock issuable upon conversion or exercise of any of our outstanding securities which are convertible or exercisable into shares of Common Stock under the terms thereof.

As of December 31, 2018, the Company had reserved shares of its common stock for future issuance and reflects the effect of the 1 for 8 Reverse Stock Split in January 2019 as follows:

Shares Reserved
Stock options outstanding	959,375
Available for future grants under the 2018 Plan	228,125
Warrants outstanding	644,083
Total shares reserved	1,861,583

Compensation of Directors Table

The following table shows the compensation paid during the year ended December 31, 2018 to our non-employee directors, other than Mr. Young and Mr. Ryan, whose 2018 compensation is set forth above under “Executive Compensation.”

Fees Earned
	or Paid in	Option	All Other
Name	Cash ($)	Awards ($)	Compensation ($)	Total ($)
Jonathan R. Gilbert (1)	-	-	-	-
John Price	-	-	-	-
Kevin J. Esval	-	-	-	-
Jeffrey Thompson	-	-	-	-
Kenneth E. Puzder	-	-	-	-

We did not pay any compensation to our directors for their service as directors during 2018. The non-employee directors named above were all appointed in 2019. Their compensation arrangements made in 2019 are discussed above.

(1)
Mr. Gilbert resigned from the board on July 1, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information as of December 18, 2019, regarding the number of shares of our common stock beneficially owned by each director, each executive officer and by all directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the director or executive officer living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time. Unless otherwise noted, each shareholder’s address is 80 NE 4th Avenue, Suite 28, Delray Beach, FL 33483, and each shareholder has sole voting power and investment power with respect to securities shown in the table below.

Title of class	Name and address of beneficial owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)

Named Executive Officers & Directors:
Common Stock	Philip Young*	1,111,625(2)	2.72%%
	80 NE 4th Avenue, Suite 28
	Delray Beach, FL 33483
Common Stock	Emiliano Aloi	250,000(3)	*%
	80 NE 4th Avenue, Suite 28
	Delray Beach, FL 33483
Common Stock	Kelley Wendt*	403,125(4)	*%
	80 NE 4th Avenue, Suite 28
	Delray Beach, FL 33483
Common Stock	Andrew Johnson	28,125(5)	*%
	80 NE 4th Avenue, Suite 28
	Delray Beach, FL 33483
Common Stock	John Price	250,000(6)	*%
	80 NE 4th Avenue, Suite 28
	Delray Beach, FL 33483
Common Stock	Kevin Esval	477,500(7)	1.17%
	80 NE 4th Avenue, Suite 28
	Delray Beach, FL 33483
Common Stock	Jeffrey Thompson	31,250(8)	*%
	80 NE 4th Avenue, Suite 28
	Delray Beach, FL 33483
Common Stock	Kenneth E. Puzder	31,250(8)	*%
	80 NE 4th Avenue, Suite 28
	Delray Beach, FL 33483
Common Stock	Bobby Yampolsky 80 NE 4th Avenue, Suite 28 Delray Beach, FL 33483	8,781,523(9)	21.42%
Common Stock	James R. Erickson 80 NE 4th Avenue, Suite 28 Delray Beach, FL 33483	861,111(10)	2.06%

Common Stock Total of All Current Directors and Executive Officers:		10,710,759	26.22%

* Less than 1%

(1)
Based on 40,848,558 shares of our common stock outstanding as ofDecember 18, 2019.
(2)
Includes (i) 1,062,500 shares of Common Stock, (ii) 21,000 shares of common stock issuable upon the conversion of shares of Series B-2, (iii) 28,125 vested stock options to purchase Common Stock exercisable at $0.089 per share and (iv) 275,000 shares of Common Stock issuable upon the conversion of shares of Series D.
(3)
Includes 250,000 vested stock options to purchase Common Stock exercisable at $0.32 per share.
(4)
Includes (i)75,000 shares issuable upon conversion of shares of Series B-1, (ii) 28,125 vested options to purchase Common Stock, and (iii) 300,000 shares issuable upon conversion of shares of Series D.
(5)
Includes (i) 12,500 vested stock options to purchase Common Stock exercisable at $0.32 per share and (ii) 15,625 vested stock options to purchase Common Stock exercisable at $0.96 per share.
(6)
Includes 250,0000 vested stock options to purchase Common Stock exercisable at $0.20 per share.
(7)
Includes (i) 250 shares of common stock, (ii) 237,500 shares of common stock held by Velocity Health Capital over which Mr. Esval has sole voting power and investment power, (iii) 187,500 shares of common stock held by Donegal Bio Ventures, over which Mr. Esval has sole voting power and investment power, (iv) 21,000 shares issuable upon conversion of shares of Series B-2 held by Velocity Health Capital over which Mr. Esval has sole voting power and investment power, and (v) vested options to purchase 31,250 shares of common stock exercisable at $0.20 per share.
(8)
Includes 31,250 vested stock options to purchase Common Stock exercisable at $0.20 per share.
(9)
Includes (1) 7,635,690 shares owned by Ceed2Med, LLC over which Mr. Yampolsky has the right to vote and dispose, and (2) 145,833 stock options that are exercisable within 60 days at $0.32 per share. Excludes 10,000 shares of Series E Preferred Stock, which are convertible into 6,250,000 shares of our common stock when the price of our common stock exceeds $2.00 per share for 5 consecutive trading days.
(10)
Includes 861,111 stock options that are exercisable within 60 days.

  *These persons are no longer serving in their previous positions with the Company.

The following table sets forth information, as of December 18, 2019, regarding the number of shares of our common stock beneficially owned by all persons known by us, other than those set forth in the table above, who own five percent or more of our outstanding shares of common stock.

Title of class	Name and address of beneficial owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Common Stock	Ceed2Med, LLC(2) 995 NE 4th Ave. Delray Beach, FL 33483	6,435,691	15.76%
Common Stock	3i, LP (3) 140 Broadway, Floor 38 New York, NY	3,007,482(4)	7.36%

(1)
Based on 40,848,558 shares of our common stock outstanding as of December 18, 2019.

(2)
Vladislav Yampolsky is the Manager of Ceed2Med, LLC, and, in that capacity, has the ability to make voting and investment decisions with regard to its shares of common stock.

(3)
Voting and investment power over the shares is held by 3i Management LLC. Maier Tarlow is the Manager of 3i Management LLC.

(4)
This amount includes 3,007,482 common shares issuable upon the conversion of principal and interest under the notes, which are currently convertible, and the exercise of the warrants, which are currently exercisable. The notes and the warrants, pursuant to their terms, may not be converted or exercised to the extent that conversion or exercise would cause the holder, together with its affiliates and attribution parties, to beneficially own a number of common shares which would exceed 4.99% of our then outstanding common shares following conversion or exercise, excluding for purposes of such determination common shares issuable upon the conversion of principal under the notes which has not been converted or exercise of the warrants which has not been exercised.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

We have entered into agreements in 2019 with Ceed2Med, LLC, our largest stockholder. For more information about these agreements please see “Business Overview – Ceed2Med Agreements” above.

We are party to an arbitration proceeding commenced September 2019 in San Francisco, California currently pending before the American Arbitration Association in New York, New York. The proceeding was brought by the our former director, Dr. Krassen Dimitrov. The complaint generally alleges that we and our subsidiary Exactus Biosolutions, Inc. breached an alleged consulting agreement with Dr. Dimitrov and owe unpaid consulting fees, plus interest. Dr. Dimitrov also licensed certain technology to Exactus Biosolutions, Inc. The Company is conducting an investigation into matters concerning the licenses and payments previously made, and disputes that any amounts are due and the existence of any contract. The Company intends vigorously to defend such action. The Company believes that there exist grounds to assert various counter-claims and third-party claims against Dr. Dimitrov and his affiliated companies for return of amounts previously paid. For the years ended December 31, 2018 and 2017, $300,000 was recognized in Research and Development expenses for consulting provided by Dr. Dimitrov. As of December 31, 2018 and 2017, $575,000 and $275,000 was included in accounts payable, respectively. During the year ended December 31, 2018 and 2017, $0 and $125,000, respectively was paid.

On June 28, 2017, we issued to two of our executive officers a promissory note in the principal amount up to $100,000, which amount may be drawn upon by the Company as bridge financing for general working capital purposes. The promissory note accrues interest at a rate of 8.0% per annum and matures on the earlier of (i) one (1) year from the date of the promissory note, and (ii) the closing the sale of our securities in a single transaction or a series of related transactions from which at least $500,000 of gross proceeds are raised.

On July 5, 2018, we issued our officer 15 shares of Series D Preferred shares in exchange for the forgiveness of $200,000 worth of accrued debt owed to the officer by the us.

On January 8, 2019, we entered into a Master Product Development and Supply Agreement with Ceed2Med. At September 30, 2019, accounts payable to Ceed2Med related to purchase of finish products amounted to $8,342. Ceed2Med is our largest stockholder.

On March 29, 2019, we retired a note payable owing to our former officer in the amount of $30,616. To retire the note, we issued the officer shares of common stock valued at $0.20 per share, for a total of 153,080 shares issued to retire the debt.

On March 1, 2019, we, through our majority-owned subsidiary, EOW, entered into a farm lease agreement for a lease term of one year. The lease premise is located in Cave Junction, Oregon and consists of approximately 100 acres. The lease requires us to pay 5% of the net income realized by us from the operation of the lease farm. Accordingly, we recognized $0 Right-of-use asset and lease liabilities on this farm lease as we have not determined when it will generate net income from this lease. The lease shall continue in effect from year to year except for at least a 30-day written notice of termination.

On March 1, 2019, the Company, through its majority-owned subsidiary, EOW, entered into a farm lease agreement for a lease term of one year. The lease premise is located in Glendale, Oregon and consists of approximately 100 acres. The lease requires the Company to pay $120,000 per year, whereby $50,000 was payable upon execution and $70,000 shall be payable prior to planting for agricultural use or related purposes. The lease shall continue in effect from year to year except for at least a 30-day written notice of termination.

On April 30, 2019, we through our majority-owned subsidiary, EOW, entered into a farm lease agreement for a lease term of one year. The lease premise is located in Cave Junction, Oregon and consists of approximately 38 acres. The lease requires the Company to pay $76,000 per year, whereby $38,000 was payable upon execution and $38,000 shall be payable on September 15, 2019 and 2% of the net income realized by us from the operation of the lease farm. The lease shall continue in effect from year to year for five years except for at least a 30-day written notice of termination. We have paid the initial payment of $26,000 and the remaining $12,000 was paid directly to the landlord by an affiliated company who is renting the portion of the lease property from us. The affiliated company is owned by two managing members of EOW. EOW is in the process of arranging a sub-lease agreement with the affiliated company.

On July 9, 2019, the Company entered into a Commercial Lease Agreement with Skybar Holdings, LLC, a Florida limited liability company. Pursuant to the lease, the Company will rent the entire first floor (consisting of approximately 4,000 square feet) of a property located in Delray Beach, Florida. The Company plans to develop the premises to create a hemp-oriented health and wellness retail venue, including education, clothing and cosmetics, and explore franchise opportunities. The initial term of the lease is 5 years commencing August 1, 2019, with two 5-year extension options. The lease includes a right of first refusal in favor of the Company to lease any space that becomes available on the 2nd and 3rd floor of the premises and a right of first refusal to purchase the premises. Pursuant to the lease, the Company will pay rent equal to $40,000 per month in advance in addition to all applicable Florida sales and/or federal taxes and security deposit of $40,000. Effective one year from the lease commencement date and each year thereafter, the rent shall increase at least three percent (3%) per year. The lessor of the premises is a limited liability company owned or controlled by Bobby Yampolsky, a member of the Board and the founder, manager and controlling member of Ceed2Med, the Company’s largest stockholder.

On July 31, 2019, we granted 10,000 Series E Preferred in connection with a Management and Services Agreement with Ceed2Med, our largest stockholder. We valued the 10,000 Series E Preferred shares which is equivalent into 6,250,000 common shares at a fair value of $0.54 per common share or $3,375,000 based on the sales of common stock on recent private placements on the dates of grant.

On September 13, 2019, we issued 2,00,000 shares of our common stock to officers and directors of the Company.

During the nine months ended September 30, 2019, we reimbursed a managing member of EOW and an affiliated company which is owned by two managing members of EOW, for operating expenses paid on behalf of EOW for the following:

●    $400,000 worth of hemp seeds
●    $50,000 lease payment related to a lease agreement
●    $100,000 for irrigation cost

During October 2019, we entered into two short-term promissory notes for a total of $85,000 with an officer and an investor.

We recognized revenues from a related party customer of $12,140 and $52,659 during the three and nine months ended September 30, 2018. As of September 30, 2019, accounts receivable from a related party customer amounted to $52,659. The customer is an affiliated company which is substantially owned by a managing member of EOW.
From time to time, our subsidiary, EOW, receives advances from an affiliated company which is owned by a managing member of EOW for working capital purposes. The advances are non-interest bearing and are payable on demand. The affiliated company provided advances to the Company for working capital purposes for a total of $231,035 and we repaid $160,535 of these advances. Additionally, the related party directly paid $35,000 of lease deposits related to a farm lease.

Some of the officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities that become available. They may face a conflict in selecting between the Company and other business interests. We have not formulated a policy for the resolution of such conflicts.

Director Independence

Kevin Esval, Jeffrey Thompson and John Price meet the definition of “independent” director under SEC rules and the rules and regulations promulgated by NASDAQ.

DESCRIPTION OF SECURITIES

The following description of our capital stock summarizes the material terms and provisions of our common stock and preferred stock. This summary does not purport to be complete in all respects. This description is subject to and qualified entirely by the terms of our Amended and Restated Articles, which we refer to as our Articles, copies of which have been filed with the SEC and are also available upon request from us.

This prospectus relates to the offer and sale by the selling stockholders of up to an aggregate of 3,119,731 shares of our common stock that are issuable pursuant to the terms of certain convertible notes and warrants issued to the holders of the convertible notes. Please see the section “Private Placement of Convertible Notes and Warrants” for further information about the convertible notes and warrants.

Authorized Capital Stock

Our authorized capital stock consists of 650 million shares of common stock, par value $0.0001 per share, and 50 million shares of preferred stock, par value $0.0001 per share. As of December 18, 2019, there were 40,848,558 shares of common stock outstanding.

Common Stock

Dividend Rights. We may pay dividends as declared from time to time by our board of directors out of funds that are legally available, subject to certain restrictions imposed by state and federal laws.

Voting Rights. Each share of common stock is entitled to one vote per share. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Except as otherwise required in our Amended and Restated Articles of Incorporation, Bylaws or by Nevada law, any other action to be determined by a vote of shares at any meeting of the stockholder will be authorized if the number of votes cast in favor of the action exceeds the number of votes cast in opposition. The holders of a majority of the voting power present in person or by proxy (regardless of whether the proxy has authority to vote on all matters) constitutes a quorum at a meeting of stockholders for the transaction of any business.

Preemptive Rights. No holder of our common stock has any preemptive right to subscribe for any shares of our capital stock issued in the future.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, the remaining assets of our company, after payment or provision for payment of our debts and liabilities and distributions or provisions for distributions to holders of our Series B-2 Preferred Stock and any other preferred stock that may be issued and outstanding having preference over our common stock, would be distributed to the holders of our common stock, and Series B-1 Preferred Stock on a pro-rata basis.

Calls and Assessments. All common stock outstanding is fully paid and non-assessable.

Common Stock Warrants

On October 15, 2018, we issued 435,750 warrants with an exercise price of $0.32 post-split per share and exercisable for two years to a Series B-2 Holder.

On November 27, 2019, we issued warrants to purchase 275,612 shares of common stock to an investor at an exercise price of $0.756 per share of common stock, and warrants to purchase 84,187 shares of common stock to an advisor at an exercise price of $0.8316 per share of common stock. For more information, please see the section of this prospectus entitled “Private Placement of Convertible Notes and Warrants”.  We expect to issue warrants to purchase 91,870 shares of common stock to an investor at an exercise price of $0.756 per share of common stock and warrants to purchase 20,062 shares of common stock to an advisor at an exercise price of $0.8316 per share of common stock with the filing of the registration statement upon which this prospectus forms a part.

Preferred Stock

Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 50,000,000 shares of preferred stock, in one or more series. Our board shall determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Series A – The rights, privileges and preferences of the Series A Preferred Stock are set forth in the Certificate of Designation filed with the Nevada Secretary of State on January 14, 2019. Set forth below is a summary of the material rights, preferences and privileges of our Series A Preferred Stock. The following summary of the material rights, preferences and privileges of our Series A Preferred Stock does not purport to be complete and may not contain all of the information that is important to you.

General. The Certificate of Designation for Series A Preferred Stock designates 1,000,000 shares of Series A Preferred Stock. As of December 18, 2019, there were 583,009 shares of A Preferred Stock issued and outstanding.

Ranking. Except as set forth in the Certificate of Designation for Series A Preferred Stock, with respect to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company, the Series A Preferred Stock will rank senior to all shares of capital stock of the Company.

Dividends. Holders of Series A Preferred Stock are eligible to receive dividends if and when declared by our board of directors, in its sole and absolute discretion, out of funds legally available for that purpose.

Liquidation. In the event of any dissolution, liquidation or winding up of the Company, the holders of Series A Preferred Stock will be entitled to participate in any distribution out of the assets of the Company on an equal basis per share with the holders of our common stock. For the purposes of such distribution, the holders of Series A Preferred Stock will be treated as if all shares of Series A Preferred Stock had been converted to common stock immediately prior to the distribution.

Conversion Rights. Each share of Series A Preferred Stock is convertible into shares of common stock, par value $0.0001 per share equal to the Stated Value of $1.00, divided by $0.20, and subject to a conversion rate of 0.125 post-split shares (1 pre-split shares) for 1 share basis, subject to beneficial ownership limitations. To exercise optional conversion rights, a holder of Series A Preferred Stock must make a written demand to us and surrender the shares of Series A Preferred Stock to be converted. We will not issue fractional shares of common stock. We will issue to such holder a number of shares rounded up to the nearest whole number of shares of common stock.

Voting Rights. The holders of Series A Preferred Stock are entitled to vote on an “as converted” basis on all matters submitted to a vote of holders our common stock, including the election of directors, and all other matters as required by law.

Preemptive Rights. Holders of Series A Preferred Stock do not have preemptive rights.

Series B-1 - The rights, privileges and preferences of the Series B-1 Preferred Stock are set forth in the Certificate of Designation filed with the Nevada Secretary of State on February 26, 2016. Set forth below is a summary of the material rights, preferences and privileges of our Series B-1 Preferred Stock. The following summary of the material rights, preferences and privileges of our Series B-1 Preferred Stock does not purport to be complete and may not contain all of the information that is important to you.

General. The Certificate of Designation for Series B-1 Preferred Stock designates 32,000,000 shares of Series B-1 Preferred Stock. As of December 18, 2019, there were 1,650,000 shares of Series B-1 Preferred Stock issued and outstanding.

Ranking. Except as set forth in the Certificate of Designation for Series B-1 Preferred Stock, with respect to rights on liquidation, winding up and dissolution, the Series B-1 Preferred Stock will rank pari passu to the common stock and any previously issued capital stock of the Company.

Dividends. Holders of Series B-1 Preferred Stock are entitled to receive dividends if and when declared by our board of directors, in its sole and absolute discretion, out of funds legally available for that purpose.

Liquidation. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the Series B-1 Preferred Stock will be (i) junior to Series B-2 Preferred Stock, (ii) junior to all future issuances of preferred stock other than those which, by their respective terms, rank pari passu with or junior to the Series B-1 Preferred Stock and (iii) pari passu with the common stock. In any such distribution, holders of Series B-1 Preferred Stock will be treated as if all shares of Series B-1 Preferred Stock had been converted to common stock immediately prior to the distribution.

Conversion Rights. Each share of Series B-1 Preferred Stock is convertible into one share of common stock at the option of the holder, at any time and without the payment of additional consideration. To exercise optional conversion rights, a holder of Series B-1 Preferred Stock must make a written demand to us and surrender the shares of Series B-1 Preferred Stock to be converted. We will not issue fractional shares of common stock or pay cash upon the conversion of shares of Series B-1 Preferred Stock. We will issue to such holder a number of shares rounded up to the nearest whole number of shares of common stock.

Voting Rights. The holders of Series B-1 Preferred Stock are entitled to vote on an “as converted” basis on all matters submitted to a vote of holders our common stock, including the election of directors, and all other matters as required by law. The holders of Series B-1 Preferred Stock must vote together with our common stock as a single class, except to the extent that voting as a separate class or series is required by law. There is no right to cumulative voting in the election of directors.

Preemptive Rights. Holders of Series B-1 Preferred Stock do not have preemptive rights.

Series B-2 - The rights, privileges and preferences of the Series B-2 Preferred Stock are set forth in the Certificate of Designation filed with the Nevada Secretary of State on February 27, 2016. Set forth below is a summary of the material rights, preferences and privileges of our Series B-2 Preferred Stock. The following summary of the material rights, preferences and privileges of our Series B-2 Preferred Stock does not purport to be complete and may not contain all of the information that is important to you.

General. The Certificate of Designation for Series B-2 Preferred Stock designates 10,000,000 shares of Series B-2 Preferred Stock. The stated value of the Series B-2 Preferred Stock is $0.25 per share. As of December 18, 2019, there were 7,684,000 shares of Series B-2 Preferred Stock issued and outstanding.

Ranking. With respect to rights on liquidation, winding up and dissolution, the Series B-2 Preferred Stock will rank senior to the common stock and all previously issued capital stock of the Company.

Dividends. Holders of Series B-2 Preferred Stock have no dividend rights except as may be declared by our Board of Directors in its sole and absolute discretion out of funds legally available for that purpose.

Liquidation. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the Series B-2 Preferred Stock will be senior to our common stock, Series B-1 Preferred Stock. In such event, holders of Series B-2 Preferred Stock shall be entitled, after provision for our debts and other liabilities, to be paid in cash in full, before any distribution is made on any previously authorized class of capital stock, an amount of $0.25 per share. If the net assets of the Company distributable among the holders of all outstanding Series B-2 Preferred Stock are insufficient to pay in full all holders of Series B-2 Preferred Stock, then the entire net assets of the Company remaining after the provision for the payment of our debts and other liabilities will be distributed among the holders of Series B-2 Preferred Stock ratably in proportion to the full preferential amount to which they would otherwise be entitled to be paid for their Series B-2 Preferred Stock.

Conversion Rights. Each share of Series B-2 Preferred Stock is convertible into one share of common stock at the option of the holder, at any time and without the payment of additional consideration. To exercise optional conversion rights, a holder of Series B-2 Preferred Stock must make a written demand to us and surrender the shares of Series B-2 Preferred Stock to be converted. We will not issue fractional shares of common stock or pay cash upon the conversion of shares of Series B-2 Preferred Stock. We will issue to such holder a number of shares rounded up to the nearest whole number of shares of common stock.

Voting Rights. The holders of Series B-2 Preferred Stock are entitled to vote on an “as converted” basis on all matters submitted to a vote of holders our common stock, including the election of directors, and all other matters as required by law. The holders of Series B-2 Preferred Stock must vote together with our common stock as a single class, except to the extent that voting as a separate class or series is required by law. There is no right to cumulative voting in the election of directors.

Preemptive Rights. Holders of Series B-2 Preferred Stock do not have preemptive rights.

Series D – The rights, privileges and preferences of the Series D Preferred Stock are set forth in the Certificate of Designation filed with the Nevada Secretary of State on March 28, 2018. Set forth below is a summary of the material rights, preferences and privileges of our Series D Preferred Stock. The following summary of the material rights, preferences and privileges of our Series D Preferred Stock does not purport to be complete and may not contain all of the information that is important to you.

General. The Certificate of Designation for Series D Preferred Stock designates 200 shares of Series D Preferred Stock. As of December 18, 2019, there were 29 shares of Series D Preferred Stock issued and outstanding.

Ranking. With respect to rights on liquidation, winding up and dissolution, the Series D Preferred Stock will pari passu with the Series B-2 Preferred Stock and rank senior to the common stock and all previously issued capital stock of the Company.

Dividends. Holders of Series D Preferred Stock have no dividend rights except as may be declared by our board of directors in its sole and absolute discretion out of funds legally available for that purpose.

Liquidation. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the Series D Preferred Stock will be entitled to payment pari passu with the Series B-2 Preferred Stock and be senior to our common stock, Series B-1 Preferred Stock. In such event, holders of Series D Preferred Stock shall be entitled, after provision for our debts and other liabilities, to be paid in cash in full, before any distribution is made on any previously authorized class of capital stock, an amount of $10,000 per share. If the net assets of the Company is insufficient to pay in full all holders of the Series D Preferred Stock and Series B-2 Preferred Stock, then the entire net assets of the Company remaining after the provision for the payment of our debts and other liabilities will be distributed among the holders of Series D Preferred Stock and Series B-2 Preferred Stock ratably in proportion to the full preferential amount to which they would otherwise be entitled to be paid for their Series D Preferred Stock and Series B-2 Preferred Stock, as applicable.

Conversion Rights. Each share of Series D Preferred Stock is convertible into 200,000 shares of common stock at the option of the holder. To exercise optional conversion rights, a holder of Series D Preferred Stock must make a written demand to us and surrender the shares of Series D Preferred Stock to be converted. We will not issue fractional shares of common stock upon the conversion of shares of Series D Preferred Stock. We will issue to such holder a number of shares rounded up to the nearest whole number of shares of common stock.

Voting Rights. The holders of Series D Preferred Stock are entitled to vote on an “as converted” basis on all matters submitted to a vote of holders our common stock, including the election of directors, and all other matters as required by law. The holders of Series D Preferred Stock must vote with all other classes and series of common stock as a single class on all actions to be taken by holders of the Company’s common stock, except to the extent that voting as a separate class or series is required by law. There is no right to cumulative voting in the election of directors.

Preemptive Rights. Holders of Series D Preferred Stock do not have preemptive rights.

Series E – The rights, privileges and preferences of the Series E Preferred Stock are set forth in the Certificate of Designation filed with the Nevada Secretary of State on November 12, 2019. Set forth below is a summary of the material rights, preferences and privileges of our Series E Preferred Stock. The following summary of the material rights, preferences and privileges of our Series E Preferred Stock does not purport to be complete and may not contain all of the information that is important to you.

General. The Certificate of Designation for Series E Preferred Stock designates 10,000 shares of Series E Preferred Stock. The stated value of the Series E Preferred Stock is $1,000 per share. As of December 18, 2019, there were 10,000 shares of Series E Preferred Stock issued and outstanding.

Ranking. With respect to rights on liquidation, winding up and dissolution, the Series E Preferred Stock will rank senior to the common stock and all previously issued capital stock of the Company.

Dividends. Holders of Series E Preferred Stock have no dividend rights except as may be declared by our Board of Directors in its sole and absolute discretion out of funds legally available for that purpose.

Liquidation. The holders of Series E Preferred Stock have a liquidation preference equal to par value.]In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the Series E Preferred Stock will be senior to any other class or series of our capital stock. In such event, holders of Series E Preferred Stock shall be entitled, after provision for our debts and other liabilities, to be paid in cash in full, before any distribution is made on any previously authorized class of capital stock, an amount of the par value per share. If the net assets of the Company distributable among the holders of all outstanding Series E Preferred Stock are insufficient to pay in full all holders of Series E Preferred Stock, then the entire net assets of the Company remaining after the provision for the payment of our debts and other liabilities will be distributed among the holders of Series E Preferred Stock ratably in proportion to the full preferential amount to which they would otherwise be entitled to be paid for their Series E Preferred Stock.

Conversion Rights. Each share of Series E Preferred Stock is convertible into 625 shares of common stock at the option if the closing price of our common stock on the principal trading market exceeds $2.00 per share for 5 consecutive trading days. To exercise optional conversion rights, a holder of Series E Preferred Stock must make a written demand to us and surrender the shares of Series E Preferred Stock to be converted. We will not issue fractional shares of common stock or pay cash upon the conversion of shares of Series E Preferred Stock. We will issue to such holder a number of shares rounded up to the nearest whole number of shares of common stock.

Voting Rights. The holders of the Series E Preferred Stock shall be entitled to vote on an as converted basis on all matters submitted to holders of our common, subject to applicable beneficial ownership limitations. The holders of Series E Preferred Stock are entitled to vote on an “as converted” basis on all matters submitted to a vote of holders our common stock, including the election of directors, and all other matters as required by law. The holders of Series E Preferred Stock must vote together with our common stock as a single class, except to the extent that voting as a separate class or series is required by law. There is no right to cumulative voting in the election of directors.

Preemptive Rights. Holders of Series E Preferred Stock do not have preemptive rights.

Anti-Takeover Effects of Provisions of our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws

Our amended and restated articles of incorporation and bylaws, as they will be in effect upon completion of this offering, contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Issuance of Additional Shares

Our board of directors may issue additional authorized shares of our preferred stock from time to time in one or more classes or series, and our board of directors has the authority to determine the terms of any such classes or series of preferred stock, such as voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our board of directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a merger or other transaction by which a third party seeks control, and thereby assist the incumbent board of directors and management to retain their respective positions.

Special Meetings of Stockholders

Our bylaws provide that special meetings of the stockholders may be called only by the directors or by any officer instructed by the directors to call the special meeting.

Board Vacancies

Our bylaws provide that any vacancy occurring on our board of directors may be filled by a majority of directors then in office, even if less than a quorum. These provisions may discourage, delay, or prevent a third party from voting to remove incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by that removal with its own nominees.

No Cumulative Voting

Our amended and restated articles of incorporation do not provide for cumulative voting in the election of directors. Our bylaws provide that directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Anti-Takeover Effects of Nevada Law

The State of Nevada, where we are incorporated, has enacted statutes that could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their shares of common stock at a price above the prevailing market price. We have not opted out of these statutes.

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or the “NRS”, generally prohibit a publicly traded Nevada corporation with at least 200 stockholders of record from engaging in various “combination” transactions with any interested stockholder for a period of four years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors before such person became an interested stockholder or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% (for a combination within two years after becoming an interested stockholder) or a majority (for combinations between two and four years thereafter) of the outstanding voting power held by disinterested stockholders. Alternatively, a corporation may engage in a combination with an interested stockholder more than two years after becoming an interested stockholder if:

●
the consideration to be paid to the holders of the corporation’s stock, other than the interested stockholder, is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, plus interest compounded annually, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher; and

●
the interested stockholder has not become the owner of any additional voting shares since the date of becoming an interested stockholder except by certain permitted transactions.

A “combination” is generally defined to include (i) mergers or consolidations with the “interested stockholder” or an affiliate or associate of the interested stockholder, (ii) any sale, lease exchange, mortgage, pledge, transfer or other disposition of assets of the corporation, in one transaction or a series of transactions, to or with the interested stockholder or an affiliate or associate of the interested stockholder: (a) having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) representing more than 10% of the earning power or net income (determined on a consolidated basis) of the corporation, (iii) any issuance or transfer of securities to the interested stockholder or an affiliate or associate of the interested stockholder, in one transaction or a series of transactions, having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding voting shares of the corporation (other than under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution made pro rata to all stockholders of the corporation), (iv) adoption of a plan or proposal for liquidation or dissolution of the corporation with the interested stockholder or an affiliate or associate of the interested stockholder and (v) certain other transactions having the effect of increasing the proportionate share of voting securities beneficially owned by the interested stockholder or an affiliate or associate of the interested stockholder.

In general, an “interested stockholder” means any person who (i) beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting shares of a corporation, or (ii) is an affiliate or associate of the corporation that beneficially owned, within two years prior to the date in question, 10% or more of the voting power of the then-outstanding shares of the corporation.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations doing business, directly or through an affiliate, in Nevada, and having least 200 stockholders of record, including at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation. The control share statute prohibits an acquirer, under certain circumstances, from voting its “control shares” of an issuing corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the issuing corporation’s disinterested stockholders or unless the issuing corporation amends its articles of incorporation or bylaws within ten days of the acquisition to provide that the “control share” statute does not apply to the corporation or to the types of existing or future stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power of a corporation. Generally, once an acquirer crosses one of the foregoing thresholds, those shares acquired in an acquisition or offer to acquire in an acquisition and acquired within 90 days immediately preceding the date that the acquirer crosses one of the thresholds, become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. In addition, the corporation, if provided in its articles of incorporation or bylaws, may cause the redemption of all of the control shares at the average price paid for such shares if the stockholders do not accord the control shares full voting rights. If control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who did not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when disposing of shares:

●
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●
block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●
purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

●
an exchange distribution in accordance with the rules of the applicable exchange;

●
privately negotiated transactions;

●
to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

●
broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

●
a combination of any of these methods of sale; and

●
any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent stockholders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling stockholders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling stockholder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling stockholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

Listing

Our common shares are listed on the OTCQB Venture Market under the symbol “EXDI”.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Corporate Stock Transfer.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the securities offered by this prospectus will be passed upon for us by Greenberg Traurig, P.A.

EXPERTS

The consolidated financial statements of Exactus, Inc. for the years ended December 31, 2018 and December 31, 2017 included in the registration statement upon which this prospectus forms a part have been audited by RBSM LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere in the registration statement upon which this prospectus forms a part. Such consolidated financial statements have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 with the SEC covering the common shares that the selling stockholders is offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information.

We file annual, quarterly and other periodic reports, proxy statements and other information with the SEC. You can read our SEC filings, including this registration statement, over the Internet at the SEC’s website at www.sec.gov.

Our Internet address is www.exactusinc.com. There we make available free of charge, on or through the investors section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the SEC. The information found on our website is not part of this prospectus and investors should not rely on any such information in deciding whether to invest.

 Exactus, Inc.

Exactus, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2019	2018
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$5,686	$1,960
Accounts receivable, net	75,626	-
Accounts receivable - related party	52,659	-
Inventory	2,332,890	-
Prepaid expenses and other current assets	166,149	12,330
Prepaid expenses and other current assets - related party - current	622,159	-
Total current assets	3,255,169	14,290

Other Assets:
Deposits	40,000	-
Prepaid expenses and other current assets - related party – long-term	2,648,864	-
Property and equipment, net	549,483	-
Intangible assets, net	2,668,005	-
Operating lease right-of-use assets, net	2,287,682	-
Total other assets	8,194,034	-

TOTAL ASSETS	$11,449,203	$14,290

LIABILITIES AND EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$1,131,883	$923,429
Accounts payable - related party	8,342	-
Accrued expenses	81,693	46,875
Note payable - related parties	6,500	51,400
Subscription payable	282,500	-
Convertible notes, net of discounts	-	491,788
Derivative liability	-	1,742,000
Settlement payable	-	17,000
Interest payable	8,148	66,300
Due to related party	105,500	-
Operating lease liabilities, current portion	427,888	-
Total current liabilities	2,052,454	3,338,792

Long Term Liabilities:
Convertible notes payable	100,000	100,000
Operating lease liabilities, long-term portion	1,902,073	-
Total long term liabilities	2,002,073	100,000

TOTAL LIABILITIES	4,054,527	3,438,792

Commitment and contingencies (see Note 10)

Equity (Deficit):
Exactus, Inc. Stockholders's Equity (Deficit)
Preferred stock: 50,000,000 authorized; $0.0001 par value, 5,266,466 undesignated shares
issued and outstanding	-	-
Preferred stock Series A: 1,000,000 designated; $0.0001 par value,
583,009 and none shares issued and outstanding, respectively	58	-
Preferred stock Series B-1: 32,000,000 designated; $0.0001 par value,
1,800,000,and 2,800,000 shares issued and outstanding, respectively	180	280
Preferred stock Series B-2: 10,000,000 designated; $0.0001 par value,
7,684,000 and 8,684,000 shares issued and outstanding, respectively	768	868
Preferred stock Series C: 1,733,334 designated; $0.0001 par value,
none and 1,733,334 shares issued and outstanding, respectively	-	173
Preferred stock Series D: 200 designated; $0.0001 par value, 29 and 45
shares issued and outstanding, respectively	-	1
Preferred stock Series E: 10,000 designated; $0.0001 par value, 10,000 and none
shares issued and outstanding, respectively	1	-
Common stock: 650,000,000 shares authorized; $0.0001 par value,
40,024,389 and 6,233,524 shares issued and outstanding, respectively	4,002	623
Common stock to be issued (596,249 and none shares to be issued, respectively)	60	-
Additional paid-in capital	23,457,433	7,111,445
Accumulated deficit	(15,706,198)	(10,537,892)
Total Exactus Inc. Stockholders' Equity (Deficit)	7,756,304	(3,424,502)

Non-controlling interest in subsidiary	(361,628)	-

Total Equity (Deficit)	7,394,676	(3,424,502)

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$11,449,203	$14,290

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Exactus, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net revenues	$48,013	$-	$163,157	$-
Net revenues - related party	12,140	-	52,659	-

Total net revenues	60,153	-	215,816	-

Cost of sales - related party	100,418	-	216,205	-

Gross profit	(40,265)	-	(389)	-

Operating Expenses:
General and administration	1,389,820	301,859	2,892,588	1,446,867
Professional and consulting	662,857	49,068	2,873,895	179,658
Research and development	10,000	75,000	36,975	225,000

Total Operating Expenses	2,062,677	425,927	5,803,458	1,851,525

Loss from Operations	(2,102,942)	(425,927)	(5,803,847)	(1,851,525)

Other Income (expenses):
Derivative loss	-	(818,355)	(1,454,729)	(517,205)
Loss on stock settlement	-	(223,825)	-	(477,126)

(Loss) gain on settlement of debt, net	(3,000)	-	3,004,629	-
Interest expense	(2,105)	(127,164)	(371,537)	(382,971)

Total Other Expenses, net	(5,105)	(1,169,344)	1,178,363	(1,377,302)

Loss Before Provision for Income Taxes	(2,108,047)	(1,595,271)	(4,625,484)	(3,228,827)
Provision for income taxes	-	-	-	-

Net Loss	(2,108,047)	(1,595,271)	(4,625,484)	(3,228,827)

Net Loss attributable to non-controlling interest	173,680	-	361,628	-

Net Loss Attributable to Exactus, Inc.	(1,934,367)	(1,595,271)	(4,263,856)	(3,228,827)

Deemed dividend on Preferred Stock	-	-	(904,450)	-

Net Loss available to Exactus, Inc. common stockholders	$(1,934,367)	$(1,595,271)	$(5,168,306)	$(3,228,827)

Net Loss per Common Share - Basic and Diluted	$(0.05)	$(0.33)	$(0.15)	$(0.69)
Net Loss attributable to non-controlling interest per Common Share - Basic and Diluted	$(0.00)	$-	$(0.01)	$-
Net Loss available to Exactus, Inc. common stockholders per Common Share - Basic and Diluted	$(0.05)	$(0.33)	$(0.16)	$(0.69)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	38,951,338	4,812,449	31,173,513	4,647,290

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Exactus, Inc. and Subsidiaries
Condensed Consolidated Statements of Equity (Deficit)
For the Nine Months Ended September 30, 2019 and 2018
(Unaudited)
	Preferred Stock- Series A		Preferred Stock- Series B-1		Preferred Stock- Series B-2		Preferred Stock- Series C		Preferred Stock- Series D		Preferred Stock- Series E		Common Stock		Common Stock - Unissued		Additional Paid in	Accumulated	Non-controlling
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Total
Balance, December 31, 2018	-	$-	2,800,000	$280	8,684,000	$868	1,733,334	$173	45	$1	-	$-	6,233,524	$623	-	$-	$7,111,445	$(10,537,892)	$-	$(3,424,502)

Preferred stock issued upon convesion of
convertible debt	849,360	84	-	-	-	-	-	-	-	-	-	-	-	-	-	-	849,276	-	-	849,360
Preferred stock issued for private placement	55,090	6	-	-	-	-	-	-	-	-	-	-	-	-	-	-	55,084	-	-	55,090
Common stock issued for private placement	-	-	-	-	-	-	-	-	-	-	-	-	15,382,090	1,538	-	-	3,308,115	-	-	3,309,653
Common Stock issued for Master Supply	-	-	-	-	-	-	-	-	-	-	-	-	8,385,691	839	-	-	(839)	-	-	-
Common stock issued for debt settlement	-	-	-	-	-	-	-	-	-	-	-	-	203,080	20	-	-	40,596	-	-	40,616
Common stock issued for purchase of membership interest in subsidiary	-	-	-	-	-	-	-	-	-	-	-	-	937,500	94	-	-	989,906	-	-	990,000
Conversion of Series A Preferred Stock to Common Stock	(296,441)	(30)	-	-	-	-	-	-	-	-	-	-	1,482,205	148	-	-	(118)	-	-	-
Conversion of Series B-1 Preferred Stock to Common Stock	-	-	(400,000)	(40)	-	-	-	-	-	-	-	-	50,000	5	-	-	35	-	-	-
Conversion of Series B-2 Preferred Stock to Common Stock	-	-	-	-	(1,000,000)	(100)	-	-	-	-	-	-	125,000	13	-	-	87	-	-	-
Conversion of Series D Prefered Stock to Common Stock	-	-	-	-	-	-	-	-	(4)	(1)	-	-	100,000	10	-	-	(9)	-	-	-
Common stock issued upon convesion of
convertible debt	-	-	-	-	-	-	-	-	-	-	-	-	250,000	25	-	-	195,975	-	-	196,000
Stock warrants granted for services	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	1,114,062	-	-	1,114,062
Stock options granted for services	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	891,799	-	-	891,799
Deemed dividend on Preferred Stock	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	904,450	(904,450)	-	-
Net Loss for the period	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-		(1,374,263)	(35,604)	(1,409,867)
Balance, March 31, 2019	608,009	60	2,400,000	240	7,684,000	768	1,733,334	173	41	-	-	-	33,149,090	3,315	-	-	15,459,864 #	(12,816,605)	(35,604)	2,612,211
Common stock issued and unissued for private placement	-	-	-	-	-	-	-	-	-	-	-	-	1,282,175	128	2,606,958	261	2,168,796	-	-	2,169,185
Common stock unissued for services	-	-	-	-	-	-	-	-	-	-	-	-	-	-	20,000	2	19,498	-	-	19,500
Common stock unissued for purchase of membership interest in subsidiary	-	-	-	-	-	-	-	-	-	-	-	-	-	-	503,298	50	449,950	-	-	450,000
Stock options granted for services	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	58,279	-	-	58,279
Net Loss for the period	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-		(955,226)	(152,344)	(1,107,570)
Balance, June 30, 2019	608,009	60	2,400,000	240	7,684,000	768	1,733,334	173	41	-	-	-	34,431,265	3,443	3,130,256	313	18,156,387	(13,771,831)	(187,948)	4,201,605
Common stock and preferred stock cancelled per Surrender and Release Agreement				-	-	-	(1,733,334)	(173)	-	-	-	-	(180,000)	(18)	-	-	191	-	-	-
Preferred stock issued pursuant to Management and Services Agreement	-	-	-	-	-	-	-	-	-	-	10,000	1	-	-	-	-	3,374,999	-	-	3,375,000
Conversion of Series A Prefered Stock to Common Stock	(25,000)	(2)	-	-	-	-	-	-	-	-	-	-	-	-	125,000	13	(11)	-	-	-
Conversion of Series B-1 Prefered Stock to Common Stock	-	-	(600,000)	(60)	-	-	-	-	-	-	-	-	75,000	7	-	-	53	-	-	-
Conversion of Series D Prefered Stock to Common Stock	-	-	-	-	-	-	-	-	(12)	-	-	-	300,000	30	-	-	(30)	-	-	-
Common stock issued and unissued for private placement	-	-	-	-	-	-	-	-	-	-	-	-	2,237,868	224	271,249	27	1,532,957	-	-	1,533,208
Common stock issued for prepaid services	-	-	-	-	-	-	-	-	-	-	-	-	50,000	5	-	-	30,495	-	-	30,500
Common stock unissued for services	-	-	-	-	-	-	-	-	-	-	-	-	-	-	80,000	8	57,248	-	-	57,256
Common stock unissued for pursuant to Asset Purchase Agreement	-	-	-	-	-	-	-	-	-	-	-	-	-	-	100,000	10	86,865	-	-	86,875
Stock options granted for services	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	218,279	-	-	218,279
Common stock issued for unissued common stock	-	-	-	-	-	-	-	-	-	-	-	-	3,110,256	311	(3,110,256)	(311)	-	-	-	-
Net Loss for the period	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-		(1,934,367)	(173,680)	(2,108,047)
Balance, September 30, 2019	583,009	$58	1,800,000	$180	7,684,000	$768	-	$-	29	$-	10,000	$1	40,024,389	$4,002	596,249	$60	$23,457,433	$(15,706,198)	$(361,628)	$7,394,676

	Preferred Stock- Series A		Preferred Stock- Series B-1		Preferred Stock- Series B-2		Preferred Stock- Series C		Preferred Stock- Series D		Preferred Stock- Series E		Common Stock		Paid in	Accumulated	Non-controlling
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Total

Balance, December 31, 2017	-	$-	2,800,000	$280	8,684,000	$868	1,733,334	$173	-	$-	-	$-	4,383,983	$439	$3,983,171	$(6,200,573)	$-	$(2,215,642)
Common stock issued for debt settlement	-	-	-	-	-	-	-	-	-	-	-	-	214,834	21	343,714	-	-	343,735
Series D preferred stock issued for cash	-	-	-	-	-	-	-	-	5	-	-	-	-	-	50,000	-	-	50,000
Series D preferred stock issued for debt	-	-	-	-	-	-	-	-	40	1	-	-	-	-	499,999	-	-	500,000
Net Loss for the period	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(1,073,846)	-	(1,073,846)

Balance, March 31, 2018	-	-	2,800,000	280	8,684,000	868	1,733,334	173	45	1	-	-	4,598,817	460	4,876,884	(7,274,419)	-	(2,395,753)
Common stock issued upon convesion of
convertible debt	-	-	-	-	-	-	-	-	-	-	-	-	22,727	2	19,998	-	-	20,000
Series D preferred stock issued for debt	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Net Loss for the period	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(559,710)	-	(559,710)

Balance, June 30, 2018	-	-	2,800,000	280	8,684,000	868	1,733,334	173	45	1	-	-	4,621,544	462	4,896,882	(7,834,129)	-	(2,935,463)
Common stock issued upon convesion of
convertible debt	-	-	-	-	-	-	-	-	-	-	-	-	350,417	35	297,765	-	-	297,800
Stock options granted for services	-	-	-	-	-	-	-	-	-	-	-	-	-	-	99,835	-	-	99,835
Net Loss for the period	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(1,595,271)	-	(1,595,271)

Balance, September 30, 2018	-	$-	2,800,000	$280	8,684,000	$868	1,733,334	$173	45	$1	-	$-	4,971,961	$497	$5,294,482	$(9,429,400)	$-	$(4,133,099)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Exactus, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
	2019	2018
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities:
Net loss	$(4,625,484)	$(3,228,827)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	36,720	-
Derivative loss	1,454,729	517,205
Stock-based compensation	2,376,050	599,835
Bad debt expense	9,407	-
Amortization of prepaid stock-based expenses	110,416	-
Amortization of discount and debt issuance costs for convertible notes	339,806	345,013
Amortization of intangible assets	558,024	-
Deferred rent	42,279	-
(Gain) loss on settlement of debt	(3,004,629)	477,126
Changes in operating assets and liabilities:
(Increase) decrease in operating assets:
Accounts receivable	(85,033)	-
Accounts receivable - related party	(52,659)	-
Inventory	(2,298,919)	-
Prepaid expenses and other current assets	(94,758)	(334)
Deposit	(40,000)	-
Increase (decrease) in operating liabilities:
Accounts payable	208,453	112,699
Accounts payable - related party	8,342	-
Accrued expenses	44,818	744,931
Settlement payable	(20,000)	(3,000)
Interest payable	4,764	27,428
Net Cash Used In Operating Activities	(5,027,674)	(407,924)

Cash Flows From Investing Activities:
Purchase of membership interest in subsidiary	(1,467,500)	-
Purchase of property and equipment	(586,203)	-
Net Cash Used in Investing Activities	(2,053,703)	-

Cash Flows From Financing Activities:
Proceeds from sale of Series D preferred stock	-	50,000
Advances from related party	231,035	-
Repayments on related party advances	(160,535)	-
Proceeds from sale of Common Stock	7,012,046	-
Payments of principal on notes payable	(32,129)	-
Proceeds from issuance of notes payable	14,229	101,900
Payments of principal on convertible notes	(186,443)	(25,000)
Proceeds from issuance of convertible notes, net of issuance cost	206,900	121,100
Net Cash Provided By Financing Activities	7,085,103	248,000

Net increase (decrease) in cash and cash equivalents	3,726	(159,924)

Cash and cash equivalents at beginning of period	1,960	161,215

Cash and cash equivalents at end of period	$5,686	$1,291

Supplemental Cash Flow Information:
Cash paid for interest	$26,977	$-
Cash paid for taxes	$-	$-

Non-Cash investing and financing activities:
Proceeds from sale of Series D preferred stock paid directly to settle amounts
due to officers and directors	$-	$500,000
Proceeds from sale of Series A preferred stock paid directly to settle debts	$55,090	$-
Convertible notes and interest payable settled by Series A preferred stock issued	$849,360	$-
Note payable, accrued expense and interest payable settled by common stock issued	$40,616	$-
Convertible notes settled by common stock issued	$196,000	$34,120
Accounts payable settled by common stock issued	$-	$85,934
Common stock issued for purchase of membership interest in subsidiary	$1,440,000	$-
Common stock and preferred stock issued for prepaid services	$3,405,500	$-
Common stock issued pursuant to asset purchase agreement	$70,000	$-
Increase in intangible assets for subscription payable	$1,866,029	$-
Increase in inventory for subscription payable	$33,971	$-
Initial benefical conversion feature and debt discount on convertible notes	$206,910	$151,000
Initial derivative liability on convertible notes	$-	$282,000
Preferred deemed dividend	$904,450	$-
Operating lease right-of-use assets and operating lease liabilities
recorded upon adoption of ASC 842	$2,431,362	$-
Reduction of operating lease right-of-use asset and operating lease liabillities	$143,680	$-
Prepaid expenses directly paid by a related party	$35,000	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NOTE 1 - NATURE OF ORGANIZATION

Organization and Business Description

Exactus, Inc. (the “Company”) was incorporated on January 18, 2008 as an alternative energy research and development company. During much of its history the Company had designed solar monitoring and charging systems which were discontinued in 2016 to focus on developing point-of-care diagnostic devices. The Company has recently added to the scope of its activities efforts to produce, market and sell products made from industrial hemp containing cannabidiol (“CBD”).

On January 8, 2019 the Company began pursuing hemp-derived CBD as a new business segment after passage of the Agriculture Improvement Act of 2018, also known as the 2018 Farm Bill. The 2018 Farm Bill declassified industrial hemp as a Schedule I substance, shifted regulatory authority from the Drug Enforcement Administration to the Department of Agriculture, and provided autonomy for states to regulate the industry. The 2018 Farm Bill did not change the Food and Drug Administration’s oversight authority over CBD products. The 2018 Farm Bill defined industrial hemp as a variety of cannabis containing an amount equal to or lower than 0.3% tetra-hydrocannabinol (THC) and allowed farmers to grow and sell hemp under state regulation. Industry reports indicate that 41 states have set up cultivation and production programs to regulate the production of hemp.

Following passage of the 2018 Farm Bill, the Company entered into a Master Product Development and Supply Agreement (the “Development Agreement”) with Ceed2Med, LLC (“C2M”). Under the Master Agreement, C2M agreed to provide to the Company up to 2,500 kilograms of products (isolate or distillate) for manufacture into consumer products such as tinctures, edibles, capsules, topical solutions and animal health products. The Company believes manufacturing, testing and quality akin to pharmaceutical products is important when distributing hemp-based products. The Company’s products originate from farms at which the Company (or C2M) oversee all stages of plant growth and are manufactured under contract arrangements with third-parties.

The Company identified the rapidly growing hemp-based CBD market as a valuable target for a new company focus. On January 8, 2019, the Company entered into the Master Product Development and Supply Agreement with C2M. In consideration for the Development Agreement (see Note 11), C2M was issued 8,385,691 shares of our Common Stock. Additionally, the Company granted immediately vested 10-year options to purchase 750,000 shares of Common Stock, with exercise price of $0.32 per share to three C2M founders. As a result, C2M became the Company’s largest shareholder holding (inclusive of the vested options held by its founders) approximately 51% of the Company’s outstanding Common Stock as of the date of the Development Agreement which has subsequently been reduced to approximately 22% as of September 30, 2019. Consequently, such transaction resulted in a change of control whereby, C2M obtained majority control through its Common Stock ownership (See Note 11). In connection with this agreement, the Company received access to expertise, resources, skills and experience suitable for production of CBD rich ingredients including isolates, distillates, water soluble, and proprietary formulations. Under the Development Agreement, the Company was allotted a minimum of 50 and up to 300 kilograms per month, and up to 2,500 kilograms annually, of CBD rich ingredients for resale and placed a $1 million purchase order for products. The Company currently offers products such as tinctures, edibles, capsules, topical solutions and animal health products manufactured for the Company as branded and white-label products.

On March 11, 2019, with the assistance of C2M and assignment of rights, the Company acquired a 50.1% limited liability membership interest in Exactus One World, LLC (“EOW”), an Oregon limited liability company formed on January 25, 2019, in order to farm industrial hemp for its own use. Prior to the acquisition, EOW had no operating activities. The Company acquired its 50.1% limited liability membership interest pursuant to a Subscription Agreement and a Membership Interest Purchase Agreement (See Note 3). Following the events described above, the Company entered into the business of production and selling of industrial hemp grown for its own use and for sale to third-parties.

On January 11, 2019, the Board of Directors of the Company approved a reverse stock split of the Company’s Common Stock at a ratio of 1-for-8 (the “Reverse Stock Split”) including shares issuable upon conversion of the Company’s outstanding convertible securities. All share and per share values of the Company’s Common Stock for all periods presented in this Report and in the accompanying condensed consolidated financial statements are retroactively restated for the effect of the Reverse Stock Split.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and principles of consolidation

The Company’s unaudited condensed consolidated financial statements include the financial statements of its 50.1% subsidiary, EOW and 51% subsidiary, Paradise Medlife. All significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying interim unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission for interim financial information, which includes consolidated unaudited interim financial statements and present the consolidated unaudited interim financial statements of the Company and its majority-owned subsidiaries as of September 30, 2019. All intercompany transactions and balances have been eliminated. In the opinion of management, all adjustments necessary to present fairly our financial position, results of operations, stockholders’ equity (deficit) and cash flows as of September 30, 2019 and 2018, and for the periods then ended, have been made. Those adjustments consist of normal and recurring adjustments. Certain information and note disclosures normally included in our annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements as of and for the year ended December 31, 2018 and footnotes thereto included in the Company’s Report on Form 10K filed with the SEC on March 29, 2019. The results of operations for the three and nine months ended September 30, 2019 are not necessarily indicative of the results to be expected for the full year.

Going concern

These unaudited condensed consolidated financial statements are presented on the basis that the Company will continue as a going concern. The going concern concept contemplates the realization of assets and satisfaction of liabilities in the normal course of business. No adjustment has been made to the carrying amount and classification of the Company’s assets and the carrying amount of its liabilities based on the going concern uncertainty. As reflected in the accompanying unaudited condensed consolidated financial statements, the Company had a net loss attributable to Exactus Inc. common shareholders of $5,168,306 for the nine months ended September 30, 2019. The net cash used in operating activities was $5,027,674 for the nine months ended September 30, 2019. Additionally, the Company had an accumulated deficit of $15,706,198 at September 30, 2019. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. Management cannot provide assurance that the Company will ultimately achieve profitable operations or become cash flow positive, or raise additional debt and/or equity capital. The Company is seeking to raise capital through additional debt and/or equity financings to fund its operations in the future. Although the Company has historically raised capital from sales of common and preferred shares and from the issuance of convertible promissory notes, there is no assurance that it will be able to continue to do so. If the Company is unable to raise additional capital or secure additional lending in the near future, management expects that the Company will need to curtail its operations. These unaudited condensed consolidated financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Over the last several months the Company and its advisors have been evaluating numerous opportunities and relationships to increase shareholder value. The Company expects to realize revenue through its efforts, if successful, to sell wholesale and retail products to third parties. However, as the Company is in a start-up phase, in a new business venture, in a rapidly evolving industry, many of its costs and challenges are new and unknown. In order to fund the Company’s activities, the Company will need to raise additional capital either through the issuance of equity and/or the issuance of debt. During the nine months ended September 30, 2019, the Company received proceeds from the sale of the Company’s Common Stock of approximately $7.0 million.

Use of Estimates

The Company prepares its unaudited condensed consolidated financial statements in conformity with GAAP which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. In preparing the unaudited condensed consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet, and revenues and expenses for the period then ended. Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to the fair value of derivative liabilities, useful life of property and equipment, fair value of right of use assets, assumptions used in assessing impairment of long-term, contingent liabilities, and fair value of non-cash equity transactions.

Fair Value Measurements

The Company adopted the provisions of Accounting Standard Codification (“ASC”) Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value, and expands disclosure of fair value measurements. The guidance prioritizes the inputs used in measuring fair value and establishes a three-tier value hierarchy that distinguishes among the following:

●	Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

●
Level 2—Valuations based on quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and models for which all significant inputs are observable, either directly or indirectly.

●	Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The Company measures certain financial instruments at fair value on a recurring basis. Assets and liabilities measured at fair value on a recurring basis are as follows at September 30, 2019 and December 31, 2018:

	At September 30, 2019			At December 31, 2018
Description	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Derivative liabilities	—	—	$-	—	—	$1,742,000

A roll forward of the level 3 valuation financial instruments is as follows:

For the Nine Months Ended September 30, 2019
Balance at beginning of period	$1,742,000
Initial fair value of derivative liabilities as debt discount	206,910
Initial fair value of derivative liabilities as derivative expense	361,090
Gain on extinguishment of debt	(3,206,000)
Change in fair value included in derivative loss	896,000
Balance at end of period	$-

As of September 30, 2019, the Company has no assets that are re-measured at fair value.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The carrying value of those investments approximates their fair market value due to their short maturity and liquidity. Cash and cash equivalents include cash on hand and amounts on deposit with financial institutions, which amounts may at times exceed federally insured limits. We have not experienced any losses on such accounts and we do not believe we are exposed to any significant credit risk. The Company had $0 cash balances in excess of FDIC insured limits at September 30, 2019 and December 31, 2018, respectively. Cash and cash equivalents were $5,686 and $1,960 at September 30, 2019 and December 31, 2018, respectively.

Accounts receivable and allowance for doubtful accounts

The Company has a policy of providing on allowance for doubtful accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable.  The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt.  Account balances deemed to be uncollectible are charged to bad debt expense and included in the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of September 30, 2019 and December 31, 2018, allowance for doubtful accounts amounted $9,407 and $0, respectively. Bad debt expense amounted $9,407 and $0 during the nine months ended September 30, 2019 and 2018, respectively.

Prepaid Expenses and Other Current Assets

Total prepaid expenses and other current assets of $166,149 and $12,330 at September 30, 2019 and December 31, 2018, respectively. Prepaid expenses to C2M who is a related party, amounted to $622,159 – current portion and $2,648,864 – long-term portion at September 30, 2019 (see Note 10). Prepaid expenses consist primarily of costs paid for future services which will occur within a year. Prepaid expenses may include prepayments in cash and equity instruments for an operating lease, consulting, and insurance fees which are being amortized over the terms of their respective agreements.

Inventory

The Company values inventory, consisting of raw materials, growing plants and finished goods, at the lower of cost or net realizable value. Cost is determined on the first-in and first-out (“FIFO”) method. The Company reduces inventory for the diminution of value, resulting from product obsolescence, damage or other issues affecting marketability, equal to the difference between the cost of the inventory and its estimated net realizable value. Factors utilized in the determination of the estimated net realizable value include (i) estimates of future demand, and (ii) competitive pricing pressures. In accordance with ASC 905, “Agriculture”, costs of growing hemp are accumulated until the time of harvest and are reported at the lower of cost or net realizable value.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from 3 to 10 years. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired, or disposed of, the cost and accumulated depreciation are removed, and any resulting gains or losses are included in the consolidated statement of operations.

Impairment of long-lived assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

Derivatives and Hedging- Contracts in Entity’s Own Equity

In accordance with the provisions of ASC 815 “Derivatives and Hedging” the embedded conversion features in the convertible notes (see Note 9) are not considered to be indexed to the Company’s stock. As a result, these are required to be accounted for as derivative financial liabilities and have been recognized as liabilities on the accompanying consolidated balance sheets. The fair value of the derivative financial liabilities is determined using a binomial model with Monte Carlo simulation and is affected by changes in inputs to that model including the Company’s stock price, expected stock price volatility, the expected term, and the risk-free interest rate. The derivative financial liabilities are subject to re-measurement at each balance sheet date and any changes in fair value is recognized as a component in other income (expenses).

Revenue Recognition

On January 1, 2018, the Company adopted ASC Topic 606 and the related amendments Revenue from Contracts with Customers, which requires revenue to be recognized in a manner that depicts the transfer of goods or services to customers in amounts that reflect the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company recognizes revenue by applying the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

The Company’s performance obligations are satisfied at the point in time when products are shipped or delivered to the customer, which is when the customer has title and the significant risks and rewards of ownership. Therefore, the Company’s contracts have a single performance obligation (shipment of product). The Company primarily receives fixed consideration for sales of product.

Cost of Sales

The primary components of cost of sales include the cost of the product and shipping fees.

Research and Development Expenses

The Company follow ASC 730-10, “Research and Development,” and expenses research and development costs when incurred.  Accordingly, third-party research and development costs, including designing, prototyping and testing of product, are expensed when the contracted work has been performed or milestone results have been achieved. Indirect costs are allocated based on percentage usage related to the research and development.   Research and development costs of $36,975 and $225,000 were incurred for the nine months ended September 30, 2019 and 2018, respectively, and $10,000 and $75,000 were incurred for the three months ended September 30, 2019 and 2018, respectively, and are included in operating expenses on the accompanying unaudited condensed consolidated statements of operations.

Stock-Based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Through March 31, 2018, pursuant to ASC 505-50 - Equity-Based Payments to Non-Employees, all share-based payments to non-employees, including grants of stock options, were recognized in the consolidated financial statements as compensation expense over the service period of the consulting arrangement or until performance conditions are expected to be met. Using a Black Scholes valuation model, the Company periodically reassessed the fair value of non-employee options until service conditions are met, which generally aligns with the vesting period of the options, and the Company adjusts the expense recognized in the consolidated financial statements accordingly. In June 2018, the FASB issued ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, which simplifies several aspects of the accounting for nonemployee share-based payment transactions by expanding the scope of the stock-based compensation guidance in ASC 718 to include share-based payment transactions for acquiring goods and services from non-employees. ASU No. 2018-07 is effective for annual periods beginning after December 15, 2018, including interim periods within those annual periods. Early adoption is permitted, but entities may not adopt prior to adopting the new revenue recognition guidance in ASC 606. The Company adoption did not have any material impact on its consolidated financial statements.

The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company records compensation expense based on the fair value of the award at the reporting date. The awards to consultants and other third-parties are then revalued, or the total compensation is recalculated, based on the then current fair value, at each subsequent reporting date.

Related Parties

We follow ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

Earnings per Share

We compute basic and diluted earnings per share amounts in accordance with ASC Topic 260, “Earnings per Share”. Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if preferred stock converted to Common Stock and warrants are exercised.  Preferred stock and warrants are excluded from the diluted earnings per share calculation if their effect is anti-dilutive.  As of September 30, 2018, the Company had 4,488,472 potential shares and warrants that were excluded from our calculation of diluted earnings per share because their effect would have been anti-dilutive. For the nine months ended September 30, 2019, the following potentially dilutive shares were excluded from the computation of diluted earnings per shares because their impact was anti-dilutive:

September 30,2019
Common Stock equivalents:
Stock warrants	1,154,500
Stock options	5,642,708
Convertible notes payable	250,000
Convertible Preferred Stock	11,075,545
Total	18,122,753

Income Taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”), which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach require the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

 The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

Tax positions that meet the more likely than not recognition threshold are measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all more likely than not to be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.

The Company has adopted ASC 740-10-25, “Definition of Settlement”, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion and examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open.  The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

Non-controlling interests in consolidated financial statements

In December 2007, the FASB issued ASC 810-10-65, “Non-controlling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51” (“SFAS No. 160”). This ASC clarifies that a non-controlling (minority) interest in subsidiaries is an ownership interest in the entity that should be reported as equity in the consolidated financial statements. It also requires consolidated net income to include the amounts attributable to both the parent and non-controlling interest, with disclosure on the face of the consolidated income statement of the amounts attributed to the parent and to the non-controlling interest. In accordance with ASC 810-10-45-21, those losses attributable to the parent and the non-controlling interest in subsidiaries may exceed their interests in the subsidiary’s equity. The excess and any further losses attributable to the parent and the non-controlling interest shall be attributed to those interests even if that attribution results in a deficit non-controlling interest balance. On March 11, 2019, the Company acquired a 50.1% limited liability membership interest in EOW, pursuant to a Subscription Agreement and a Membership Interest Purchase Agreement (see Note 3) and has the right to appoint a manager of the limited liability company. Additionally, on July 5, 2019, the Company acquired a 51% limited liability membership interest in Paradise Medlife (see Note 3).

Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (Topic 842). The updated guidance requires lessees to recognize lease assets and lease liabilities for most operating leases. In addition, the updated guidance requires that lessors separate lease and non-lease components in a contract in accordance with the new revenue guidance in ASC 606. The updated guidance is effective for interim and annual periods beginning after December 15, 2018.

On January 1, 2019, the Company adopted ASU No. 2016-02, applying the package of practical expedients to leases that commenced before the effective date whereby the Company elected to not reassess the following: (i) whether any expired or existing contracts contain leases and; (ii) initial direct costs for any existing leases. For contracts entered into on or after the effective date, at the inception of a contract the Company assessed whether the contract is, or contains, a lease. The Company’s assessment is based on: (1) whether the contract involves the use of a distinct identified asset, (2) whether we obtain the right to substantially all the economic benefit from the use of the asset throughout the period, and (3) whether it has the right to direct the use of the asset. The Company will allocate the consideration in the contract to each lease component based on its relative stand-alone price to determine the lease payments.

Operating lease ROU assets represents the right to use the leased asset for the lease term and operating lease liabilities are recognized based on the present value of future minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit rate, the Company use an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease expense for minimum lease payments is amortized on a straight-line basis over the lease term and is included in general and administrative expenses in the condensed consolidated statements of operations.

Recent Accounting Pronouncements

In January 2017, the FASB issued Accounting Standards Update 2017-04, “Intangibles-Goodwill and Other: Simplifying the Test for Goodwill Impairment” (ASU 2017-04). The standard simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Under the amendments of ASU 2017-04, an entity should perform its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity will recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, but the loss cannot exceed the total amount of goodwill allocated to the reporting unit. ASU 2017-04 is effective for the calendar year ending December 31, 2020. The amendments require a prospective approach to adoption and early adoption is permitted for interim or annual goodwill impairment tests. The Company is currently evaluating the impact of this standard.

In July 2017, the FASB issued ASU No. 2017-11, which amends the FASB Accounting Standards Codification. Part I of ASU No. 2017-11, Accounting for Certain Financial Instruments with Down Round Features, changes the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. The guidance is effective for reporting periods beginning after December 15, 2018 and interim periods within those fiscal years. Early adoption is permitted. The Company adopted ASU 2017-11 on January 1, 2019. The adoption of this guidance had no impact on the Company’s condensed consolidated financial statements.

We have reviewed the FASB issued ASU accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. We have carefully considered the new pronouncements that alter previous generally accepted accounting principles and do not believe that any new or modified principles will have a material impact on the Company’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of the Company’s financial management.

NOTE 3 – ACQUISITION OF ASSETS AND OWNERSHIP

Exactus One World

On March 11, 2019, the Company acquired a 50.1% limited liability membership interest in Exactus One World, LLC, an Oregon limited liability company, formed on January 25, 2019 which since inception, had no operations.

The Company acquired 50.1% limited liability membership interest pursuant to a Subscription Agreement (the “Subscription Agreement”) and a Membership Interest Purchase Agreement (the “Purchase Agreement”). Under the terms of the Subscription Agreement, the Company acquired a 30% interest in EOW, and an additional 20.1% was acquired from existing members pursuant to the terms of the Purchase Agreement. The existing members are considered third parties. The Company has the right to appoint a Manager of the limited liability company and has appointed its President. Under the Operating Agreement for EOW, as amended, the Company has the right to appoint, and remove and replace, if desired, one of three managers of EOW, with each manager having the full rights to control the business and affairs of EOW. The Company appointed its President, Emiliano Aloi, as its Manager of EOW.

Under the term of the Subscription Agreement, the Company acquired 30% of membership interest in EOW in consideration for cash of $2,700,000 payable as follows:

●	$400,000 paid previously for purchase of Hemp Seeds;
●	$100,000 upon execution of the LLC Operating Agreement;
●	$500,000 on or before April 1, 2019;
●	$500,000 on or before May 1, 2019;
●	$300,000 on or before August 1, 2019;
●	$450,000 on or before September 1, 2019 and,
●	$450,000 on or before October 1, 2019

The acquisition of the 30% membership interest is deemed to be an investment in and capital contribution to EOW and shall be eliminated upon consolidation. The Company paid a total of approximately $2,344,000 between April 2019 and September 2019.

Under the term of the Purchase Agreement, the Company acquired 20.1% of EOW from existing members for aggregate consideration of $2,940,000 consisting of cash payments of $1,000,000, 937,500 shares of the Company’s Common Stock, and $450,000 worth of shares of Common Stock on June 14, 2019.  Pursuant to the terms of the Purchase Agreement, the Company issued 937,500 shares of its Common Stock valued at $990,000, or $1.056 per share, the fair value of the Company’s Common Stock based on the quoted trading price on the date of the Purchase Agreement. No goodwill was recorded since the Purchase Agreement was accounted for as an asset purchase.

The consideration shall be paid to the sellers as follows:

●	$300,000 cash and 937,500 shares of the Company’s Common Stock to the sellers upon execution, which was paid during the nine months ended September 30, 2019;
●	$700,000 on April 20, 2019 which was paid on April 18, 2019;
●
On June 10, 2019, the Company was required to issue and issued the sellers an additional $450,000 of shares of Common Stock of the Company based upon the 20 day volume weighted average price per share on the date of issue which was equivalent to $0.89 per share or 503,298 shares of the Company’s Common Stock and was issued in August 2019; and

●	$500,000 on September 1, 2019.

At September 30, 2019, the Company has an outstanding balance of $32,500 to the existing members which is included in subscription payable in the unaudited condensed consolidated balance sheets.

Pursuant to ASU 2017-01 and ASC 805, the Company analyzed the operations of EOW and the related agreements to determine if the Company acquired a business or acquired assets. Based on this analysis, it was determined that the Company acquired assets, primarily consisting of the value of two farm leases for approximately 200 acres of farmland in southwest Oregon for growing and processing industrial hemp, with lease terms of one year, and a license to operate such farms. The leases are renewable on a year-to-year basis at the option of the Company. Accordingly, the transaction was not considered a business.

The relative fair value of the assets acquired were based on management’s estimates of the fair values on March 11, 2019. Based upon the purchase price allocation, the following table summarizes the estimated relative fair value of the assets acquired at the date of acquisition:

Intangible asset – Hemp farming license	$10,000
Intangible assets – farm leases	2,930,000
Total assets acquired at fair value	2,940,000
Total purchase consideration	$2,940,000

Additionally, the Company recorded the acquisition of 50.1% of membership interest in EOW under the FASB issued ASC 810-10-65, “Non-controlling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51” (“SFAS No. 160”). As of September 30, 2019, the Company recorded a non-controlling interest balance of $(361,628) in connection with the majority-owned subsidiary, EOW as reflected in the accompanying unaudited condensed consolidated balance sheet and losses attributable to non-controlling interest of $173,680 and $361,628 during the three and nine months ended September 30, 2019, respectively, as reflected in the accompanying unaudited condensed consolidated statements of operations.

Paradise Medlife, LLC

On July 5, 2019, the Company entered into an Operating Agreement (the “Operating Agreement”) with Paradise Medlife, LLC and Paradise CBD, LLC. Paradise Medlife is a Florida Limited Liability Company, organized on April 12, 2019 with no operations since inception. The Company shall contribute capital of $50,000 in the form of CBD products in exchange for 51% ownership of Paradise Medlife. Consequently, Paradise Medlife became a majority owned subsidiary of the Company. To date, Paradise Medlife has no operations. At September 30, 2019, the Company has not yet contributed the capital of $50,000. The Company anticipates to contribute the capital in the form of CBD products during the fourth quarter of calendar year 2019.

Green Goddess Extracts, LLC

On July 31, 2019 the Company entered into an Asset Purchase Agreement (the “Green Goddess Purchase Agreement”) with Green Goddess Extracts, LLC (“Green Goddess”), a Florida contract manufacturer and formulator of hemp and vape products. Under the Green Goddess Purchase Agreement, the Company acquired the assets of Green Goddess consisting principally of its right and interest in the Green Goddess brand, inventory, customer list, intellectual property including IP addresses and trademarks entered into an option to acquire the seller’s vape assets, and entered into an employment agreement with the founder (the “Founder”) of Green Goddess. Green Goddess manufactures and distributes a premium line of hemp-derived products sold through distributors and online. Green Goddess has been a contract manufacturer for C2M and the Company.

Under the terms of the Green Goddess Purchase Agreement the Company agreed to issue 250,000 shares of the Company’s Common Stock and pay $250,000 cash for the acquisition to be paid in six installments. The first installment of $41,667 shall be due within 90 days of the closing and the five additional installments shall be paid starting on October 12, 2019 and continuing on the first day of each following month. The shares vest 1/24 on the closing date and an additional 1/24 vests on the first day of each month thereafter provided that the Company and the Executive under the Employment Agreement discussed below are neither in breach of this Green Goddess Purchase Agreement or the Employment Agreement. In addition, the Company entered into an agreement under which the Company may become obligated to issue up to an additional $250,000 of Common Stock (the “Additional Stock Consideration”) based upon the volume weighted average price per share (“VWAP”) for the 20 days prior to issuance, in the event that sales of products utilizing seller’s flavored products exceed $500,000 monthly for a three month average period. The Additional Stock Consideration shall vest 1/24 on the signature or execution date of this Green Goddess Purchase Agreement and an additional 1/24 vests on the first day of each month thereafter provided that the Company and the Executive under the Employment Agreement discussed below are neither in breach of this Green Goddess Purchase Agreement or the Employment Agreement.

Additionally, on July 1, 2019, the Company entered into an Executive Employment Agreement (the “Employment Agreement”) with Alejandro De La Espriella (the “Executive”) who is the managing member of Green Goddess Extracts, LLC. The term of the Employment Agreement shall be for two years and shall be automatically renewed for successive one-year periods unless either party provides a written notice of non-renewal. The Company agrees to pay the Executive an initial base salary of $120,000 per year subject to annual adjustments determined by the board of directors of the Company and such Executive shall also be eligible for annual bonus, performance bonus and equity awards as defined in the Employment Agreement.

Pursuant to ASU 2017-01 and ASC 805, the Company analyzed the operations of Green Goddess and the related agreements to determine if the Company acquired a business or acquired assets. The gross assets include the intellectual property (the related trademark, brand, and IP addresses are determined to be a single intangible asset), the inventory, customer list, non-compete/non-solicitation and the excess of the consideration transferred over the fair value of the net assets acquired. The Company concluded that substantially all of the fair values of the gross assets acquired is not concentrated in a single identifiable asset or group of similar identifiable assets.

The set has outputs through the continuation of revenues, and the Company considered the criteria in paragraph 805-10-55-5E to determine whether the set includes both inputs and a substantive process that together significantly contribute to the ability to create outputs. The set is not a business because: 1) It does not include an organized workforce that could meet the criteria in paragraph 805-10-55-5E (a) through (b), 2) There are no acquired processes that could meet the criteria in paragraph 805-10-55-5E(c) through (d), and 3) It does not include both an input and a substantive process. Accordingly, the transaction was not considered a business.

Additionally, in accordance with ASC 805-10, the 250,000 shares of common stock and the Additional Stock Consideration are tied to continued employment of the Company and as such are recognized as compensation expenses in the post combination period under Share-Based Payment Topic of ASC 718 which requires recognition in the financial statements of the cost of employee and services received in exchange for an award of equity instruments over the period the employee is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and services received in exchange for an award based on the grant-date fair value of the award (see Note 10).

The relative fair value of the assets acquired were based on management’s estimates of the fair values on July 31, 2019. Based upon the purchase price allocation, the following table summarizes the estimated relative fair value of the assets acquired at the date of acquisition:

Intangible asset – trademark	$3,500
Intangible assets – customer list	102,000
Intangible assets - brand	110,529
Inventory	33,971
Total assets acquired at fair value	250,000
Total purchase consideration	$250,000

Levor, LLC

On September 30, 2019 the Company entered into an Asset Purchase Agreement (the “Levor Purchase Agreement”) with Levor, LLC (“Levor”) and the sole owner and manager of Levor (the “Seller”). Under the Levor Purchase Agreement, the Company acquired the asset of Levor consisting principally of its rights and interest in the cosmetic brand collection, “Levor Collection”, which is an all-virtual brand that offers cannabinoid-infused cosmetic products. Under the terms of the Levor Purchase Agreement, the Company agreed to issue 100,000 shares of the Company’s Common Stock at closing. In addition, the Company entered into an agreement under which the Company may become obligated to issue additional shares of the Company’s common stock to be earned and payable to the Seller on the 12-month anniversary of the closing date which value is equivalent to 35% of the total annual net revenue of the Levor brand divided by the then closing bid price of the common stock on the 12-month anniversary (the Earn-out Consideration”). The Seller of Levor has been an employee of the Company since July 24, 2019.

Pursuant to ASU 2017-01 and ASC 805, the Company analyzed the operations of Levor and the related agreements to determine if the Company acquired a business or acquired assets. Based on this analysis, it was determined that the Company acquired assets, primarily consisting of the its rights and interest in the cosmetic brand collection, “Levor Collection”. The Company concluded that substantially all of the fair values of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. Accordingly, the transaction was not considered a business.

Pursuant to the terms of the Levor Purchase Agreement, the Company granted 100,000 shares of its Common Stock valued at $70,000, or $0.70 per share, the fair value of the Company’s Common Stock based on the sale of common stock in the recent private placement.

Additionally, in accordance with ASC 805-10, the Earn-out Consideration is deemed as contingent payment to an employee and the Company determined that the arrangement is compensatory in nature and as such are recognized as compensation expenses in the post combination period under Share-Based Payment Topic of ASC 718 which requires recognition in the financial statements of the cost of employee and services received in exchange for an award of equity instruments over the period the employee is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and services received in exchange for an award based on the grant-date fair value of the award.

The relative fair value of the assets acquired were based on management’s estimates of the fair values on September 30, 2019. Based upon the purchase price allocation, the following table summarizes the estimated relative fair value of the assets acquired at the date of acquisition:

Intangible asset – brand	$70,000
Total assets acquired at fair value	70,000
Total purchase consideration	$70,000

NOTE 4 – INVENTORY

Inventory consisted of the following:

	September 30, 2019	December 31, 2018
	(Unaudited)
Finished goods	$836,739	$-
Raw materials	1,496,151	-
	$2,332,890	$-

The Company did not record any allowance or inventory write-off related to the inventory as of September 30, 2019.

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	Estimated life	As of September 30,2019	As ofDecember 31,2018
		(Unaudited)
Greenhouse	10 years	$34,465	$-
Fencing and storage	5 years	44,543	-
Irrigation	5 years	387,975	-
Office and computer equipment	3 years	40,834	-
Farming Equipment	5 years	56,500	-
Leasehold improvement	5 years	21,886	-
Less: Accumulated depreciation		(36,720)	-
		$549,483	$-

Depreciation expense amounted to $24,869 and $36,720 for the three and nine months ended September 30, 2019, respectively. There was no depreciation expense during the three and nine months ended September 30, 2018.

NOTE 6 – INTANGIBLE ASSET

At September 30, 2019 and December 31, 2018, intangible asset consisted of the following:

	Useful life	September 30, 2019	December 31, 2018
Farm leases - EOW	3 year	$2,930,000	$-
Hemp operating license - EOW	1 year	10,000	-
Trademark – Green Goddess	3 year	3,500	-
Customer list – Green Goddess	3 year	102,000	-
Brand – Green Goddess	3 year	110,529
Brand - Levor	3 year	70,000	-
		3,226,029	-
Less: accumulated amortization		(558,024)	-
		$2,668,005	$-

For the three and nine months ended September 30, 2019, amortization of intangible assets amounted to $258,669 and $558,024, respectively. Amortization of intangible assets attributable to future periods is as follows:

Year ending December 31:	Amount
2019 (remainder)	$270,506
2020	1,074,091
2021	1,072,008
2022	251,400
$2,668,005

NOTE 7 - OPERATING LEASE RIGHT-OF-USE ASSETS AND OPERATING LEASE LIABILITIES

On March 1, 2019, the Company, through its majority-owned subsidiary, EOW, entered into a farm lease agreement for a lease term of one year. The lease premise is located in Cave Junction, Oregon and consists of approximately 100 acres. The lease requires the Company to pay 5% of the net income realized by the Company from the operation of the lease farm. Accordingly, the Company recognized $0 Right-of-use asset (“ROU”) and lease liabilities on this farm lease as the Company has not determined when it will generate net income from this lease. The lease shall continue in effect from year to year except for at least a 30-day written notice of termination. The Company has not paid any lease under this agreement for the nine months ended September 30, 2019.

On March 1, 2019, the Company, through its majority-owned subsidiary, EOW, entered into a farm lease agreement for a lease term of one year. The lease premise is located in Glendale, Oregon and consists of approximately 100 acres. The lease requires the Company to pay $120,000 per year, whereby $50,000 was payable upon execution and $70,000 shall be payable prior to planting for agricultural use or related purposes. The lease shall continue in effect from year to year except for at least a 30-day written notice of termination. The Company has recognized lease expense of $30,000 and $70,000 for the three and nine months ended September 30, 2019, respectively.

On April 30, 2019, the Company, through its majority-owned subsidiary, EOW, entered into a farm lease agreement for a lease term of one year. The lease premise is located in Cave Junction, Oregon and consists of approximately 38 acres. The lease requires the Company to pay $76,000 per year, whereby $38,000 was payable upon execution and $38,000 shall be payable on September 15, 2019 and 2% of the net income realized by the Company from the operation of the leased farm. The lease shall continue in effect from year to year for five years except for at least a 30-day written notice of termination. The Company has paid the initial payment of $26,000 and the remaining $12,000 was paid directly to the landlord by an affiliated company who is renting the portion of the lease property from the Company. The affiliated company is owned by two managing members of EOW. EOW is in the process of arranging a sub-lease agreement with the affiliated company. The Company recognized lease expense of $21,667 for the nine months ended September 30, 2019 and recorded $4,333 as prepaid expense to be amortized over the term of this lease.

On July 9, 2019, the Company entered into a Commercial Lease Agreement (the “Lease”) with Skybar Holdings, LLC, a Florida limited liability company. Pursuant to the Lease, the Company will rent the entire first floor (consisting of approximately 4,000 square feet) of a property located in Delray Beach, Florida (the “Premises”). The Company plans to develop the Premises to create a hemp-oriented health and wellness retail venue, including education, clothing and cosmetics, and explore franchise opportunities. The initial term of the Lease is 5 years commencing August 1, 2019, with two 5-year extension options. The Lease includes a right of first refusal in favor of the Company to lease any space that becomes available on the 2nd and 3rd floor of the Premises and a right of first refusal to purchase the Premises. Pursuant to the Lease, the Company will pay rent equal to $40,000 per month in advance in addition to all applicable Florida sales and/or federal taxes and security deposit of $40,000. Effective one year from the lease commencement date and each year thereafter, the rent shall increase at least three percent (3%) per year. The lessor of the Premises is a limited liability company owned or controlled by Vladislav (Bobby) Yampolsky, a member of the Board and the founder, manager and controlling member of C2M, the Company’s largest stockholder.

In adopting ASC Topic 842, Leases (Topic 842), the Company has elected the ‘package of practical expedients’, which permit it not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs. In addition, the Company elected not to apply ASC Topic 842 to arrangements with lease terms of 12 month or less. The Company is reasonably certain that it will exercise its option to extend the three farm leases for a period of three years and the Company used 5 years lease term for the commercial lease.

On January 1, 2019, upon adoption of ASC Topic 842, the Company recorded right-of-use assets $2,431,362 and total lease liabilities of $2,431,362 based on an incremental borrowing rate of 10%. The Company recorded lease expense of $104,210 and $143,680 for the three and nine months ended September 30, 2019, respectively. There were no lease expense during the prior periods.

ROU is summarized below:

September 30, 2019
Farm lease ROU	$506,506
Commercial lease ROU	1,924,856
Less accumulated amortization	(143,680)
Balance of ROU asset as of September 30, 2019	$2,287,682

Operating lease liability related to the ROU asset is summarized below:

September 30, 2019
Farm lease	$506,506
Commercial lease ROU	1,924,856
Total lease liability	2,431,362
Reduction of lease liability	(101,401)
Total	2,329,961
Less: current portion	(427,888)
Long term portion of lease liability as of September 30, 2019	$1,902,073

Minimum lease payments under non-cancelable operating lease at September 30, 2019 are as follows:

Year ended December 31, 2019	$296,000
Year ended December 31, 2020	682,000
Year ended December 31, 2021	696,580
Year ended December 31, 2022	535,597
Year ended December 31, 2023	531,065
Year ended December 31, 2024	315,142
Total	3,056,384
Less: undiscounted payments during the nine months ended September 30, 2019	(141,670)
Total undiscounted future minimum lease payments due as of September 30, 2019	2,914,714
Imputed interest	(584,753)
Total operating lease liability	$2,329,961

NOTE 8 - NOTES PAYABLE – RELATED PARTIES

On June 28, 2017, the Company issued promissory notes to two of the Company’s then executive officers. The promissory notes accrue interest at a rate of 8.0% per annum and matures on the earlier of (i) one (1) year from the date of the promissory note, and (ii) the closing the sale of the Company’s securities in a single transaction or a series of related transactions from which at least $500,000 of gross proceeds are raised. During the nine months ended September 30, 2019, the Company had borrowed $14,229 under the promissory notes. Between February 2019 and March 2019, the Company paid $11,129 under the promissory notes. Additionally, in March 2019, the Company issued 153,080 shares of its Common Stock to a former executive officer upon the conversion of $27,000 of principal amount and accrued interest of $3,267 under a promissory note. In August 2019, the Company repaid principal amount of $21,000 and accrued interest of $1,769. During the nine months ended September 30, 2019 and 2018, the Company recognized $1,346 and $2,657, respectively, of interest expense. As of September 30, 2019 and December 31, 2018, the notes had accrued interest balances of $490 and $5,928, respectively. As of September 30, 2019 and December 31, 2018, the principal balance under the notes was $6,500 and $51,400, respectively.

NOTE 9 - CONVERTIBLE NOTES PAYABLE

The Company’s convertible notes consist of the following as of September 30, 2019 and December 31, 2018:
2019 (Unaudited)	2018
Convertible note in the amount of $110,000 dated, August 14, 2017, accruing interest at an annual rate of 8%, matured on August 14, 2018, and convertible into Common Stock of the Company at a conversion price equal to the lesser of (i) $2.00 and (ii) 60% of the average of the three lowest trading prices of the Company’s Common Stock during the twenty-day trading period prior to the conversion (the “Note”). The Company received net proceeds of $87,000 from the issuance of the Note, after deducting an original issue discount and debt issuance costs. On December 18, 2017, the Company further amended the Note to (i) increase the aggregate principal amount of the Note to $115,000 and (ii) extend the date by which the Company is required to cause the Registration Statement to become effective to January 4, 2018. On January 4, 2018, the Company further amended the Note to (i) increase the aggregate principal amount of the Note to $125,000 and (ii) extend the date by which the Company is required to cause the Registration Statement to become effective to February 1, 2018. In March 2018, the Company paid $25,000 towards principal of the Note. On May 7, 2018, the Company further amended the Note to (i) increase the aggregate principal amount of the Note to $121,481 and (ii) extend the date by which the Company is required to cause the Registration Statement to become effective to May 31, 2018. On June 11, 2018, the holder of the Note converted $10,000 of the principal of the Note into 22,727 shares of Common Stock. On July 13, 2018, the holder of the note converted $10,500 of the principal of the Note to 116,667 shares of Common Stock. On August 30, 2018, the holder of the Note converted $10,500 of the principal of the Note to 218,750 shares of Common Stock. On November 13, 2018, the Company further amended the Note to (i) increase the aggregate principal amount of the Note by $10,000 and (ii) extend the date by which the Company is required to cause the Registration Statement to become effective to December 13, 2018. The Company determined that the conversion feature embedded in the Note required bifurcation and presentation as a liability.
$-	$101,481

Convertible note in the amount of $27,500 dated, September 27, 2017, accruing interest at an annual rate of 8%, matured on September 27, 2018, and convertible into Common Stock of the Company at a conversion price equal to the lesser of (i) $2.00 and (ii) 60% of the average of the three lowest trading prices of the Company’s Common Stock during the twenty-day trading period prior to the conversion (the “Note”). The Company received net proceeds of $21,750 from the issuance of the Note, after deducting an original issue discount and debt issuance costs. On May 7, 2018, the Company further amended the Note to increase the aggregate principal amount of the Note to $4,125. On November 13, 2018, the Company amended the Note to (i) increase the aggregate principal amount of the Note by $5,000 and (ii) extend the date by which the Company is required to cause the Registration Statement to become effective to December 13, 2018.
-	36,625

Convertible note in the amount of $65,000 dated, December 21, 2017, accruing interest at an annual rate of 12%, matured on December 21, 2018, and convertible into Common Stock of the Company at a conversion price equal to the lesser of (i) closing sale price of the Common Stock on the principal market on the trading day immediately preceding the closing date and (ii) 60% of the average of the three lowest trading prices of the Company’s Common Stock during the twenty-day trading period prior to the conversion (the “Note”). The Company received net proceeds of $62,400 from the issuance of the Note, after deducting an original issue discount and debt issuance costs. On March 28, 2018, the Company amended the Note to (i) increase the aggregate principal amount of the Note to $71,500 and (ii) adjust the conversion price to the lesser of (i) closing sale price of the Common Stock on the principal market on the trading day immediately preceding the closing date and (ii) 51% of the average of the three lowest trading prices of the Company’s Common Stock during the twenty-five day trading period prior to the conversion. On November 11, 2018, the holder of the note converted $5,325 of the principal of the Note to 187,500 shares of Common Stock. On December 18, 2018, the holder of the Note converted $4,850 of the principal of the Note to 100,000 shares of Common Stock. The Company determined that the conversion feature embedded in the Note required bifurcation and presentation as a liability.
-	89,588

Convertible note in the amount of $125,000 dated, December 26, 2017, accruing interest at an annual rate of 12%, matured on September 26, 2018, and convertible into Common Stock of the Company at a conversion price equal to the lesser of (i) the lowest trading price of the Company's Common Stock during the twenty-five-day trading period prior to the issue date of the Note and (ii) 50% of the average of the three lowest trading prices of the Company’s Common Stock during the twenty-five day trading period prior to the conversion (the “Note”). The Company received net proceeds of $112,250 from the issuance of the Note, after deducting an original issue discount and debt issuance costs. On July 11, 2018, the holder of the note elected to convert interest of $3,120 into 15,000 shares of Common Stock. On November 28, 2018, the holder of the Note converted $2,000 of the interest of the Note to 25,000 shares of Common Stock. The Company determined that the conversion feature embedded in the Note required bifurcation and presentation as a liability.
-	125,000

Convertible note in the amount of $58,500 dated, March 16, 2018, accruing interest at an annual rate of 9%, matures on December 16, 2018, and convertible into Common Stock of the Company at a conversion price equal to the lesser of (i) $2.00 and (ii) 51% of the average of the three lowest trading prices of the Company’s Common Stock during the twenty-five day trading period prior to the conversion (the “Note”). The Company received net proceeds of $41,050 from the issuance of the Note, after deducting an original issue discount and debt issuance costs. The Company determined that the conversion feature embedded in the Note required bifurcation and presentation as a liability.
-	58,500

Convertible note in the amount of $60,000 dated, June 29, 2018, accruing interest at an annual rate of 12%, maturing on June 29, 2019, and convertible into Common Stock of the Company at a conversion price equal to 50% of the average of the three lowest trading prices of the Company’s Common Stock during the twenty-day trading period prior to the conversion (the “Note”). The Company received net proceeds of $51,900 from the issuance of the Note, after deducting an original issue discount and debt issuance costs. In December 2018, the Company agreed to increase the principal balance of note by $30,000 in relation to the assignment of the Note by the holder to another third party. The Company determined that the conversion feature embedded in the Note required bifurcation and presentation as a liability.
-	55,881

Convertible note in the aggregate amount of $30,000 dated, July 3, 2018, accruing interest at an annual rate of 12%, maturing on July 3, 2019, and convertible into Common Stock of the Company at a conversion price equal to 50% of the average of the three lowest trading prices of the Company’s Common Stock during the twenty-day trading period prior to the conversion (the “Notes”). The Company received net proceeds of $28,000 from the issuance of the Note, after deducting an original issue discount and debt issuance costs. The Company determined that the conversion feature embedded in the Note required bifurcation and presentation as a liability. During the year ended December 31, 2018, the Company recorded an initial derivative liability of $68,000, resulting in initial derivative expense of $40,000, and an initial debt discount of $28,000 to be amortized into interest expense through the maturity of the Note.
	-	14,120

Convertible notes in the aggregate amount of $70,500 dated October 23, 2018 ($35,250) and October 26, 2018 ($35,250), accruing interest at an annual rate of 12%, maturing in one year, and convertible into Common Stock of the Company at a conversion price equal to the lesser of i) the closing sale price of the Company's Common Stock on closing date and ii) 60% of the lowest trading price of the Company’s Common Stock during the twenty-day trading period prior to the conversion (the “Note”). The Company received net proceeds of $57,000 from the issuance of the Note, after deducting an original issue discount and debt issuance costs. The Company determined that the conversion features embedded in the Notes required bifurcation and presentation as liabilities. During the year ended December 31, 2018, the Company recorded initial derivative liabilities of $187,000, resulting in initial derivative expense of $127,000, and initial debt discounts of $60,000 to be amortized into interest expense through the maturity of the Note.
	-	10,593

Convertible Notes in the aggregate amount of $100,000, issued on March 22, 2018. The Notes bear interest at a rate of 5% per annum and will mature on February 1, 2023. If a qualified financing from which at least $5 million of gross proceeds are raised occurs prior to the maturity date, then the outstanding principal balance of the notes, together with all accrued and unpaid interest thereon, shall be automatically converted into a number of shares of the Company’s Common Stock at $0.40 per Share. The Notes offers registration rights wherein the Company agrees that within 45 days of a Qualified Offering, prior to the Maturity Date, the Company shall file a registration statement with the SEC registering for resale of the shares of Company’s Common Stock into which the Notes are convertible.
	100,000	100,000

Convertible Notes in the amount of $229,890, issued on January 11, 2019 which features an original issue discount of 10%. The Note bears interest at a rate of 8% per year, and is due 12 months from the date of issue. Beginning on the 170th day after issue, the Note is convertible to our Common Stock at price equal to the lesser of $2.00 ($0.25 pre-split) per share, or the variable conversion price. The variable conversion price is defined as 60% of the average of our 3 lowest trading prices in the 20 trading days prior to the conversion.	-	-

Carrying Amount of Convertible Debt	$100,000	$591,788
Less: Current Portion	-	491,788
Convertible Notes, Long Term	$100,000	$100,000

The following is a summary of the carrying amounts of convertible notes as of September 30, 2019 and December 31, 2018:

	2019	2018
	(Unaudited)
Principal Amount	$100,000	$701,694
Less unamortized debt discount and debt issuance costs	-	(109,906)
Total convertible debt less unamortized debt discount and debt issuance costs	$100,000	$591,788

In connection with the issuance of notes during the nine months ended September 30, 2019, on the initial measurement date of the notes, the fair values of the embedded conversion option of $568,000 was recorded as derivative liabilities of which $361,090 was charged to current period operations as initial derivative expense and $206,910 was recorded as a debt discount which was amortized into interest expense over the term of the note. The Company recognized gain on extinguishment of debt due to repayment and conversions of notes into shares of common and preferred stock of $3,007,629 and change in fair value of derivative liabilities of $896,000 during the nine months ended September 30, 2019. The Company determined that the conversion options embedded in the Notes require liability presentation at fair value. Each of these instruments provide the holder with the right to convert into Common Stock at a fixed discount market, with certain notes subject to a cap on the conversion price. These clauses cause uncertainty as to the number of shares issuable upon conversion of convertible debt and accordingly require liability presentation on the balance sheet in accordance with US GAAP. For the nine months ended September 30, 2019 and 2018, the Company measured the fair value of the embedded derivatives using a binomial model and Monte Carlo simulations, and the following assumptions:

	2019	2018
Expected Volatility	376.76% to 567.11%	85.79% to 204.8%
Expected Term	0.25 to 1.0 Years	0.25 to 1.0 Years
Risk Free Rate	2.41% to 2.54%	1.73% to 1.93%
Dividend Rate	0.00%	0.00

During the nine months ended September 30, 2019, the Company issued an aggregate of 849,360 Series A preferred stock to various note holders and also sold an aggregate of 55,090 shares of preferred stock for $55,090 which were used to repay and convert a total of $842,791 of principal amount (includes penalty fees of $149,313, included in derivative expenses) during the nine months ended September 30, 2019 and accrued interest of $61,569 pursuant to the Exchange Agreements (the “Exchange Agreements”) (see Note 10). During the nine months ended September 30, 2019, the Company issued 250,000 shares of Common Stock to a note holder upon the conversion of $4,000 of accrued interest. In March 2019, the Company paid off the principal notes of $186,443 (includes penalty fees of $48,337, included in derivative expenses) during the nine months ended September 30, 2019 and accrued interest of $20,467. During the nine months ended September 30, 2019, the Company recorded a gain on settlement of debt of $3,007,629 in connection with the exchange and repayments of various convertible notes.

During the three months ended September 30, 2019 and 2018, the Company recognized $1,260 and $12,534, respectively, of interest expense. During the nine months ended September 30, 2019 and 2018, the Company recognized $27,040 and $30,418, respectively, of interest expense.

During the three months ended September 30, 2019 and 2018, the Company amortized debt discount of $0 and $112,325, respectively, of interest expense. During the nine months ended September 30, 2019 and 2018, the Company amortized debt discount of $339,806 and $345,013, respectively, of interest expense.

As of September 30, 2019 and December 31, 2018, the notes had accrued interest balances of $7,658 and $60,372, respectively.

NOTE 10 - STOCKHOLDERS’ EQUITY (DEFICIT)

On January 11, 2019, the Board of Directors of the Company approved a reverse stock split of the Company’s Common Stock at a ratio of 1-for-8 (the “Reverse Stock Split”) including shares issuable upon conversion of the Company’s outstanding convertible securities. All share and per share values of the Company’s Common Stock for all periods presented in the accompanying consolidated financial statements are retroactively restated for the effect of the Reverse Stock Split.

In January 2019, the Company approved the 2019 Equity Incentive Plan (the “2019 Plan”) which provides for the issuance of incentive awards in the form of non-qualified and incentive stock options, stock appreciation rights, restricted stock awards and restricted stock unit awards. The 2019 Plan provides for a share limit equal to 15% of the total of the number of the issued and outstanding shares of the Company’s Common Stock and all shares of Common Stock issuable upon conversion or exercise of any outstanding securities of the Company.

Approval of Director Compensation Plan

On September 13, 2019, the Board established a new Director Compensation Plan (the “Director Plan”) to be administered under the 2019 Plan applicable to each non-employee/non-executive director, which Director Plan replaces the prior compensation arrangements previously applicable to non-employee/non-executive directors. The material terms of the Director Plan are set forth below:

Timing	Amount	Vesting
Initial appointment (non-employee/non-executive directors)	$100,000 of the Company’s Common Stock issued on and priced at fair market value of the Common Stock on the last calendar date prior to appointment.	1/24th vests upon date of grant and 1/24th vests on the first calendar date of each calendar month following appointment until fully vested as long as continuing as a director.
Directors continuing after initial appointment (non-employee/non-executive directors)
$25,000 of Common Stock issued annually on the first day of September and priced at fair market value of the Common Stock as of the calendar date prior to the issuance for each continuing director that has served a minimum of 9 consecutive months as of the first day of September each year.
1/24th vests upon date of grant and 1/24th vests on the first calendar date of each calendar month following appointment until fully vested as long as continuing as a director.

During the nine months ended September 30, 2019, the Company has not granted any stock awards under the Director Plan.1

Preferred Stock

The Company’s authorized preferred stock consists of 50,000,000 shares with a par value of $0.0001.

Series A - On February 17, 2016, the Board of Directors voted to designate a class of preferred stock entitled Series A Preferred Stock, consisting of up to five million (5,000,000) shares, par value $0.0001 per share.

On December 21, 2018, we filed a Certificate of Cancellation of our previously filed Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock in order to designate 1,000,000 shares as a new Series of Preferred Stock for issuance to former Holders of our Notes under the Exchange Agreements (see Note 9), and filed a new Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Series A Preferred Certificate of Designation”).

Pursuant to the Series A Preferred Certificate of Designation, the Company issued shares of Series A Preferred. Each share of Series A Preferred has a stated value of $1.00 per share.  In the event of a liquidation, dissolution or winding up of the Company, each share of Series A Preferred Stock will be entitled to a payment as set forth in the Certificate of Designation. The Series A Preferred is convertible into such number of shares of the Company’s Common Stock, par value $0.0001 per share equal to the Stated Value of $1.00, divided by $0.20, subject to adjustment in the event of stock split, stock dividends, and recapitalization or otherwise.  Pursuant to the Exchange Agreements each holder of Notes shall be issued Series A Preferred in the amount of the purchase price paid for such Notes by the buyer under the Exchange Agreement, including any penalty, interest and premium payments. Each share of Series A Preferred entitles the holder to vote on all matters voted on by holders of Common Stock as a single class. With respect to any such vote, each share of Series A Preferred entitles the holder to cast such number of votes equal to the number of shares of Common Stock such share of Series A Preferred is convertible into at such time, but not in excess of the conversion limitations set forth in the Series A Preferred Certificate of Designation. The Series A Preferred will be entitled to dividends to the extent declared by the Company.

During the nine months ended September 30, 2019, the Company issued an aggregate of 849,360 shares of Series A Preferred Stock to various note holders and also sold an aggregate of 55,090 shares of Series A preferred stock for $55,090 in a private placement, which was used to repay and convert a total of $842,791 of principal amount (includes penalty fees of $149,313 during the nine months ended September 30, 2019) and accrued interest of $61,569 pursuant to Exchange Agreements. Accordingly, the Company recognized a deemed dividend of $904,450 during the nine months ended September 30, 2019 in connection with the issuance of these Series A Preferred Stock.

During the nine months ended September 30, 2019, the Company converted 321,441 Series A Preferred Stock into 1,607,205 shares of Common Stock. In connection with this transaction, there were 125,000 shares of Common Stock to be issued as of September 30, 2019. There are 583,009 and 0 shares of Series A Preferred Stock outstanding as of September 30, 2019 and December 31, 2018, respectively.

Series B-1 - On February 29, 2016, the Company’s Board of Directors voted to designate a class of preferred stock entitled Series B-1 Convertible Preferred Stock (“Series B-1 Preferred Stock”), consisting of up to 32,000,000 shares, par value $0.0001 per share.  With respect to rights on liquidation, winding up and dissolution, the Series B-1 Preferred Stock ranks pari passu to the class of Common Stock. Shares of Series B-1 Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose. Shares of Series B-1 Preferred Stock are convertible, at the option of the holder, into shares of Common Stock at a conversion rate of 0.125 shares for 1 share basis. Holders of Series B-1 Preferred Stock have the right to vote as-if-converted to Common Stock on all matters submitted to a vote of holders of the Company’s Common Stock. On February 29, 2016, the Company issued 30,000,000 shares of Series B-1 Preferred Stock, of which 2,800,000 remain outstanding as of December 31, 2018 and 2017.

During the nine months ended September 30, 2019, the Company converted 1,000,000 Series B-1 Preferred Stock into 125,000 shares of Common Stock.   There are 1,800,000 and 2,800,000 shares of Series B-1 preferred stock outstanding, which are convertible into 225,000 and 350,000 shares of common stock, as of September 30, 2019 and December 31, 2018, respectively.

Series B-2 - On February 17, 2016, the Company’s Board of Directors voted to designate a class of preferred stock entitled Series B-2 Convertible Preferred Stock (“Series B-2 Preferred Stock”), consisting of up to 10,000,000 shares, par value $0.0001 per share, with a stated value of $0.25 per share.  With respect to rights on liquidation, winding up and dissolution, holders of Series B-2 Preferred Stock will be paid in cash in full, before any distribution is made to any holder of common or other classes of capital stock, an amount of $0.25 per share. Shares of Series B-2 Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose. Shares of Series B-2 Preferred Stock are convertible, at the option of the holder, into shares of Common Stock at a conversion rate of 0.125 shares for 1 share basis.  Holders of Series B-2 Preferred Stock have the right to vote as-if-converted to Common Stock on all matters submitted to a vote of the holders of the Company’s Common Stock. For so long as any shares of Series B-2 Preferred Stock are issued and outstanding, the Corporation shall not issue any notes, bonds, debentures, shares of preferred stock, or any other securities that are convertible to Common Stock unless such conversion rights are at a fixed ratio or a fixed monetary price (Note 9). On February 29, 2016, the Company issued 2,084,000 shares of Series B-2 Preferred Stock.

During the nine months ended September 30, 2019, the Company converted 1,000,000 Series B-2 Preferred Stock into 125,000 shares of Common Stock.   There are 7,684,000 and 8,684,000 shares of Series B-1 preferred stock outstanding as of September 30, 2019 and December 31, 2018, respectively.

Series C - On June 30, 2016, the Company’s Board of Directors approved a Certificate of Designation authorizing 1,733,334 shares of new Series C Preferred Stock, par value $0.0001 per share.  The Series C Preferred Stock ranks equally with the Company’s Common Stock with respect to liquidation rights and is convertible to Common Stock at a conversion rate of 0.125 shares for 1 share basis.  The conversion rights of holders of the Series C Preferred Stock are limited such that no holder may convert any shares of preferred stock to the extent that such holder, immediately following the conversion, would own in excess of 4.99% of the Company’s issued and outstanding shares of common stock.  This limitation may be increased to 9.99% upon 61 days written notice by a holder of the Series C Preferred Stock to the Company.

Due to the Company had been unable to proceed with the clinical trials and research, on July 31, 2019, the Company entered into a Surrender and Mutual Release Agreement (the “Cancellation Agreement”) to terminate the agreements and to cancel all issued and outstanding shares of Series C Preferred. Accordingly, the Company cancelled 1,733,334 shares of Series C Preferred Stock which was recorded at par value.

As of September 30, 2019 and December 31, 2018, there were 0 and 1,733,334 shares of Series C Preferred Stock issued and outstanding, respectively.

Series D - On March 1, 2018, the Company’s Board of Directors voted to designate a class of preferred stock entitled Series D Convertible Preferred Stock consisting of up to 200 shares, par value $0.0001 per share, to offer for sale to certain accredited investors, including affiliates of the Company, with a maximum offering amount of $2,200,000. Pursuant to the terms of the Series D Subscription Agreement, immediately following the consummation of an offering of the Company’s Common Stock for which the gross proceeds of the offering exceed $5,000,000, each share of Series D automatically converts into 25,000 shares of Common Stock. Upon the liquidation, dissolution or winding up of the Company, each holder of Series D Convertible Preferred Stock shall be entitled to receive, for each share of Series D Convertible Preferred Stock held, $10,000 per share payable pari passu with the Company’s Series B-2 Convertible Preferred Stock.    Shares of Series D Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose. Holders of Series D Preferred Stock have the right to vote as-if-converted to Common Stock on all matters submitted to a vote of holders of the Company’s Common Stock. At no time may shares of Series D Convertible Preferred Stock be converted if such conversion would cause the holder to hold in excess of 4.99% of our issued and outstanding Common Stock, subject to an increase in such limitation up to 9.99% of the issued and outstanding Common Stock on 61 days’ written notice to the Company.

During the nine months ended September 30, 2019, the Company converted 16 shares of Series D Preferred Stock into 400,000 shares of Common Stock.  There are 29 and 45 shares of Series D preferred stock outstanding as of September 30, 2019 and December 31, 2018, respectively.

Series E - On August 1, 2019 the Company issued 10,000 shares of newly designated Series E 0% Convertible Preferred Stock, par value $0.0001 per share (the “Series E Preferred”) to C2M pursuant to the MSA. Under the terms of the Series E Preferred, C2M may only convert such shares of Series E Preferred into shares of the Company’s Common Stock, if the closing price of Common Stock on the principal trading market, shall exceed $2.00 per share for 5 consecutive trading days. Once vested, the shares of Series E Preferred held by C2M are intended to either be converted at $1.60 per share of Common Stock or optionally redeemed out of the proceeds of future financings, at the option of C2M.

Each share of Series E Preferred is convertible into 625 shares of the Company’s Common Stock and have a stated value of $1,000 per share. The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. The Company is prohibited from effecting conversions of the Series E Preferred to the extent that, as a result of such conversion, the holder beneficially owns more than 4.99% (which may be increased to 9.99% upon 61 days’ written notice), in the aggregate, of the issued and outstanding shares of Common Stock calculated immediately after giving effect to the issuance of shares of Common Stock upon the conversion of the Series E Preferred. Holders of the Series E Preferred shall be entitled to vote on all matters submitted to shareholders and shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series E Preferred Stock are convertible, subject to applicable beneficial ownership limitations. The Series E Preferred Stock provides a liquidation preference equal to par value.

The Series E Preferred has a no mandatory redemption rights however, in the event that we raise $5,000,000 from a capital raising transaction involving any equity or equity-linked financing during any fiscal quarter in an amount which would cause the Company’s cash or cash equivalents to exceed $5,000,000 (a “Fundamental Transaction”), the Company is required from the proceeds of such offering, to offer C2M a right to redeem Series E Preferred then outstanding as follows:

(A) 0% percent of the net proceeds of the Fundamental Transaction, after deduction of the amount of net proceeds required to leave the Company (together with our existing cash on hand immediately prior to the completion of the Fundamental Transaction) with cash on hand of $5,000,000; plus

(B) 10% percent of the next $5,000,000 of net proceeds of the Fundamental Transaction; plus

(C) 100% of the net proceeds of the Fundamental Transaction thereafter (until the Series E Preferred is redeemed in full).

The shares of Series E Preferred are convertible into Common Stock, once vested, at a price of $1.60 per share. The Company is not obligated to file a registration statement with respect to the shares of Common Stock into which Series E Preferred shares may be converted. The Company believes that the occurrence of the Fundamental Transaction is considered a conditional event and as a result the instrument does not meet the definition of mandatorily redeemable financial instrument based from ASC 480-10-25, “Distinguishing Liabilities from Equity”. This financial instrument was assessed at each reporting period to determine whether circumstances have changed such that the instrument met the definition of a mandatorily redeemable instrument (that is, the event is no longer conditional). If the event has occurred, the condition is resolved, or the event has become certain to occur, the financial instrument will be reclassified as a liability.

On July 31, 2019, the Company granted 10,000 Series E Preferred in connection with a Management and Services Agreement (the “MSA”) with C2M, the Company’s largest shareholder (see Note 11). The Company valued the 10,000 Series E Preferred shares which is equivalent into 6,250,000 common shares at a fair value of $0.54 per common share or $3,375,000 based on the sales of common stock on recent private placements on the dates of grant. During the nine months ended September 30, 2019, the Company recorded stock-based compensation of $103,977 and prepaid expense – related party of $3,271,023 to be amortize over the term of the MSA.

As of September 30, 2019 and December 31, 2018, there were 10,000 and 0 shares of Series E Preferred Stock issued and outstanding, respectively.

Common Stock

The Company’s authorized Common Stock consists of 650,000,000 shares with a par value of $0.0001 per share.

Sale of Common Stock for private placement

During the nine months ended September 30, 2019, the Company sold an aggregate of 21,780,340 shares of Common Stock for total proceeds of $7,012,046. In connection with this transaction, there were 271,249 shares of Common Stock to be issued as of September 30, 2019.

Common Stock issued for Development Agreement

In consideration for the Development Agreement (see Note 11), C2M was issued 8,385,691 shares of our Common Stock on January 8, 2019. Additionally, the Company granted immediately vested 10-year options to purchase 750,000 shares of Common Stock, with exercise price of $0.32 per share to certain C2M founders. As a result, C2M became the Company’s largest shareholder holding (inclusive of the vested options held by its founders) approximately 51% of the Company’s outstanding Common Stock as of the date of the Development Agreement. Consequently, such transaction resulted in a change of control whereby, C2M obtained majority control through its Common Stock ownership (See Note 11). Therefore, the Company accounted for the 8,385,691 shares of Common Stock under ASC 845-10-S99 “Transfer of Nonmonetary Assets by Promoters or Shareholders” whereby the transfer of nonmonetary assets to a company by its promoters or shareholders in exchange for stock prior to or at the time of the company's initial public offering normally should be recorded at the transferors' historical cost basis determined under GAAP. The Company determined that the value of the Development Agreement is $0 and recording it in a step-up basis would not be appropriate since C2M is considered a promoter, majority shareholder and also a related party having an ownership interest of 51% in the Company on the execution date of the Development Agreement. Accordingly, the Company recorded the issuance of 8,385,691 shares of Common Stock at par value. The 750,000 options were valued on the grant date at approximately $0.13 per option for a total of $96,000 using a Black-Scholes option pricing model with the following assumptions: stock price of $0.13 per share (based on the quoted trading price on the dates of grants), volatility of 296%, expected term of 10 year, and a risk free interest rate of 2.74%. During the nine months ended September 30, 2019, the Company recorded stock-based compensation of $96,000.

Common Stock issued for settlement of debt

During the nine months ended September 30, 2019, the Company issued 250,000 shares of Common Stock to note holders upon the conversion of $4,000 of accrued interest. The fair value of shares on conversion was $196,000 having a derivative value on date of conversion of $18,000 and the balance of $178,000 was recorded as loss on settlement of debt. Additionally, in March 2019, the Company issued an aggregate of 203,080 shares of Common Stock to a noteholder upon the conversion of $27,000 of principal amount, accrued interest of $3,267 and $10,349 of accrued expenses.

Common Stock for membership interest in subsidiary

On March 11, 2019, with the assistance of C2M and assignment of rights, under the term of the Purchase Agreement, the Company acquired additional 20.1% from existing members in consideration for payment of 937,500 shares of Common Stock (see Note 3).  The 937,500 shares of Common Stock were valued at the fair value of $1.056 per common share or $990,000 based on the quoted trading price on the date of grant. Additionally, on June 10, 2019, the Company was required to issue the existing members an additional $450,000 of shares of Common Stock of the Company based upon the 20 day volume weighted average price per share on the date of issue which was equivalent to $0.89 per share or 503,298 shares of the Company’s Common Stock and was issued in August 2019. In connection with this transaction, there were 503,298 shares of Common Stock to be issued as of September 30, 2019.

Common Stock for services

In April 2019, the Company entered into a consulting agreement for investor relations services. The consultant shall receive compensation of 50,000 shares of the Company’s Common Stock and shall vest over one year with 4,174 common stock to vest on the date of this agreement and 4,166 common shares on the first day of each month thereafter. During the nine months ended September 30, 2019, the Company granted 50,000 shares of Common Stock and valued the shares of Common Stock at the fair value of $1.55 per common share or $77,500 based on the quoted trading price on the date of grant. The Company recorded stock-based compensation of $38,756 during the nine months ended September 30, 2019. In connection with this transaction, there were 50,000 shares of Common Stock to be issued as of September 30, 2019.

In May 2019, the Company entered into a 6-month consulting agreement for investor relations services. The consultant shall receive compensation of 10,000 shares of the Company’s Common Stock per month or a total of 60,000 shares of Common Stock. During the nine months ended September 30, 2019, the Company granted 50,000 shares of Common Stock and valued the shares of Common Stock at the average fair value of $0.76 per common share or $38,000 based on the sales of common stock on recent private placements on the dates of grants. The Company recorded stock-based compensation of $38,000 during the nine months ended September 30, 2019. In connection with this transaction, there were 50,000 shares of Common Stock to be issued as of September 30, 2019.

In August 2019, the Company entered into a 180-day Media Advertising Agreement for strategic advertising services. The Consultant shall receive compensation of 50,000 shares of the Company’s Common Stock. During the nine months ended September 30, 2019, the Company issued 50,000 shares of Common Stock and valued the shares of Common Stock at the fair value of $0.61 per common share or $30,500 based on the sales of common stock on recent private placements on the dates of grants. During the nine months ended September 30, 2019, the Company recorded stock-based compensation of $6,439 and prepaid expense of $24,061 to be amortized over the term of this agreement.

Common Stock in connection with Asset Purchase Agreements

On July 31, 2019, under the terms of the Green Goddess Purchase Agreement the Company agreed to issue 250,000 shares of the Company’s Common Stock to the Founder (see Note 3). In accordance with ASC 805-10, the 250,000 shares of common stock and the Additional Stock Consideration are tied to continued employment of the Company and as such are recognized as compensation expenses in the post combination period under Share-Based Payment Topic of ASC 718 which requires recognition in the financial statements of the cost of employee and services received in exchange for an award of equity instruments over the period the employee is required to perform the services in exchange for the award (presumptively, the vesting period). During the nine months ended September 30, 2019, the Company recorded stock-based compensation of $16,875 in connection with this agreement.

On September 30, 2019, pursuant to the terms of an asset purchase agreement with Levor, LLC, the Company granted 100,000 shares of its Common Stock valued at $70,000, or $0.70 per share, the fair value of the Company’s Common Stock based on the sale of common stock in the recent private placement (see Note 3).

Common Stock grants under the 2019 Plan

On September 13, 2019, the board of directors (the “Board”) of the Company appointed Vladislav “Bobby” Yampolsky to serve as its Interim Executive Chairman. Prior to his appointment, Mr. Yampolsky served as a member of the Board. In addition, the Board also appointed the Company’s current President, Emiliano Aloi, to serve as the Company’s Interim Chief Executive Officer. The appointments were made following the departure of the Company’s Chairman and CEO in August 2019. Vladislav (Bobby) Yampolsky is the founder, manager and controlling member of C2M, the Company’s largest stockholder.

On September 13, 2019, the Board delegated authority to the Chairman of the Board and/or the CEO to issue restricted stock and options under the 2019 Equity Incentive Plan (the “2019 Plan”) to non-executive employees and consultants. The aggregate number of shares of common stock of the Company, par value $0.0001 (“Common Stock”), issuable under delegated authority may not exceed 500,000 shares, and no individual award may exceed 100,000 shares, provided, further, that the minimum exercise price of awards made shall be the fair market value of the Common Stock determined in accordance with the 2019 Plan.

On September 13, 2019, the Board approved additional awards to officers, directors and consultants under the 2019 Plan as follows:

Name	Amount of Grant	Vesting Period	Vesting Commencement Date
Bobby Yampolsky - Director	1,000,000 shares of restricted Common Stock.	1/48th per month.	Vests October 1, 2019.
Emiliano Aloi - CEO	1,000,000 shares of restricted Common Stock.	1/48th per month.
Vests on the first day of calendar month following:
(A) the date that the 2019 Exactus One World agriculture total yield is at least 400,000 pounds of total biomass for production and held for sale or processing (including top flower harvest) and (B) the date that the Company has reported at least $5 million of revenue on a consolidated basis.

Consultant – Legal and consulting services	100,000 shares of restricted Common Stock.	1/48th per month.	Vests October 1, 2019.
Consultant – consulting services	1,000,000 shares of restricted Common Stock.	1/48th per month.
Vests on the first day of calendar month following:
(A) the date that the 2019 Exactus One World agriculture total yield is at least 400,000 pounds of total biomass for production and held for sale or processing (including top flower harvest) and (B) the date that the Company has reported at least $5 million of revenue on a consolidated basis.

The Company valued the shares of Common Stock at the average fair value of $0.70 per common share or $2,170,000 based on the sales of common stock on recent private placements on the dates of grants. The Company shall start recognizing stock-based compensation related to these common stock grants pursuant to the related vesting terms. As of September 30, 2019, these restricted stock awards have not been issued.

Cancellation of Common Stock

On July 31, 2019, the Company entered into a Surrender and Mutual Release Agreement (the “Cancellation Agreement”) to terminate the agreements and to cancel all issued and outstanding shares of Series C Preferred and 180,000 shares of Common Stock, and all warrants issued under these arrangements. Accordingly, the Company cancelled 180,000 shares of Common Stock which was recorded at par value.

Common Stock Warrants

A summary of the Company’s outstanding stock warrants as of September 30, 2019 and changes during the period ended are presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at December 31, 2018	644,083	$1.77	1.38
Granted	718,750	0.20	5.00
Cancelled	—	—	—
Exercised	—	—	—
Forfeited	(208,333)	4.80	—
Balance at September 30, 2019	1,154,500	$0.25	3.18

Warrants exercisable at September 30, 2019	1,154,500	$0.25	3.18

Weighted average fair value of warrants granted during the period		$1.55

As of September 30, 2019, aggregate intrinsic value in connection with exercisable warrants amounted to $455,690.

On March 21, 2019, the Company issued 718,750 warrants to purchase shares of the Company’s Common Stock in connection with a consulting agreement in exchange for corporate development and advisory services. The warrants have a term of 5 years from the date of grant and are exercisable at an exercise price of $0.20. The 718,750 warrants were valued on the grant date at approximately $1.55 per warrant for a total of $1,114,062 using a Black-Scholes option pricing model with the following assumptions: stock price of $1.55 per share (based on the quoted trading price on the dates of grants), volatility of 602%, expected term of 5 year, and a risk free interest rate of 2.35%. During the nine months ended September 30, 2019, the Company recorded stock-based compensation of $1,114,062.

Common Stock Options

Stock Option Plan

In September 2018, the Company’s stockholders approved the 2018 Equity Incentive Plan (the “2018 Plan”). The 2018 Plan provides for the issuance of incentive awards in the form of non-qualified and incentive stock options, stock appreciation rights, restricted stock awards, and restricted stock unit awards. The awards may be granted by the Company’s Board of Directors to its employees, directors and officers and to consultants, agents, advisors and independent contractors who provide services to the Company or to a subsidiary of the Company. The exercise price for stock options must not be less than the fair market value of the underlying shares on the date of grant. The incentive awards shall either be fully vested and exercisable from the date of grant or shall vest and become exercisable in such installments as the Board or Compensation Committee may specify. Stock options expire no later than ten years from the date of grant. The aggregate number of shares of Common Stock which may be issued pursuant to the Plan is 9,500,000. Unless sooner terminated, the Plan shall terminate in 10 years.

Stock option activity for the nine months ended September 30, 2019 is summarized as follows:

	Number of Options	Weighted Average ExercisePrice	Weighted Average Remaining Contractual Life(Years)
Balance at December 31, 2018	959,375	0.41	8.79
Granted	4,725,000	0.21	8.53
Forfeited	(41,667)	0.71	0.40
Balance at September 30, 2019	5,642,708	0.24	7.85
Options exercisable at September 30, 2019	4,270,316	$0.27	7.38

Weighted average fair value of options granted during the period $0.54

As of September 30, 2019, aggregate intrinsic value in connection with exercisable options amounted to $1,351,584. As of September 30, 2019, 1,372,392 outstanding options are unvested and there was $396,142 unrecognized compensation expense in connection with unvested stock options.

Between January 2019 and March 2019, the Company granted 3,975,000 options to purchase shares of the Company’s Common Stock to various members of the Board of Directors of the company and consultants with vesting terms pursuant to their respective sock option agreements. The options have a term of 10 years from the date of grant and was exercisable at an exercise price ranging from $0.01 to $0.96. The Company recognized $1,168,357 of compensation expense relates to the vesting of stock options for the nine months ended September 30, 2019. These amounts are included in general and administrative expenses on the accompanying statement of operations.

In February 2019 and April 2019, the Company granted an aggregate of 750,000 options to purchase shares of the Company’s Common Stock to an investor in connection with the sale of Common Stock. The options have a 9-month term from the date of grant and was exercisable at an exercise price of $0.50 per share. The fair value of the options granted amounted to $0.92 per option or $688,674.

The Company estimates the fair value of stock options using the Black-Scholes valuation model. Compensation expense related to stock options granted is measured at the grant date based on the estimated fair value of the award and is recognized on a straight-line basis over the requisite service period. The assumptions used in the Black-Scholes model for the options granted during the nine months ended September 30, 2019 are presented below:

Risk-free interest rate	2.43 – 2.95%
Expected volatility	293 – 296%
Expected term (in years)	10
Expected dividend yield	0%

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Legal Matters

In the ordinary course of business, the Company enters into agreements with third parties that include indemnification provisions which, in its judgment, are normal and customary for companies in the Company’s industry sector. These agreements are typically with business partners, clinical sites, and suppliers. Pursuant to these agreements, the Company generally agrees to indemnify, hold harmless, and reimburse indemnified parties for losses suffered or incurred by the indemnified parties with respect to the Company’s product candidates, use of such product candidates, or other actions taken or omitted by us. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification provisions. As a result, the estimated fair value of liabilities relating to these provisions is minimal. Accordingly, the Company has no liabilities recorded for these provisions as of September 30, 2019 and December 31, 2018.

In July 2018 we received notice of the expiration and termination of a license agreement dated January 19, 2016 acquired through the Share Exchange by our subsidiary Exactus BioSolutions, Inc that the Company recognized as an intangible asset from Digital Diagnostics, Inc. (“Digital Diagnostics”) related to our FibriLyzer and MatriLyzer technologies.  In addition, on December 14, 2018 we received a letter from KD Innovation, Ltd. (“KDI”) and Dr. Krassen Dimitrov, our former director seeking payment for alleged past due consulting fees from June 2017 through November 2018 pursuant to a Consulting Agreement dated January 20, 2016.  On January 23, 2019, Digital Diagnostics, made a demand for compensation against the Company in connection with an alleged breach of a License Agreement. Under the terms of these agreements, the parties are required to arbitrate claims.  Although we dispute the material allegations made by Digital Diagnostics and KDI, if such actions were successful damages could be awarded against us.
On December 14, 2018, the Company received a termination and demand notice from KD Innovation, Ltd, an entity 100% owned by a former Board member, in connection with a consulting agreement KDI entered into with the Company’s subsidiary, Exactus Biosolutions, Inc., on or about January 20, 2016. No lawsuit has been filed; however, in the event a lawsuit is filed, the Company intends to vigorously contest the matter.

On September 25, 2019, Jonathan Gilbert, a former director, filed and served a complaint against the Company in the courts of Nassau County, New York. The complaint alleges that Mr. Gilbert is entitled to retain certain cancelled equity awards and seeks specific performance and damages. The Company has filed a notice of removal and intends to vigorously defend the allegations as it believes the claims are without merit.

Leases

On March 1, 2019, the Company, through its majority-owned subsidiary, EOW, entered into a farm lease agreement for a lease term of one year. The lease premise is located in Cave Junction, Oregon and consist of approximately 100 acres. The lease requires the Company to pay 5% of the net income realized by the Company from the operation of the lease farm. The lease shall continue in effect from year to year except for at least a 30-day written notice of termination (see Note 7).

On March 1, 2019, the Company, through its majority-owned subsidiary, EOW, entered into a farm lease agreement for a lease term of one year. The lease premise is located in Glendale, Oregon and consist of approximately 100 acres. The lease requires the Company to pay $120,000 per year, whereby $50,000 was payable upon execution and $70,000 shall be payable prior to planting for agricultural use or related purposes. The lease shall continue in effect from year to year except for at least a 30-day written notice of termination (see Note 7).

On April 30, 2019, the Company, through its majority-owned subsidiary, EOW, entered into a farm lease agreement for a lease term of one year. The lease premise is located in Cave Junction, Oregon and consists of approximately 38 acres. The lease requires the Company to pay $76,000 per year, whereby $38,000 was payable upon execution and $38,000 shall be payable on September 15, 2019 and 2% of the net income realized by the Company from the operation of the lease farm. The Company has paid the initial payment of $26,000 and the remaining $12,000 was paid directly to the landlord by an affiliated company who is renting the portion of the lease property from the Company. The affiliated company is owned by two managing members of EOW. EOW is in the process of arranging a sub-lease agreement with the affiliated company. The lease shall continue in effect from year to year for five years except for at least a 30-day written notice of termination (see Note 7).

On July 9, 2019, the Company entered into a Commercial Lease Agreement (the “Lease”) with Skybar Holdings, LLC, a Florida limited liability company. Pursuant to the Lease, the Company will rent the entire first floor (consisting of approximately 4,000 square feet) of a property located in Delray Beach, Florida (the “Premises”). The Company plans to develop the Premises to create a hemp-oriented health and wellness retail venue, including education, clothing and cosmetics, and explore franchise opportunities. The initial term of the Lease is 5 years commencing August 1, 2019, with two 5-year extension options. The Lease includes a right of first refusal in favor of the Company to lease any space that becomes available on the 2nd and 3rd floor of the Premises and a right of first refusal to purchase the Premises. Pursuant to the Lease, the Company will pay rent equal to forty thousand dollars per month in advance in addition to all applicable Florida sales and/or federal taxes. Effective one year from the lease commencement date and each year thereafter, the rent shall increase at least three percent (3%) per year. The lessor of the Premises is a limited liability company owned or controlled by Vladislav (Bobby) Yampolsky, a member of the Board and the founder, manager and controlling member of C2M, the Company’s largest stockholder.

Master Product Development and Supply Agreement

On January 8, 2019 we entered into a Master Product Development and Supply Agreement (the “Development Agreement”) with Ceed2Med, LLC (“C2M”). C2M has provided the Company access to expertise, resources, skills and experience suitable for producing products with active phyto-cannabinoid (CBD) rich ingredients including isolates, distillates, water soluble, and proprietary formulations. Under the Development Agreement, we have been allotted a minimum of 50 and up to 300 kilograms per month, and up to 2,500 kilograms annually, of active phyto-cannabinoid (CBD) rich ingredients for resale. We expect to be able to offer tinctures, edibles, capsules, topical solutions and animal health products manufactured for us by C2M to satisfy demand for branded and white-label products that we intend to offer to sell in the future. The founders of C2M established their first CBD business in 2014. C2M will also be responsible for overseeing all farming and manufacturing activities of the Company.

Whereas, in consideration for the Development Agreement, C2M was issued 8,385,691 shares of our Common Stock on January 8, 2019. Additionally, the Company granted immediately vested 10-year options to purchase 750,000 shares of Common Stock to founders of C2M, with exercise price of $0.32 per share (see Note 10). As a result, C2M was our largest shareholder holding (inclusive of the vested options) approximately 51% of our outstanding Common Stock on the date of the Development Agreement.

C2M will provide personnel necessary for our growth. Utilizing C2M employees and facilities, the Company has been able to rapidly access resources and opportunities in the hemp-derived CBD industry. Emiliano Aloi of C2M became a member of our Advisory Board in January 2019 and was appointed President of the Company on March 11, 2019.

Management and Services Agreement

As previously disclosed, on March 11, 2019, the Company acquired, through our majority-owned subsidiary, EOW, from the Company’s largest shareholder, C2M, certain rights to a 50.1% limited liability membership interest in certain farm leases and operations in Oregon in order to enter into the business of hemp farming for the 2019 grow season. During May 2019, the Company appointed Emiliano Aloi, the President of the Company, to the additional position of co-manager of EOW. The Company currently is farming approximately 200 acres of hemp for harvest and production during 2019.

On July 31, 2019, the Company finalized and entered into a Management and Services Agreement in order to provide the Company project management and various other benefits associated with the farming rights, operations and opportunities with C2M, including assignment by C2M of C2M’s agreements and rights to acquire approximately 200 acres of hemp farming. Under the terms of the MSA, C2M agreed to provide further access to the opportunities and know-how of C2M, consented to the appointment of Emiliano Aloi, a seasoned hemp veteran previously an advisor and currently the Company’s President, and to provide the Company and EOW additional services consisting of, among other things:

●
right of participation for further investment and business opportunities in order to rapidly expand our business and operations in hemp-derived CBD;

●
executive, sourcing, vendor, product, production and other expertise and resources;

●
appointment of Aloi to the position of President;

●
introductions to farming and other financing;

●
designs for international “Hemp-Café” store design and franchise opportunities including plans, drawings, approvals and authorizations, leads and contacts;

●
access to leasing of prime real estate in Delray Beach Florida with an option to purchase, and the continuing assistance of the founder of C2M in connection with management, design, and promotion of the project;

●
drawings, designs and specifications for extraction, production and manufacturing facilities and resources;

●
brand development and support services.

The Company finalized the compensation arrangements for C2M as contemplated in connection with the March 2019 transactions and the additional agreements with C2M under the MSA following tax, accounting and legal review including the treatment of the issuance of preferred stock in connection with the transactions. While the assignment initially contemplated a $9 million payment from the Company to C2M, the parties agreed to payment in a new class of preferred stock, convertible above market. As a further condition to payment of the consideration, the value of the 50.1% interest in EOW was required to be not less than $25 million, with a third-party valuation and fairness opinion from a third-party prior to payment. On April 29, 2019, the Company received an independent fairness opinion from Scalar, LLC (“Scalar Report”) that concluded the transaction, including the consideration to be paid consisting of $10 million of Series E Preferred (see Note 10), was fair from a financial point of view. The Scalar Report estimated the enterprise value, taking account of the 2019 harvest, to be between $55 and $74 million, based upon certain assumptions relied upon in connection with preparation of the Scalar Report. The term of the MSA commenced on the date of this agreement.

In October 2019, the Company entered into an amendment to the MSA (the “MSA Amendment”). The MSA Amendment extended the termination date of the MSA to December 31, 2024 and expanded the scope of services to be provided by C2M to the Company. Included in the scope of services was to negotiate with the minority owners of EOW, an amendment to the Operating Agreement of EOW for the distribution and allocation to provide for up to 100% (from 50.1%) of the results of operations of the 2019 harvest or yield resulting from all plants germinated during the calendar year December 31, 2019 (see Note 14).

NOTE 12 - RELATED PARTY CONSIDERATIONS

Some of the officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities that become available. They may face a conflict in selecting between the Company and other business interests. We have not formulated a policy for the resolution of such conflicts.

On November 20, 2017, Dr. Dimitrov, former director of the Company, provided a notice to the Company stating that he was resigning from the Board, effective immediately. Dr. Dimitrov indicated that his resignation from the Board was based on the deteriorating relationship between the Company and Digital Diagnostics over the non-payment of fees owed by the Company pursuant to the licensing agreement between the Company and Digital Diagnostics (See Note 11). There was no change during the nine months ended September 30, 2019.

For the years ended December 31, 2018 and 2017, $300,000 was recognized in Research and Development expenses for consulting provided by Dr. Dimitrov. As of December 31, 2018 and 2017, $575,000 and $275,000 was included in accounts payable, respectively. During the year ended December 31, 2018 and 2017, $0 and $125,000, respectively was paid. There was no change during the nine months ended September 30, 2019.

On June 28, 2017, the Company issued promissory notes to two of the Company’s then executive officers and directors. The promissory note accrues interest at a rate of 8.0% per annum and matures on the earlier of (i) one (1) year from the date of the promissory note, and (ii) the closing the sale of the Company’s securities in a single transaction or a series of related transactions from which at least $500,000 of gross proceeds are raised (See Note 9).

On January 8, 2019, the Company entered into a Master Product Development and Supply Agreement with C2M (see Note 11). At September 30, 2019, accounts payable to C2M related to purchase of finish products amounted to $8,342. During the nine months ended September 30, 2019, the Company purchased finished products from C2M totaling approximately $1,025,567. During the nine months ended September 30, 2019, cost of sales of $216,205 represents the purchase of CBD products from C2M. C2M is a majority stockholder of the Company.

On April 30, 2019, the Company, through its majority-owned subsidiary, EOW, entered into a farm lease agreement for a lease term of one year. The lease premise is located in Cave Junction, Oregon and consists of approximately 38 acres. The lease requires the Company to pay $76,000 per year, whereby $38,000 was payable upon execution and $38,000 shall be payable on September 15, 2019 and 2% of the net income realized by the Company from the operation of the lease farm. The lease shall continue in effect from year to year for five years except for at least a 30-day written notice of termination. The Company has paid the initial payment of $26,000 and the remaining $12,000 was paid directly to the landlord by an affiliated company who is renting the portion of the lease property from the Company. The affiliated company is owned by two managing members of EOW. EOW is in the process of arranging a sub-lease agreement with the affiliated company.

On July 31, 2019, the Company granted 10,000 Series E Preferred in connection with a Management and Services Agreement (the “MSA”) with C2M, the Company’s largest shareholder (see Note 11). The Company valued the 10,000 Series E Preferred shares which is equivalent into 6,250,000 common shares at a fair value of $0.54 per common share or $3,375,000 based on the sales of common stock on recent private placements on the dates of grant. During the nine months ended September 30, 2019, the Company recorded stock-based compensation of $103,977 and prepaid expense – related party of $3,271,023 to be amortize over the term of the MSA.

During the nine months ended September 30, 2019, the Company reimbursed a managing member of EOW and an affiliated company which is owned by two managing members of EOW, for operating expenses paid on behalf of EOW for the following:

●
$400,000 worth of hemp seeds
●
$50,000 lease payment related to a lease agreement (see Note 11)
●
$100,000 for irrigation cost

The Company recognized revenues from a related party customer of $12,140 and $52,659 during the three and nine months ended September 30, 2018. As of September 30, 2019, accounts receivable from a related party customer amounted to $52,659. The customer is an affiliated company which is substantially owned by a managing member of EOW.

From time to time, the Company’s subsidiary, EOW, receives advances from an affiliated company which is owned by a managing member of EOW for working capital purposes. The advances are non-interest bearing and are payable on demand. The affiliated company provided advances to the Company for working capital purposes for a total of $231,035 and the Company repaid $160,535 of these advances. Additionally, the related party directly paid $35,000 of lease deposits related to a farm lease. As of September 30, 2019, due to related party amounted to $105,500.

Note 13 – CONCENTRATION OF REVENUE AND SUPPLIER

During the nine months ended September 30, 2019, total sale of CBD products to three customers represented approximately 55% (14%, 24% - related party, and 17%) of the Company’s net sales. There were no revenues generated during the nine months ended September 30, 2018.

As of September 30, 2019 total accounts receivable from four customers represented approximately 89% (11%, 13%, 38% - related party, and 27%) of total accounts receivable as compared to none as of December 31, 2018.

During the nine months ended September 30, 2019, the Company purchased finished products from C2M (see Note 11) totaling approximately $1,025,567 (100% of the purchases).

NOTE 14 - SUBSEQUENT EVENTS

In accordance with authoritative guidance, the Company has evaluated any events or transactions occurring after September 30, 2019, the balance sheet date, through the date of filing of this report and note that there have been no such events or transactions that would require recognition or disclosure in the consolidated financial statements as of and for the quarter ended September 30, 2019, except as disclosed below.

Sale of Common Stock

Subsequent to the reporting period, and up through November 7, 2019, the Company accepted shareholder subscriptions in the total amount of $18,334 in exchange for issuance of 36,667shares of Common Stock in an offering exempt under Rule 506 of Regulation D.

Amendment to Operating Agreement of Exactus One World, LLC

On October 23, 2019, the Amended and Restated Operating Agreement (the “Operating Agreement”) of EOW was amended (the “First Amendment”) (see Note 11). Under the terms of the First Amendment, the minority members of EOW conveyed their 49.9% membership interest and rights to distributions related to the current 2019 hemp crop underway to the Company. As a result, the Company acquired the right to receive 100% of the distributions of net profit from the 2019 hemp crop on approximately 225 acres of farmland currently growing in Oregon. Since March 2019, the Company has owned 50.1% of the limited liability membership interests in EOW. In addition, the members amended the payment schedule under which farm costs are required to be made by the Company. As consideration for the amendment, the Company agreed to issue 1,223,320 shares of its common stock, par value $0.0001 per share, to the minority members of EOW.

Amendment to Management and Services Agreement

On October 23, 2019, the Company, Ceed2Med, LLC (“C2M”), Vladislav Yampolsky, Jamie Goldstein, and Emiliano Aloi entered into the Amendment (the “MSA Amendment”), effective March 1, 2019, to the Management and Services Agreement previously entered by the parties (see Note 11). C2M, Vladislav Yampolsky and Emiliano Aloi are directors or officers of the Company and are considered affiliates of the Company. The MSA Amendment extended the termination date of the MSA to December 31, 2024 and expanded the scope of services to be provided by C2M to the Company.

Promissory Note

During October 2019, the Company entered into two short-term promissory notes (the “Notes”) for an aggregate principal amount of $94,056 and gross cash proceeds of $85,000 (original issue discount of $9,056). A note with principal amount of $55,556 was subscribed by Andrew Young, an officer of the Company. The Notes become due and payable between October 18, 2019 and December 16, 2019 and bear interest at a rate of twelve (12%) percent per annum prior to the maturity date, and eighteen (18%) per annum if unpaid following the maturity date. The Notes are unsecured obligations of the Company. In addition, the Notes carry a 10% original issue discount.

The note with principal amount of $38,500 with a maturity date of October 18, 2019 is currently in default and the Company intends to pay-off the note in fourth quarter of fiscal year 2019.

Conversion of Preferred Stock

On October 11, 2019, the Company converted 150,000 Series B-1 Preferred Stock into 18,750 shares of Common Stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Exactus, Inc.

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Exactus, Inc. (the “Company”), as of December 31, 2018 and 2017, and the related consolidated statements of operations, stockholders’ (deficit) equity and cash flows for each of the two years in the period ended December 31, 2018 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

The Company's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the accompanying consolidated financial statements, the Company has suffered recurring losses from operations, generated negative cash flows from operating activities, has an accumulated deficit and has stated that substantial doubt exists about Company’s ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans in regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RBSM LLP
We have served as the Company’s auditor since 2014 New York, New York March 29, 2019

Exactus, Inc.
(formerly known as Spiral Energy Tech, Inc.)
Consolidated Balance Sheets
	December 31,
	2018	2017

ASSETS
Current Assets:
Cash and cash equivalents	$1,960	$161,215
Prepaid expenses	12,330	11,458
Total current assets	14,290	172,673

TOTAL ASSETS	$14,290	$172,673

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable	$923,429	$735,051
Accrued expenses	46,875	582,236
Note payable	51,400	48,000
Convertible notes, net of unamortized debt discount	491,788	57,796
Derivative liability	1,742,000	930,000
Settlement payable	17,000	20,000
Interest payable	66,300	15,232
Total Current Liabilities	3,338,792	2,388,315

Long Term Liabilities:
Convertible notes payable	100,000	-
Total Long Term Liabilities	100,000	-

TOTAL LIABILITIES	3,438,792	2,388,315

Commitments and contingencies (see note 9)

Stockholders' Deficit:
Preferred stock: 50,000,000 authorized; $0.0001 par value, 0 shares
issued and outstanding	-	-
Preferred stock Series A: 1,000,000 authorized; $0.0001 par value, 0
shares issued and outstanding	-	-
Preferred stock Series B-1: 32,000,000 authorized; $0.0001 par value,
2,800,000 shares issued and outstanding	280	280
Preferred stock Series B-2: 10,000,000 authorized; $0.0001 par value,
8,684,000 shares issued and outstanding	868	868
Preferred stock Series C: 1,733,334 authorized; $0.0001 par value,
1,733,334 shares issued and outstanding	173	173
Preferred stock Series D: 200 authorized; $0.0001 par value, 45 and 0
shares issued and outstanding, respectively	1	-
Common stock: 650,000,000 shares authorized; $0.0001 par value,
6,233,524 and 4,383,983 shares issued and outstanding,
respectively	623	439
Additional paid-in capital	7,111,445	3,983,171
Accumulated deficit	(10,537,892)	(6,200,573)
Total Stockholders' Deficit	(3,424,502)	(2,215,642)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$14,290	$172,673

The accompanying notes are an integral part of these consolidated financial statements.

  Exactus, Inc.
(formerly known as Spiral Energy Tech, Inc.)
Consolidated Statements of Operations

	Year Ended December 31,
	2018	2017

Revenues	$-	$-

Operating Expenses:
General and administration	1,932,607	1,219,309
Professional	203,619	499,522
Research and development	300,000	356,076
Impairment loss	-	1,050,000
Total Operating Expenses	2,436,226	3,124,907

Net Loss from Operations	(2,436,226)	(3,124,907)

Other Expenses:
Derivative loss	(828,694)	(667,200)
Loss on stock settlement	(607,929)	-
Interest expense	(464,470)	(68,568)
Total Other Expenses	(1,901,093)	(735,768)

Net loss before income taxes	(4,337,319)	(3,860,675)
Provision for income taxes	-	-

Net Loss	$(4,337,319)	$(3,860,675)

Basic and Diluted Loss per Common Share	$(0.91)	$(0.91)

Weighted Average Number of Common Shares Outstanding	4,764,056	4,243,395

The accompanying notes are an integral part of these consolidated financial statements.

Exactus, Inc.
(formerly known as Spiral Energy Tech, Inc.)
Consolidated Statements of Stockholders' Deficit
	Preferred Stock- Series B-1		Preferred Stock- Series B-2		Preferred Stock- Series C		Preferred Stock- Series D		Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2016	2,800,000	$280	8,584,000	$858	1,733,334	$173	-	$-	4,258,983	$426	$3,838,244	$(2,339,898)	$1,500,083
Issuance of Series B-2 preferred stock for cash	-	-	100,000	10	-	-	-	-	-	-	24,990	-	25,000
Cancellation of common stock issued for													-
share-based payment	-	-	-	-	-	-	-	-	(62,500)	(6)	(44)	-	(50)
Common stock issued for debt settlement	-	-	-	-	-	-	-	-	187,500	19	119,981		120,000
Net Loss	-	-	-	-	-	-	-	-	-	-	-	(3,860,675)	(3,860,675)
Balance, December 31, 2017	2,800,000	280	8,684,000	868	1,733,334	173	-	-	4,383,983	439	3,983,171	(6,200,573)	(2,215,642)
Issuance of Series D preferred stock for cash	-	-	-	-	-	-	45	1	-	-	549,999	-	550,000
Common stock issued for debt settlement	-	-	-	-	-	-	-	-	214,834	21	343,714	-	343,735
Common stock issued for services									250,000	25	17,975		18,000
Common stock issued upon convesion of
convertible debt	-	-	-	-	-	-	-	-	685,644	69	400,411	-	400,480
Common stock issued for services	-	-	-	-	-	-	-	-	125,000	12	7,988	-	8,000
Common stock issued for settlement	-	-	-	-	-	-	-	-	574,063	57	86,742	-	86,799
Warrants issued to Series B-2 holder	-	-	-	-	-	-	-	-	-	-	138,679	-	138,679
Related party debt forgiveness	-	-	-	-	-	-	-	-	-	-	1,355,372	-	1,355,372
Stock-based compensation	-	-	-	-	-	-	-	-	-	-	227,394	-	227,394
Net Loss	-	-	-	-	-	-	-	-	-	-	-	(4,337,319)	(4,337,319)
Balance, December 31, 2018	2,800,000	$280	8,684,000	$868	1,733,334	$173	45	$1	6,233,524	$623	$7,111,445	$(10,537,892)	$(3,424,502)

The accompanying notes are an integral part of these consolidated financial statements.

Exactus, Inc.
(formerly known as Spiral Energy Tech, Inc.)
Consolidated Statements of Cash Flows
	Year Ended December 31,
	2018	2017

Cash Flows From Operating Activities:
Net loss	$(4,337,319)	$(3,860,675)
Adjustments to reconcile net loss to cash used in operations:
Derivative expense	828,694	667,200
Officer and director stock payment	500,000	-
Stock option expense	227,394	-
Warrant expense	138,679
Amortization of discount and debt issuance costs for convertible notes	405,173	52,795
Impairment	-	1,050,000
Stock issued for services	26,000
Loss on debt settlement in stock	607,929	78,315
Changes in operating assets and liabilities:
(Increase) decrease in operating assets:
Prepaid expenses	(872)	8,214
Increase (decrease) in operating liabilities:
Accounts payable	188,378	210,241
Accrued expenses	905,946	523,757
Settlement payable	(3,000)	20,000
Interest payable	47,243	15,232
Net Cash Used In Operating Activities	(465,755)	(1,234,921)

Cash Flows From Investing Activities:
Net Cash From Investing Activities	-	-

Cash Flows From Financing Activities:
Proceeds from sale of Series B-2 Preferred Stock	-	25,000
Proceeds from sale of Series D Preferred Stock	50,000	-
Proceeds from issuance of notes payable	103,400	48,000
Payments of principal on convertible notes	(25,000)	-
Proceeds from issuance of convertible notes	178,100	267,800
Net Cash Provided By Financing Activities	306,500	340,800

Net decrease in cash and cash equivalents	(159,255)	(894,121)
Cash and cash equivalents at beginning of year	161,215	1,055,336

Cash and cash equivalents at end of year	$1,960	$161,215

Supplemental Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Non-Cash transactions investing and financing activity:
Forgiveness of debt by officers and directors	$1,355,372	$-
Proceeds from sale of Preferred Series D stock paid directly to settle amounts
due to officers and directors	$500,000	$-
Accounts payable settled by common stock issued	$85,934	$41,685
Convertible notes settled by common stock	$46,295	$-
Initial benefical conversion feature and debt discount on convertible notes	$236,500	$374,700
Initial derivative liability on convertible notes	$469,000	$876,000
Fair value of common stock issued on conversion of notes	$400,480	$-
Fair value of common stock issued for settlement of accounts payable	$343,735	$120,000

 The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1. BUSINESS DESCRIPTION

              Exactus, Inc. (the “Company”) was incorporated on January 18, 2008, as “Solid Solar Energy, Inc.” in the State of Nevada as a for-profit Company. On May 16, 2013, the Company filed a certificate of amendment to change its name to “Spiral Energy Tech., Inc.”.  On February 29, 2016, the Company acquired all of the issued and outstanding capital stock of Exactus BioSolutions, Inc. (“Exactus BioSolutions”) pursuant to a Share Exchange Agreement, dated February 29, 2016, with Exactus BioSolutions (the “Share Exchange”). The Company issued 30 million shares of newly-designated Series B-1 Preferred Stock to the shareholders of Exactus BioSolutions in the Share Exchange, representing approximately 87% of voting control of the Company upon consummation of the Share Exchange. As a result of the Share Exchange, Exactus BioSolutions became a wholly-owned subsidiary of Exactus, Inc. Effective March 22, 2016, the Company changed its corporate name to “Exactus, Inc.” via a merger with its wholly-owned subsidiary, Exactus Acquisition Corp.

Following the Share Exchange, the Company became a life science company that plans to develop and commercialize Point-of-Care (“POC”) diagnostics for measuring proteolytic enzymes in the blood based on a proprietary detection platform (the “New Business”). The Company’s primary product, the FibriLyzer, will employ a disposable test “biosensor” strip combined with a portable and easy to use hand held detection unit that provides a result in less than 30 seconds.  The initial markets the Company intend to pursue for the FibriLyzer are (i) the management of hyperfibrinolytic states associated with surgery and trauma, (ii) obstetrics, (iii) acute events such as myocardial infarction and ischemic stroke, (iv) pulmonary embolism and deep vein thrombosis and (v) chronic coronary disease management. The Company expects to follow up the FibriLyzer with similar technology, the MatriLyzer, to detect collagenase levels in the blood for the detection of the recurrence of cancer. The Company intends to file to gain regulatory approval to sell its products in the United States, Canada and Europe.  Management intends to primarily focus on the development and commercialization of the FibriLyzer and related technology exclusively licensed by Exactus.

In December 2018, the Company expanded its focus to pursue opportunities in Cannabidiol (“CBD”). This decision was based in part on the passing of The Hemp Farming Act of 2018. The Act was signed into law during December 2018 and removes hemp (cannabis with less than 0.3% THC) from the Schedule I controlled substances list. Following passage, CBD derived from industrial hemp became legal in the US under federal law and in all 50 states, opening the door to develop and sell hemp-based CBD products nationwide. The Company’s goal is to rapidly establish one or more principal sources of supply and to develop wholesale and retail sales channels for CBD end-products to be sold to humans and for animal health, such as nutraceuticals, supplements and pet and farm products. The Company intends to follow regulatorily compliant pathways by adopting practices established by the FDA for CBD.

Prior to the Company’s acquisition of Exactus BioSolutions pursuant to the Share Exchange, its primary business focus was on developing and commercializing drone technology (the “Former Business”).

              On January 11, 2019, the Board of Directors of the Company approved a reverse stock split of the Company’s Common Stock at a ratio of 1-for-8 (the “Reverse Stock Split”) including shares issuable upon conversion of the Company’s outstanding convertible securities. All share and per share values of the Company’s common stock for all periods presented in the accompanying consolidated financial statements are retroactively restated for the effect of the Reverse Stock Split in accordance with Staff Accounting Bulletin 4C.

NOTE 2. GOING CONCERN

These consolidated financial statements are presented on the basis that the Company will continue as a going concern. The going concern concept contemplates the realization of assets and satisfaction of liabilities in the normal course of business. No adjustment has been made to the carrying amount and classification of the Company’s assets and the carrying amount of its liabilities based on the going concern uncertainty. The Company has considered ASU 2014-15 in consideration of reporting requirements of the going concern financial statements.

As of December 31, 2018, the Company had no products available for sale. There can be no assurance that the Company’s technology will be approved for sale or, if approved for sale, be commercially successful. In addition, The Company operates in an environment of rapidly changing technology and is dependent upon the continued services of its current consultants and subcontractors.

The Company had a working capital deficit of approximately $3.3 million as of December 31, 2018 and incurred a net loss of approximately $4.3 million for the year then ended.

Management Plans

Over the last several months the Company and its advisors have been evaluating numerous opportunities and relationships to increase shareholder value.

The Company identified the rapidly growing hemp-based CBD market as a valuable target for a new company focus. On January 8, 2019, the Company entered into a Master Product Development and Supply Agreement with Ceed2Med LLC (“C2M”). C2M owns and operates cGMP facilities located in the State of Florida and elsewhere and has the expertise, resources, skills and experience suitable for CBD rich ingredients including isolates, distillates, water soluble, and proprietary formulations. Under the Agreement, the Company has been allotted a minimum of 50 and up to 300 kilograms per month, and up to 2,500 kilograms annually, of CBD rich ingredients for resale. The Company expects to be able to offer tinctures, edibles, capsules, topical solutions and animal health products manufactured for the Company by C2M to satisfy demand for branded and white-label products that the Company intends to offer to sell in the future. The Company expects to begin marketing during the first quarter of 2019.

The Company expects to realize revenue through our efforts, if successful, to sell wholesale and retail finished products to third parties. However, as the Company is in a start-up phase, in a new business venture, in a rapidly evolving industry, many of our costs and challenges are new and unknown. In order to fund the Company’s activities, the Company will need to raise additional capital either through the issuance of equity and/or the issuance of debt. In the first quarter of 2019, the Company accepted subscriptions in a private placement offering of common stock of approximately $3.0 million.

The Company will need to obtain further funding through public or private equity offerings, debt financing, collaboration arrangements or other sources in order to continue. The issuance of any additional shares of common stock, preferred stock or convertible securities could be substantially dilutive to the Company’s stockholders. In addition, adequate additional funding may not be available on acceptable terms, or at all. If the Company is unable to raise capital, it would be forced to delay, reduce or eliminate research and development programs and may not be able to continue as a going concern.

 NOTE 3. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation. The consolidated financial statements and related disclosures have been prepared pursuant to the rules and regulations of the SEC.  The financial statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles of the United States (“GAAP”). The Consolidated financial statements include the accounts of the Company and Exactus Biosolutions, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates. The Company prepares its financial statements in conformity with GAAP which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.  Significant estimates for the years ended December 31, 2018 and 2017 include the fair value of derivative liabilities, contingent liabilities, and stock-based payments.

Cash and Cash Equivalents. The Company consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The carrying value of those investments approximates their fair market value due to their short maturity and liquidity. Cash and cash equivalents include cash on hand and amounts on deposit with financial institutions, which amounts may at times exceed federally insured limits. As of December 31, 2018, the Company had no amounts on deposit that exceeded federally insured limits.

Stock-Based Compensation. The Company recognizes compensation expense for stock-based compensation in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718 “Compensation - Stock Compensation” and ASC Topic 505-50 “Equity-Based Payments to Non-Employees”. For employee stock-based awards, the Company calculates the fair value of the award on the date of grant using the Black-Scholes method for stock options and the quoted price of its common stock for unrestricted shares; the expense is recognized over the requisite service period. For non-employee stock-based awards, the Company calculate the fair value of the award on the date of grant in the same manner as employee awards.

Share-based expense related to the vesting of stock options and the grant of shares for services totaled $235,394 for the year ended December 31, 2018. There was no share-based expense for the year ended December 31, 2017.

 Research and Development Expenses. The Company follow ASC 730-10, “Research and Development,” and expenses research and development costs when incurred.  Accordingly, third-party research and development costs, including designing, prototyping and testing of product, are expensed when the contracted work has been performed or milestone results have been achieved. Indirect costs are allocated based on percentage usage related to the research and development. Research and development costs of $300,000 and $356,076 were incurred for the years ended December 31, 2018 and 2017, respectively.

Derivatives and Hedging- Contracts in Entity’s Own Equity. In accordance with the provisions of ASC 815 “Derivatives and Hedging” the embedded conversion features in the convertible notes (Note 5) are not considered to be indexed to the Company’s stock. As a result, these are required to be accounted for as derivative financial liabilities and have been recognized as liabilities on the accompanying consolidated balance sheets. The fair value of the derivative financial liabilities are determined using a binomial model with Monte Carlo simulation and is affected by changes in inputs to that model including the Company’s stock price, expected stock price volatility, the expected term, and the risk-free interest rate. The derivative financial liabilities are subject to re-measurement at each balance sheet date and any changes in fair value is recognized as a component in other income (expenses) (Note 6).

Fair Value Measurements. The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value, and expands disclosure of fair value measurements. The guidance prioritizes the inputs used in measuring fair value and establishes a three-tier value hierarchy that distinguishes among the following:

●
 Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

●
  Level 2—Valuations based on quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and models for which all significant inputs are observable, either directly or indirectly.

●
Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Liabilities are classified based on the lowest level of input that is significant to the fair value measurements. The Company has not transferred any liabilities between the classification levels. As of December 31, 2018 and 2017, the Company has no assets that are re-measured at fair value, and its liabilities re-measured at fair value consist of derivative liabilities embedded in convertible notes, which are measured using Level 3 inputs. See Note 6.

Related Parties. The Company follows ASC 850,” Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

Income Taxes.  The Company accounts for income taxes under ASC 740 “Income Taxes.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Earnings per Share. The Company computes basic and diluted earnings per share amounts in accordance with ASC Topic 260, “Earnings per Share.” Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company. For the years ended December 31, 2018 and 2017, the following potentially dilutive shares were excluded from the computation of diluted earnings per shares because their impact was anti-dilutive:

	2018	2017
Stock Options	959,375	-
Stock Warrants	644,083	208,458
Preferred Stock	2,602,167	1,652,167
Convertible Debt	22,134,849	424,479
Total	26,340,474	2,285,104

Recently Adopted Accounting Pronouncements

In August 2014, the FASB issued ASU 2014-15, "Presentation of Financial Statements – Going Concern (Subtopic 205-40), effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. This standard provides guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The guidance is effective for annual reporting periods ending after December 15, 2016, and early adoption is permitted. The Company adopted this guidance on January 1, 2017, with no significant impact the Company’s consolidate financial position, results of operations or cash flows.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which amends Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation. ASU 2016-09 simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years and early adoption is permitted. The adoption of this guidance did not have a material impact on the Company's consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Cash Flow Statements, Classification of Certain Cash Receipts and Cash Payments, which addresses eight specific cash flow classification issues with the objective of reducing diversity in practice. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. The adoption of this guidance did not have a material impact on the Company's consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU creates a single source of revenue guidance for companies in all industries. The new standard provides guidance for all revenue arising from contracts with customers and affects all entities that enter into contracts to provide goods or services to their customers, unless the contracts are within the scope of other accounting standards. It also provides a model for the measurement and recognition of gains and losses on the sale of certain nonfinancial assets. This guidance, as amended, must be adopted using either a full retrospective approach for all periods presented or a modified retrospective approach and will be effective for fiscal years beginning after December 15, 2017 with early adoption permitted. The Company adopted this ASU effective January 1, 2018 using the modified retrospective method with no impact on its consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02 (Topic 842). Topic 842 amends a number of aspects of lease accounting, including requiring lessees to recognize leases with a term greater than one year as a right-of-use asset and corresponding liability, measured at the present value of the lease payments. In July 2018, the FASB issued supplemental adoption guidance and clarification to Topic 842 within ASU 2018-10 “Codification Improvements to Topic 842, Leases” and ASU 2018-11 “Leases (Topic 842): Targeted Improvements.” The new guidance aims to increase transparency and comparability among organizations by requiring lessees to recognize lease assets and lease liabilities on the balance sheet and requiring disclosure of key information about leasing arrangements. A modified retrospective application is required with an option to not restate comparative periods in the period of adoption. This guidance is effective for the Company on January 1, 2019 with early adoption permitted. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements, which will consist primarily of a balance sheet gross up of its operating leases to show equal and offsetting right-of-use assets and lease liabilities. The Company anticipates using the practical expedients that are included in the guidance for existing operating leases which allows a waiver of lease assessment of their respective classification under the new standard. The Company will adopt the requirements of the new standard as new arrangements are executed.

On June 20, 2018, the FASB issued ASU 2018-07,1 which simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under the ASU, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. Currently, share-based payment arrangements to nonemployees are accounted for under ASC 718,3 while nonemployee share-based payments issued for goods and services are accounted for under ASC 505-50. ASC 505-50. Before the amendment, the major difference for the Company (but not limited to) was the determination of measurement date which generally is the date on which the measurement of equity classified share-based payments becomes fixed. Equity classified share-based payments for employees was fixed at the time of grant and nonemployee share based payments. Equity-classified nonemployee share-based payment awards are no longer measured at the earlier of the date which a commitment for performance by the counterparty is reached or the date at which the counterparty’s performance is complete. They are now measured at the grant date of the award which is the same as share-based payments for employees. The Company adopt the requirements of the new rule in the first quarter of 2019.

In January 2017, the FASB issued Accounting Standards Update 2017-04, “Intangibles-Goodwill and Other: Simplifying the Test for Goodwill Impairment” (ASU 2017-04). The standard simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Under the amendments of ASU 2017-04, an entity should perform its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity will recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, but the loss cannot exceed the total amount of goodwill allocated to the reporting unit. ASU 2017-04 is effective for the calendar year ending December 31, 2020. The amendments require a prospective approach to adoption and early adoption is permitted for interim or annual goodwill impairment tests. The Company is currently evaluating the impact of this standard.

In June 2016, the FASB issued ASU 2017-13, Financial Instruments-Credit Losses. The standard requires a financial asset (including trade receivables) measured at amortized cost basis to be presented at the net amount expected to be collected. Thus, the income statement will reflect the measurement of credit losses for newly-recognized financial assets as well as the expected increases or decreases of expected credit losses that have taken place during the period. This standard will be effective for the calendar year ending December 31, 2020. The Company is currently in the process of evaluating the impact of adoption of this ASU on its consolidated financial statements.

In July 2017, the FASB issued ASU No. 2017-11, which amends the FASB Accounting Standards Codification. Part I of ASU No. 2017-11, Accounting for Certain Financial Instruments with Down Round Features, changes the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. The guidance is effective for reporting periods beginning after December 15, 2018 and interim periods within those fiscal years. Early adoption is permitted The Company is in the process of evaluating the impact of adopting the guidance on its consolidated financial statements.

NOTE 4. NOTES PAYABLE

On June 28, 2017, the Company issued to two of the Company’s executive officers a promissory note in the principal amount up to $100,000, which amount may be drawn upon by the Company as bridge financing for general working capital purposes. The promissory note accrues interest at a rate of 8.0% per annum and matures on the earlier of (i) one (1) year from the date of the promissory note, and (ii) the closing the sale of the Company’s securities in a single transaction or a series of related transactions from which at least $500,000 of gross proceeds are raised. As of December 31, 2018 and 2017, the Company has drawn $51,400 and $48,000, respectively, on the promissory notes. During the years ended December 31, 2018 and 2017, the Company recognized $3,981 and $1,967, respectively, of interest expense. As of December 31, 2018 and 2017, the notes had accrued interest balances of $5,928 and $1,967, respectively

NOTE 5. CONVERTIBLE NOTES

The Company’s convertible notes consist of the following as of December 31, 2018 and 2017:

2018	2017
Convertible note in the amount of $110,000 dated, August 14, 2017, accruing interest at an annual rate of 8%, matured on August 14, 2018, and convertible into common stock of the Company at a conversion price equal to the lesser of (i) $2.00 ($0.25 pre-split) and (ii) 60% of the average of the three lowest trading prices of the Company’s common stock during the twenty-day trading period prior to the conversion (the “Note”). The Company received net proceeds of $87,000 from the issuance of the Note , after deducting an original issue discount and debt issuance costs. On December 18, 2017, the Company further amended the Note to (i) increase the aggregate principal amount of the Note to $115,000 and (ii) extend the date by which the Company is required to cause the Registration Statement to become effective to January 4, 2018. On January 4, 2018, the Company further amended the Note to (i) increase the aggregate principal amount of the Note to $125,000 and (ii) extend the date by which the Company is required to cause the Registration Statement to become effective to February 1, 2018. In March 2018, the Company paid $25,000 towards principal of the Note. On May 7, 2018, the Company further amended the Note to (i) increase the aggregate principal amount of the Note to $121,481 and (ii) extend the date by which the Company is required to cause the Registration Statement to become effective to May 31, 2018. On June 11, 2018, the holder of the Note converted $10,000 of the principal of the Note into 22,727 post-split shares (181,818 pre-split shares) of common stock. On July 13, 2018, the holder of the note converted $10,500 of the principal of the Note to 116,667 post-split shares (933,334 pre-split shares) of common stock. On August 30, 2018, the holder of the Note converted $10,500 of the principal of the Note to 218,750 post-split shares (1,750,000 pre-split shares) of common stock. On November 13, 2018, the Company further amended the Note to (i) increase the aggregate principal amount of the Note by $10,000 and (ii) extend the date by which the Company is required to cause the Registration Statement to become effective to December 13, 2018. The Company determined that the conversion feature embedded in the Note required bifurcation and presentation as a liability. During the year ended December 31, 2017, the Company recorded an initial derivative liability of $240,000, resulting in initial derivative expense of $153,000, and an initial debt discount of $87,000 to be amortized into interest expense through the maturity of the Note. During the years ended December 31, 2018 and 2017, the Company recognized $68,589 and $41,411, respectively, of amortization expense. As of December 31, 2018 and 2017, the notes had principal balances of $101,481 and $115,000, respectively, and is carried at $101,481 an $46,411, respectively, net of remaining discounts of $0 and $68,589, respectively.
$ 101,481	$ 46,411

Convertible note in the amount of $27,500 dated, September 27, 2017, accruing interest at an annual rate of 8%, matured on September 27, 2018, and convertible into common stock of the Company at a conversion price equal to the lesser of (i) $2.00 ($0.25 pre-split) and (ii) 60% of the average of the three lowest trading prices of the Company’s common stock during the twenty-day trading period prior to the conversion (the “Note”). The Company received net proceeds of $21,750 from the issuance of the Note, after deducting an original issue discount and debt issuance costs. On May 7, 2018, the Company further amended the Note to increase the aggregate principal amount of the Note to $4,125. On November 13, 2018, the Company amended the Note to (i) increase the aggregate principal amount of the Note by $5,000 and (ii) extend the date by which the Company is required to cause the Registration Statement to become effective to December 13, 2018. The Company determined that the conversion feature embedded in the Note required bifurcation and presentation as a liability. During the year ended December 31, 2017, the Company recorded an initial derivative liability of $46,000, resulting in initial derivative expense of $24,450, and an initial debt discount of $21,750 to be amortized into interest expense through the maturity of the Note. During the years ended December 31, 2018 and 2017, the Company recognized $20,177 and $7,323, respectively, of amortization expense. As of December 31, 2018 and 2017, the notes had principal balances of $36,625 and $27,500, respectively, and is carried at $36,625 an $7,323, respectively, net of remaining discounts of $0 and $20,177, respectively.
36,625	7,323

Convertible note in the amount of $65,000 dated, December 21, 2017, accruing interest at an annual rate of 12%, matured on December 21, 2018, and convertible into common stock of the Company at a conversion price equal to the lesser of (i) closing sale price of the common stock on the principal market on the trading day immediately preceding the closing date and (ii) 60% of the average of the three lowest trading prices of the Company’s common stock during the twenty-day trading period prior to the conversion (the “Note”). The Company received net proceeds of $62,400 from the issuance of the Note, after deducting an original issue discount and debt issuance costs. On March 28, 2018, the Company amended the Note to (i) increase the aggregate principal amount of the Note to $71,500 and (ii) adjust the conversion price to the lesser of (i) closing sale price of the common stock on the principal market on the trading day immediately preceding the closing date and (ii) 51% of the average of the three lowest trading prices of the Company’s common stock during the twenty-five day trading period prior to the conversion. On November 11, 2018, the holder of the note converted $5,325 of the principal of the Note to 187,500 post-split shares (1,500,000 pre-split shares) of common stock. On December 18, 2018, the holder of the Note converted $4,850 of the principal of the Note to 100,000 post-split shares (800,000 pre-split shares) of common stock. The Company determined that the conversion feature embedded in the Note required bifurcation and presentation as a liability. During the year ended December 31, 2017, the Company recorded an initial derivative liability of $163,000, resulting in initial derivative expense of $106,200, and an initial debt discount of $56,800 to be amortized into interest expense through the maturity of the Note. During the years ended December 31, 2018 and 2017, the Company recognized $63,219 and $1,781, respectively, of amortization expense. As of December 31, 2018 and 2017, the note had principal balances of $89,588 and $65,000, respectively, and is carried at $89,588 and $1,781 respectively, net of remaining discounts of $0 and $63,219, respectively.
89,588	1,781

Convertible note in the amount of $125,000 dated, December 26, 2017, accruing interest at an annual rate of 12%, matured on September 26, 2018, and convertible into common stock of the Company at a conversion price equal to the lesser of (i) the lowest trading price of the Company's common stock during the twenty-five-day trading period prior to the issue date of the Note and (ii) 50% of the average of the three lowest trading prices of the Company’s common stock during the twenty-five day trading period prior to the conversion (the “Note”). The Company received net proceeds of $112,250 from the issuance of the Note, after deducting an original issue discount and debt issuance costs. On July 11, 2018, the holder of the note elected to convert interest of $3,120 into 15,000 post-split (120,000 pre-split shares) of common stock. On November 28, 2018, the holder of the Note converted $2,000 of the interest of the Note to 25,000 post-split shares (200,000 pre-split shares) of common stock. The Company determined that the conversion feature embedded in the Note required bifurcation and presentation as a liability. During the year ended December 31, 2017, the Company recorded an initial derivative liability of $427,000, resulting in initial derivative expense of $324,750, and an initial debt discount of $102,250 to be amortized into interest expense through the maturity of the Note. During the years ended December 31, 2018 and 2017, the Company recognized $122,719 and $2,281, respectively, of amortization expense. As of December 31, 2018 and 2017, the Note had a principal balance of $125,000 for both periods, and is carried at $125,000 and $2,281 respectively, net of remaining discounts of $0 and $122,719, respectively.
125,000	2,281

Convertible note in the amount of $58,500 dated, March 16, 2018, accruing interest at an annual rate of 9%, matures on December 16, 2018, and convertible into common stock of the Company at a conversion price equal to the lesser of (i) $2.00 ($0.25 pre-split) and (ii) 51% of the average of the three lowest trading prices of the Company’s common stock during the twenty-five day trading period prior to the conversion (the “Note”). The Company received net proceeds of $41,050 from the issuance of the Note, after deducting an original issue discount and debt issuance costs. The Company determined that the conversion feature embedded in the Note required bifurcation and presentation as a liability. During the year ended December 31, 2018, the Company recorded an initial derivative liability of $94,000, resulting in initial derivative expense of $46,000, and an initial debt discount of $48,000 to be amortized into interest expense through the maturity of the Note. During the year ended December 31, 2018, the Company recognized $65,450 of amortization expense and as of December 31, 2018, the note is carried at its face value of $58,500.
58,500	-

Convertible note in the amount of $60,000 dated, June 29, 2018, accruing interest at an annual rate of 12%, maturing on June 29, 2019, and convertible into common stock of the Company at a conversion price equal to 50% of the average of the three lowest trading prices of the Company’s common stock during the twenty-day trading period prior to the conversion (the “Note”). The Company received net proceeds of $51,900 from the issuance of the Note, after deducting an original issue discount and debt issuance costs. In December 2018, the Company agreed to increase the principal balance of note by $30,000 in relation to the assignment of the Note by the holder to another third party. The Company determined that the conversion feature embedded in the Note required bifurcation and presentation as a liability. During the year ended December 31, 2018, the Company recorded an initial derivative liability of $120,000, resulting in initial derivative expense of $63,000, and an initial debt discount of $57,000 to be amortized into interest expense through the maturity of the Note. During the year ended December 31, 2018, the Company recognized $30,981 of amortization expense and as of December 31, 2018, the Note had a principal balance of $90,000, and is carried at $55,881, net of un-amortized discounts of $34,119.
	55,881	-

Convertible note in the aggregate amount of $30,000 dated, July 3, 2018, accruing interest and an annual rate of 12%, maturing on July 3, 2019, and convertible into common stock of the Company at a conversion price equal to 50% of the average of the three lowest trading prices of the Company’s common stock during the twenty-day trading period prior to the conversion (the “Notes”). The Company received net proceeds of $28,000 from the issuance of the Note , after deducting an original issue discount and debt issuance costs. The Company determined that the conversion feature embedded in the Note required bifurcation and presentation as a liability. During the year ended December 31, 2018, the Company recorded an initial derivative liability of $68,000, resulting in initial derivative expense of $40,000, and an initial debt discount of $28,000 to be amortized into interest expense through the maturity of the Note. During the year ended December 31, 2018, the Company recognized $16,620 of amortization expense. As of December 31, 2018, the Note had a principal balance of $30,000 and the note is carried at $14,120, net of un-amortized discount of $15,880.
	14,120	-

Convertible notes in the aggregate amount of $70,500 dated, October 23, 2018 ($35,250) and October 26, 2018 ($35,250), accruing interest at an annual rate of 12%, maturing in one year, and convertible into common stock of the Company at a conversion price equal to the lesser of i) the closing sale price of the Company's common stock on closing date and ii) 60% of the lowest trading price of the Company’s common stock during the twenty-day trading period prior to the conversion (the “Note”). The Company received net proceeds of $57,000 from the issuance of the Note, after deducting an original issue discount and debt issuance costs. The Company determined that the conversion features embedded in the Notes required bifurcation and presentation as liabilities. During the year ended December 31, 2018, the Company recorded initial derivative liabilities of $187,000, resulting in initial derivative expense of $127,000, and initial debt discounts of $60,000 to be amortized into interest expense through the maturity of the Note. During the year ended December 31, 2018, the Company recognized $15,535 of amortization expense and as of December 31, 2018, the Note had a principal balance of $70,500 and the notes are carried at $10,593, net of un amortized discounts of $59,907.
	10,593	-

Convertible Notes in the aggregate amount of $100,000, issued on March 22, 2018. The Notes bear interest at a rate of 5% per annum and will mature on February 1, 2023. If a qualified financing from which at least $5 million of gross proceeds are raised occurs prior to the maturity date, then the outstanding principal balance of the notes, together with all accrued and unpaid interest thereon, shall be automatically converted into a number of shares of the Company’s common stock at $0.40 ($0.05 pre-split) per Share. The Notes offers registration rights wherein the Company agrees that within 45 days of a Qualified Offering, prior to the Maturity Date, the Company shall file a registration statement with the SEC registering for resale the shares of Company’s common stock into which the Notes are convertible. The balance of notes as of December 31, 2018 totaled $100,000.
	100,000	-

Net Carrying Amount of Convertible Debt	$591,788	$57,796
Less: Current Portion	491,788	57,796
Convertible Notes, Long Term	$100,000	$0

The following is a summary of the carrying amounts of convertible notes as of December 31, 2018 and 2017:

	2018	2017
Principal Amount	$701,694	$332,500
Less unamortized debt discount and debt issuance costs	(109,906)	(274,704)
Total convertible debt less unamortized debt discount and debt issuance costs	$591,788	$57,796

During the years ended December 31, 2018 and 2017, the Company recognized $55,877 and $4,495, respectively, of interest expense for these convertible notes. As of December 31, 2018 and 2017, the notes had accrued interest balances of $60,372 and $4,495, respectively

 NOTE 6. DERIVATIVE LIABILITIES

The Company determined that the conversion options embedded in the Notes discussed in Note 5 require liability presentation at fair value. Each of these instruments provide the holder with the right to convert into common stock at a fixed discount market, with certain notes subject to a cap on the conversion price. These clauses cause uncertainty as to the number of shares issuable upon conversion of convertible debt and accordingly require liability presentation on the balance sheet in accordance with US GAAP. The fair value of the described embedded derivative on all debt was valued at $1,742,000 and $930,000 at December 31, 2018 and 2017, respectively. For the years ended December 31, 2018 and 2017, the Company measured the fair value of the embedded derivatives using a binomial model and Monte Carlo simulations, and the following assumptions:

	2018	2017
Expected Volatility	85.8% to 455.8%	300.9% to 333.9%
Expected Term	0.25 to 1.0 Years	0.25 to 1.0 Years
Risk Free Rate	1.6% to 2.6%	1.2% to 1.5%
Dividend Rate	0.00%	0.00%

The Company recorded change in fair value of the derivative liability on debt to market resulting in non-cash, non-operating loss of $433,855 and $54,000 for the year ended December 31, 2018 and 2017, respectively.

During the year ended December 31, 2018 and 2017 the Company reclassed the derivative liability of $90,855 and $0, respectively, to additional paid in capital on conversion of convertible note.

The following table provides a summary of derivative activity for years ended December 31, 2018 and 2017:

Balance, December 31, 2016	$-
Initial fair value at note issuances	876,000
Change in fair value	54,000
Balance, December 31, 2017	930,000
Initial fair value at note issuances	469,000
On conversions and repayments	(90,855)
Change in fair value	433,855
Balance, December 31, 2018	$1,742,000
Net loss for the year included in earnings relating to the liabilities held at December 31, 2018	$433,855
Non-cash interest expenses related to derivative liability	$394,839

NOTE 7. STOCKHOLDERS’ DEFICT

On January 11, 2019, the Board of Directors of the Company approved a reverse stock split of the Company’s Common Stock at a ratio of 1-for-8 including shares issuable upon conversion of the Company’s outstanding convertible securities. All share and per share values of the Company’s common stock for all periods presented in the accompanying consolidated financial statements are retroactively restated for the effect of the Reverse Stock Split in accordance with Staff Accounting Bulletin 4C.

Preferred Stock

The Company’s authorized preferred stock consists of 50,000,000 shares with a par value of $0.0001.

Series A - On February 17, 2016, the Board of Directors voted to designate a class of preferred stock entitled Series A Preferred Stock, consisting of up to five million (5,000,000) shares, par value $0.0001.

On December 21, 2018, we filed a Certificate of Cancellation of our previously filed Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock in order to designate 1,000,000 shares as a new Series of Preferred Stock for issuance to former Holders of our Notes under the Exchange Agreements, and filed a new Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock.

Pursuant to the Series A Preferred Certificate of Designation, the Company issued shares of Series A Preferred. Each share of Series A Preferred has a stated value of $1.00 per share.  In the event of a liquidation, dissolution or winding up of the Company, each share of Series A Preferred Stock will be entitled to a payment as set forth in the Certificate of Designation. The Series A Preferred is convertible into such number of shares of the Company’s common stock, par value $0.0001 per share equal to the Stated Value of $8.00 ($1.00 pre-split), divided by $0.20 ($0.025 per share pre-split), subject to adjustment in the event of stock split, stock dividends, and recapitalization or otherwise.  Pursuant to the Exchange Agreements each holder of Notes shall be issued Series A Preferred in the amount of the purchase price paid for such Notes by the buyer under the Exchange Agreement, including any penalty, interest and premium payments. Each share of Series A Preferred entitles the holder to vote on all matters voted on by holders of Common Stock as a single class. With respect to any such vote, each share of Series A Preferred entitles the holder to cast such number of votes equal to the number of shares of Common Stock such share of Series A Preferred is convertible into at such time, but not in excess of the conversion limitations set forth in the Series A Preferred Certificate of Designation. The Series A Preferred will be entitled to dividends to the extent declared by the Company.

There are no shares of Series A preferred stock outstanding as of December 31, 2018 and 2017.

Series B-1 - On February 29, 2016, the Company’s Board of Directors voted to designate a class of preferred stock entitled Series B-1 Convertible Preferred Stock (“Series B-1 Preferred Stock”), consisting of up to thirty-two million (32,000,000) shares, par value $0.0001.  With respect to rights on liquidation, winding up and dissolution, the Series B-1 Preferred Stock ranks pari passu to the class of common stock. Shares of Series B-1 Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose. Shares of Series B-1 Preferred Stock are convertible, at the option of the holder, into shares of common stock at a conversion rate of 0.125 post-split shares (1 pre-split shares) for 1 share basis. Holders of Series B-1 Preferred Stock have the right to vote as-if-converted to common stock on all matters submitted to a vote of holders of the Company’s common stock. On February 29, 2016, the Company issued 30,000,000 shares of Series B-1 Preferred Stock, of which 2,800,000 remain outstanding as of December 31, 2018 and 2017.

Series B-2 - Also on February 17, 2016, the Company’s Board of Directors voted to designate a class of preferred stock entitled Series B-2 Convertible Preferred Stock (“Series B-2 Preferred Stock”), consisting of up to six million (6,000,000) shares, par value $0.0001, with a stated value of $0.25 per share.  With respect to rights on liquidation, winding up and dissolution, holders of Series B-2 Preferred Stock will be paid in cash in full, before any distribution is made to any holder of common or other classes of capital stock, an amount of $0.25 per share. Shares of Series B-2 Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose. Shares of Series B-2 Preferred Stock are convertible, at the option of the holder, into shares of common stock at a conversion rate of 0.125 post-split shares (1 pre-split shares) for 1 share basis.  Holders of Series B-2 Preferred Stock have the right to vote as-if-converted to common stock on all matters submitted to a vote of the holders of the Company’s common stock. For so long as any shares of Series B-2 Preferred Stock are issued and outstanding, the Corporation shall not issue any notes, bonds, debentures, shares of preferred stock, or any other securities that are convertible to common stock unless such conversion rights are at a fixed ratio or a fixed monetary price (Note 9). On February 29, 2016, the Company issued 2,084,000 shares of Series B-2 Preferred Stock.

              On August 1, 2016, the Company closed a private offering of Series B-2 Preferred Stock.  The Company sold a total of 500,000 shares of Series B-2 Preferred Stock to accredited investors at an offering price of $0.25 per share, for an aggregate subscription price of $125,000.  No underwriting discounts or commissions have been paid in connection with the sale of the Series B-2 Preferred Stock.

Effective October 13, 2016, the Company amended the Certificate of Designation for its Series B-2 Preferred Stock to increase the number of shares of the Series B-2 Preferred Stock from 6,000,000 to 10,000,000 shares. There were no other changes to the terms of the Company’s Series B-2 Preferred Stock.

On October 27, 2016, the Company closed a private offering of Series B-2 Preferred Stock.  The Company sold a total of 6,000,000 shares of Series B-2 Preferred Stock to accredited investors at an offering price of $0.25 per share, for an aggregate subscription price of $1,500,000.  No underwriting discounts or commissions have been or will be paid in connection with the sale of the Series B-2 Preferred Stock.

On January 26, 2017, the Company closed a private offering of Series B-2 Preferred Stock.  The Company sold a total of 100,000 shares of Series B-2 Preferred Stock to accredited investors at an offering price of $0.25 per share, for an aggregate subscription price of $25,000.  No underwriting discounts or commissions have been or will be paid in connection with the sale of the Series B-2 Preferred Stock.

              As of December 31, 2018 and 2017, 8,684,000 shares of Series B-2 Preferred Stock are issued and outstanding.

Series C - On June 30, 2016, the Company’s Board of Directors approved a Certificate of Designation authorizing 1,733,334 shares of new Series C Preferred Stock, par value $0.0001.  The Series C Preferred Stock ranks equally with the Company’s common stock with respect to liquidation rights and is convertible to common stock at a conversion rate of 0.125 post-split shares (1 pre-split shares) for 1 share basis.  The conversion rights of holders of the Series C Preferred Stock are limited such that no holder may convert any shares of preferred stock to the extent that such holder, immediately following the conversion, would own in excess of 4.99% of the Company’s issued and outstanding shares of common stock.  This limitation may be increased to 9.99% upon 61 days written notice by a holder of the Series C Preferred Stock to the Company.   As of December 31, 2018 and 2017, 1,733,334 shares of Series C Preferred Stock are issued and outstanding.

Series D - On March 1, 2018, the Company’s Board of Directors voted to designate a class of preferred stock entitled Series D Convertible Preferred Stock consisting of up to 200 shares, par value $0.0001 to offer for sale to certain accredited investors, including affiliates of the Company, with a maximum offering amount of $2,200,000. Pursuant to the terms of the Series D Subscription Agreement, immediately following the consummation of an offering of the Company’s Common Stock for which the gross proceeds of the offering exceed $5,000,000, each share of Series D automatically converts into 25,000 post-split shares (200,000 pre-split shares) of Common Stock. Upon the liquidation, dissolution or winding up of the Company, each holder of Series D Convertible Preferred Stock shall be entitled to receive, for each share of Series D Convertible Preferred Stock held, $10,000 per share payable pari passu with the Company’s Series B-2 Convertible Preferred Stock.    Shares of Series D Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose. Holders of Series D Preferred Stock have the right to vote as-if-converted to common stock on all matters submitted to a vote of holders of the Company’s common stock. At no time may shares of Series D Convertible Preferred Stock be converted if such conversion would cause the holder to hold in excess of 4.99% of our issued and outstanding common stock, subject to an increase in such limitation up to 9.99% of the issued and outstanding common stock on 61 days’ written notice to the Company.

On March 28, 2018, the Company issued 45 shares of Series D Preferred Stock. The Company received $550,000 in connection with the Offering including $50,000 in cash for 5 shares of Series D Preferred Stock and $500,000 in debt re-payment to officers and directors for 2016 and 2017 bonuses for 40 shares of Series D Preferred Stock. As of December 31, 2018, 45 shares of Series D Preferred Stock are issued and outstanding

Common Stock

The Company’s authorized common stock consists of 650,000,000 shares with a par value of $0.0001.

2017 - Cancellation of common stock issued for share-based payment - Pursuant to a services agreement with IRTH Communications, LLC (“IRTH”) in which IRTH agreed to perform certain investor relations, financial communications, and strategic consulting services, the Company issued $100,000 of the Company’s common stock, or 17,730 post-split shares (141,844 pre-split shares), to IRTH on November 18, 2016 in partial consideration for those services. On December 13, 2016, the Company issued an additional 62,500 post-split shares (500,000 pre-split shares) of common stock to IRTH pursuant to an addendum to the services agreement and in consideration of certain additional services, including telemarketing and investor outreach services, to be provided by IRTH.  On February 22, 2017, the Company and IRTH agreed that IRTH would not provide the additional services pursuant to an addendum to a services agreement and the 62,500 post-split shares (500,000 pre-split shares) of common stock issued on December 13, 2016 were returned to the Company and retired.

2017 - Common stock issued for the settlement of accounts payable - On October 19, 2017, the Company issued 187,500 post-split shares (1,500,000 pre-split shares) of its common stock, with a fair value of $120,000 to IRTH to settle $41,685 of outstanding advertising and promotion expenses and accounted for a debt settlement loss of $78,315.

2018 - Common stock issued for the settlement of accounts payable - During the year ended December 31, 2018, the Company issued 214,834 post-split shares (1,718,675 pre-split shares) of its common stock with a fair value of $343,735 to settle $85,934 of accounts payable and balance $257,801 recorded as loss on stock settlement.

2018 - Common stock issued for the service - During the year ended December 31, 2018, the Company issued 250,000 post-split shares (2,000,000 pre-split shares) of its common stock with a fair value of $18,000 recorded as expenses.

2018 - Common stock upon conversion of convertible debt - During the year ended December 31, 2018, the Company issued 685,644 post-split shares (5,485,152 pre-split shares) of common stock upon the conversion of convertible notes and interest of $46,295. The fair value of shares on conversion was $400,480 having a derivative value on date of conversion of $90,855 and balance $263,330 was recorded as loss on stock settlement.

2018 - Common stock issued for services - During the year ended December 31, 2018, the Company issued 125,000 post-split shares (1,000,000 pre-split shares) of common stock, with a fair value of $8,000 for services rendered.

              2018 - Common stock issued for settlement of Preferred B-2 - During the year ended December 31, 2018, the Company issued 574,063 post-split shares (4,592,500 pre-split shares) of common stock, with a fair value of $86,798 in settlement with two holders of our Series B-2 Preferred Stock in exchange for their agreement to convert their shares of Series B-2 Preferred Stock into Common Stock, an additional further investment or agreement to purchase and thereafter restructure certain outstanding notes of the Company by cancelling such notes in exchange for shares of newly-designated Series A Preferred Stock of the Company, and release of any and all claims in connection with their prior investments.

Common Stock Warrants

On June 30, 2016, the Company issued warrants to purchase 208,333 post-split (1,666,667 pre-split) common stock shares for a price of $4.80 post-split ($0.60 pre-split) per share exercisable for three years to PoC Capital. These warrants have a grant date fair value of $0.042 post-split ($0.0052 pre-split) per warrant, determined using the Black-Scholes method based on the following assumptions: (1) risk free interest rate of 0.71%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 27.2%; and (4) an expected life of the warrants of 3 years. The Company recorded a prepaid expense on these warrants of $8,667 in June 30, 2016 which was impaired during the year ended December 31, 2017 due to cash constraints to manufacture materials needed for trial.

On October 15, 2018, the Company issued 435,750 post-split (3,486,000 pre-split) warrants with an exercise price of $0.32 post-split ($0.04 pre-split) per share and exercisable for two years to a Series B-2 Holder. These warrants have a grant date fair value of $0.32 post-split ($0.0398 pre-split) per warrant, determined using the Black-Scholes method based on the following assumptions: (1) risk free interest rate of 2.54%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 396.30%; and (4) an expected life of the warrants of 2 years. The Company recorded an expense on these warrants of $138,679.

There were 644,083 post-split (5,152,667 pre-split) and 208,333 post-split (1,666,667 pre-split) warrants outstanding at December 31, 2018 and December 31, 2017, respectively

Shares Underlying
Outstanding	Exercise	Expiration
Warrants	Price	Date

208,333	$4.80	June 30, 2019
435,750	$0.32	October 15, 2020
644,083

Stock Option Plan

In September 2018, the Company’s stockholders approved the 2018 Equity Incentive Plan (the “2018 Plan”). The 2018 Plan provides for the issuance of incentive awards in the form of non-qualified and incentive stock options, stock appreciation rights, restricted stock awards, and restricted stock unit awards. The awards may be granted by the Company’s Board of Directors to its employees, directors and officers and to consultants, agents, advisors and independent contractors who provide services to the Company or to a subsidiary of the Company. The exercise price for stock options must not be less than the fair market value of the underlying shares on the date of grant. The incentive awards shall either be fully vested and exercisable from the date of grant or shall vest and become exercisable in such installments as the Board or Compensation Committee may specify. Stock options expire no later than ten years from the date of grant. The aggregate number of shares of Common Stock which may be issued pursuant to the Plan is 9,500,000.  Unless sooner terminated, the Plan shall terminate in 10 years.

On September 4, 2018, the Company granted a total of 209,375 post-split (1,675,000 pre-split) five-year non-qualified stock options to the Company’s officers exercisable at $0.712 post-split ($0.089 pre-split) per share, of which 138,844 post-split (1,118,750 pre-split) vested immediately, 11,179 post-split (93,750 pre-split) vest monthly in equal increments over a 16-month period beginning on September 1, 2018, and 57,812 post-split (462,500 pre-split) vest monthly in equal increments over a 28-month period beginning on September 1, 2018. As part of new employment agreements with three of the Company’s officers, 18,750 post-split (150,000 pre-split) of their remaining unvested options on December 1, 2018 vested immediately.

On October 22, 2018, the Company granted 250,000 post-split (2,000,000 pre-split) ten-year non-qualified stock options to a consultant exercisable at $0.32 post-split ($0.04 pre-split) per share, all of which vested immediately.

On December 28, 2018, the Company granted 500,000 post-split (4,000,000 pre-split) ten-year non-qualified stock options to a consultant exercisable at $0.32 post-split) ($0.04 pre-split) per share, all of which vested immediately.

The Company estimates the fair value of stock options using the Black-Scholes valuation model. Compensation expense related to stock options granted is measured at the grant date based on the estimated fair value of the award and is recognized on a straight-line basis over the requisite service period. The assumptions used in the Black-Scholes model for the options granted during the year ended December 31, 2018 are presented below:

Risk-free interest rate	2.72 – 3.2%
Expected volatility	343.72 – 412.31%
Expected term (in years)	5-10
Expected dividend yield	0%

The risk-free interest rate is based on the U.S. Treasury yield for a period consistent with the expected term of the option in effect at the time of the grant. Expected volatility is based on the historical volatility of the Company’s common stock. The expected term assumption for stock options granted is the contractual term of the option award. The Company has never declared or paid dividends on its common stock and has no plans to do so in the foreseeable future. Forfeitures are recognized as a reduction of stock-based compensation expense as they occur.

The Company recognized $227,394 of compensation expense relate to the vesting of stock options for the year ended December 31, 2018. These amounts are included in general and administrative expenses on the accompanying statement of operations.

Stock option activity for the year ended December 31, 2018 is presented below and reflects the effect of the 1 for 8 Reverse Stock Split in January 2019:

Weighted
Average
		Weighted	Remaining
		Average	Contractual	Aggregate
		Exercise	Term	Intrinsic
	Shares	Price	(Years)	Value
Outstanding at December 31, 2017	-	$-	-	$-
Granted	959,375	0.41	9.00	-
Exercised	-	-	-	-
Expired/cancelled	-	-	-	-
Outstanding at December 31, 2018	959,375	$0.41	8.79	$-
Vested at December 31, 2018	917,708	$0.39	8.98	$-

The aggregate intrinsic value of options at December 31, 2018 is based on the Company’s closing stock price on that date of $0.16 post-split ($0.02 pre-split) per share. As of December 31, 2018, there was $29,663 of total unrecognized compensation expense related to unvested stock options, which the Company expects to recognize over the weighted average remaining period of 2 years.

As of December 31, 2018, the Company had reserved shares of its common stock for future issuance and reflects the effect of the 1 for 8 Reverse Stock Split in January 2019 as follows:

Shares Reserved
Stock options outstanding	959,375
Available for future grants under the 2018 Plan	228,125
Warrants outstanding	644,083
Total shares reserved	1,861,583

NOTE 8. INCOME TAXES

The Company accounts for income taxes in accordance with ASC 740 which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim period, disclosure and transition. There were no unrecognized tax benefits as of December 31, 2018 and 2017.

The following table summarizes the significant differences between the U.S. Federal statutory tax rate and the Company’s effective tax rate for financial statement purposes for the years ended December 31, 2018 and 2017:

	2018	2017
US Federal Statutory Tax Rate	21.00%	21.00%
State taxes	4.35%	4.35%
Change in valuation allowance	(25.35%)	(25.34%)
	0.00%	0.00%

The tax effects of temporary differences that give rise to deferred tax assets and liabilities as of December 31, 2018 and 2017 are summarized as follows:

	2018	2017
Deferred Tax Assets:
Net Operating Loss	$2,668,829	$1,285,000
Valuation Allowance	(2,668,829)	(1,285,000)
Net Deferred Tax Asset	$—	$—

As of December 31, 2018, the Company has available federal net operating loss carry forward of $10.5 million, the most significant of which expire from 2020 until 2037.

The Company assess the recoverability of its net operating loss carry forwards and other deferred tax assets and records a valuation allowance to the extent recoverability does not satisfy the “more likely than not” recognition criteria. The Company continues to maintain the valuation allowance until sufficient positive evidence exists to support full or partial reversal. As of December 31, 2018, the Company had a valuation allowance totaling $2.7 million against its deferred tax assets, net of deferred tax liabilities, due to insufficient positive evidence, primarily consisting of losses within the taxing jurisdictions that have tax attributes and deferred tax assets.
Since the Company has recently added to the scope of its activities efforts to produce, market and sell products made from industrial hemp containing cannabidiol (CBD).The Company and its Management has not determined as of the statement date how IRC Section 280E will affect the deduction of Company related expenditures related to such business, but Management has provided a Full Valuation Reserve to the Company’s Deferred Tax Assets.

For U.S. purposes, the Company has not completed its evaluation of net operating loss carryforwards utilization limitations under Internal Revenue Code, as amended (the “Code”), Section 382/383, change of ownership rules. If the Company has had a change in ownership, the net operating loss carryforwards would be limited as to the amount that could be utilized each year and could be eliminated, based on the Code.

The Tax Cuts and Jobs Act of 2017 was signed into law on December 22, 2017. The law includes significant changes to the US Corporate income tax system, including a Federal corporate rate reduction from 35% to 21%, limitations on the deductibility of interest expense and executive compensation and the transition of US international taxation from a worldwide tax system to a territorial tax system. As the Company is not currently a taxpayer due to ongoing operating losses, the impact on the financial statements is not material. We have reflected the lower rates in the calculation above in the December 31, 2018 information.

NOTE 9. COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company enter into agreements with third parties that include indemnification provisions which, in its judgment, are normal and customary for companies in the Company’s industry sector. These agreements are typically with business partners, clinical sites, and suppliers. Pursuant to these agreements, the Company generally agree to indemnify, hold harmless, and reimburse indemnified parties for losses suffered or incurred by the indemnified parties with respect to the Company’s product candidates, use of such product candidates, or other actions taken or omitted by us. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification provisions. As a result, the estimated fair value of liabilities relating to these provisions is minimal. Accordingly, the Company has no liabilities recorded for these provisions as of December 31, 2018, and 2017.

Through the Share Exchange, the Company acquired an exclusive license agreement (the “Licensing Agreement”) between Exactus BioSolutions and Digital Diagnostics Inc. (“Digital Diagnostics”) that the Company recognized as an intangible asset.   Pursuant to the Licensing Agreement, Digital Diagnostics granted to Exactus BioSolutions an exclusive license to develop, produce and commercialize certain diagnostic products, including the FibriLyzer and MatriLyzer, that utilize certain intellectual property rights owned or licensed by Digital Diagnostics. The Licensing Agreement provides for Exactus BioSolutions and Digital Diagnostics to collaborate through the various steps of the product and device development process, including the development, regulatory approval and commercialization stages. Exactus BioSolutions is required to pay Digital Diagnostics, in cash and/or stock, an initial signing payment, milestone fees triggered by the first regulatory clearance or approval of each of the FibriLyzer and the MatriLyzer, and various sales thresholds, and royalty payments based on the net sales of the products, calculated on a product-by-product basis. In 2016, the Company paid $50,000 to Digital Diagnostics as part of the initial signing payment under the Licensing Agreement and $21,659 in legal expenses. As of December 31, 2016, the Company accrued an additional $171,033 in licensing fees due to closing a financing transaction in the fourth quarter of 2016, of which $75,000 was paid during the first quarter of 2017. The Company accrued the remaining $30,000 due for the initial signing fee during the third quarter of 2017. The Company has also accrued interest, per the Licensing Agreement, of $9,802 for the remaining balance due as of December 31, 2017. As of December 31, 2017, $134,802 remained due to Digital Diagnostics.  In the first quarter of 2018, the Company paid the entire balance due to Digital Diagnostics. No milestones have been met and no milestone fees have been paid or accrued through December 31, 2018.

The License Agreement is effective until such time as neither Digital Diagnostics nor Exactus Biosolutions has any obligation to the other under the Licensing Agreement in any country with respect to any product. The Licensing Agreement may be terminated by the Company effective upon at least six (6) months written notice if regulatory approval has been obtained in the U.S. or in the European Union, or upon at least three (3) months written notice if regulatory approval has not been obtained in the U.S. or in the European Union. Either party may terminate the Licensing Agreement in the event the other party materially breaches the Licensing Agreement, or becomes insolvent. On July 16, 2018, the Company received Notice from Digital Diagnostics, Inc. of the Licensor’s intent to terminate the Licensing Agreement. The Company disputes the validity of the Notice and maintains that the Agreement is in full force and effect until January 19, 2019 (the “Expiration Date”) and that the Company’s maintains the right to use the license and intellectual property granted to the Company under the Agreement until the Expiration Date. The Company has retained counsel to represent the Company with regard to the enforceability of the Agreement and related matters arising from the Notice and is in compliance with the Dispute Resolution and arbitration provisions of the Agreement. On January 23, 2019, Digital Diagnostics, Inc., made a demand for compensation against the Company in connection with an alleged breach of a License Agreement. No lawsuit has been filed; however, in the event a lawsuit is filed, the Company intends to vigorously contest the matter.

On June 30, 2016, in order to conduct a clinical trial for the FibriLyzer and other studies, the Company entered into a Master Services Agreement (the “MSA”) with Integrium LLC (“Integrium”) and PoC Capital, LLC (“PoC Capital”). Under the MSA, Integrium has agreed to perform clinical research services in support of the development of POC diagnostics devices.  Integrium is to conduct one or more studies in compliance with FDA regulations and pursuant to the Company’s specific service orders.   PoC Capital has agreed to fund up to the first $1,000,000 in study costs and fees due to Integrium, with all fees in costs in excess of that amount being the Company’s sole responsibility, in exchange for 200,000 post-split (1,600,000 pre-split) shares of the Company’s common stock, 1,733,334 shares of newly designated Series C Preferred Stock, and 208,333 post-split (1,666,667 pre-split) warrants to purchase the Company’s common stock at a price of $4.80 post-split ($0.60 pre-split) per share exercisable for three years. For the year ended December 31, 2016 the Company had accounted $1,000,000 as prepaid expenses on the balance sheet which was impaired during the year ended December 31, 2017 due to cash constraints to manufacture materials needed for trial.

On January 20, 2017, Robert F. Parker (the “petitioner”) filed a petition in the Supreme Court of the State of New York, County of New York (the “Court”), naming, among others, the Company and Ezra Green, a former shareholder, director and officer of the Company, as respondents. The petition was received by the Company on February 7, 2017.  The parties reached an agreement on settlement which requires co-defendant Ezra Green to make an initial payment with subsequent, additional payments over time. The Company has agreed, in exchange for the dismissal of all claims with prejudice, to pay up to $20,000, at $1,000 per month beginning in January 2018 at the earliest, if co-defendant Ezra Green defaults on his subsequent payment obligations under the terms of the settlement agreement. During the year ended December 31, 2018, the Company has paid $3,000 towards the settlement with a remaining balance due of $17,000.

On December 14, 2018, the Company received a termination and demand notice from KD Innovation, Ltd, an entity 100% owned by a former Board member, in connection with a consulting agreement KDI entered into with the Company on or about January 20, 2016. No lawsuit has been filed; however, in the event a lawsuit is filed, the Company intends to vigorously contest the matter.

NOTE 10. RELATED PARTY CONSIDERATIONS

Some of the officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities that become available. They may face a conflict in selecting between the Company and other business interests. The Company has not formulated a policy for the resolution of such conflicts.

On November 20, 2017, Dr. Dimitrov provided a notice dated November 21, 2017 to the Company stating that he was resigning from the Board, effective immediately. Dr. Dimitrov indicated that his resignation from the Board was based on the deteriorating relationship between the Company and Digital Diagnostics over the non-payment of fees owed by the Company pursuant to the licensing agreement between the Company and Digital Diagnostics. Dr. Dimitrov currently serves as the President of Digital Diagnostics, and the Company has licensed the right to develop, produce and commercialize certain diagnostic products, including the FibriLyzer and MatriLyzer, utilizing certain intellectual property rights owned or licensed by Digital Diagnostics. Dr. Dimitrov believes that, in light of these concerns, his role as both a Director of the Company and the President of Digital Diagnostics creates a conflict of interest and has decided to focus his time and energy on doing what is best for the shareholders of Digital Diagnostics. For the year ended December 31, 2017, the Company accrued $30,000 in licensing fees expenses to Digital Diagnostics. As of December 31, 2017, $126,032 was included in accounts payable. The Company has also accrued interest at 3% over the prime rate, per the Licensing Agreement, of $9,802 for the remaining balance due as of December 31, 2017. The Company paid $126,032 and $75,000 during the years ended December 31, 2018 and 2017.

For the years ended December 31, 2018 and 2017, $300,000 was recognized in Research and Development expenses for consulting provided by Dr. Dimitrov. As of December 31, 2018 and 2017, $575,000 and $275,000 was included in accounts payable, respectively. During the year ended December 31, 2018 and 2017, $0 and $125,000, respectively was paid.

Effective December 1, 2018, the Company entered into new employment agreements with our Chief Executive Officer, our Executive Vice President, and our Chief Financial Officer. Under these agreements, the executives agreed to terminate predecessor employment agreements and agreed to release the Company from any and all obligations under the predecessor agreement for any amounts that could have been due or owing, including, without limitation, compensation, bonuses and other payments. On February 21, 2019, the Company executed a termination agreement and mutual release with the Chief Business Officer. The agreement contains mutual releases between the parties. As a result of these agreements, the Company recognized $1,355,372 in debt forgiveness which was recorded under additional paid in capital.

On June 28, 2017, the Company issued to two of the Company’s executive officers a promissory note in the principal amount up to $100,000, which amount may be drawn upon by the Company as bridge financing for general working capital purposes. The promissory note accrues interest at a rate of 8.0% per annum and matures on the earlier of (i) one (1) year from the date of the promissory note, and (ii) the closing the sale of the Company’s securities in a single transaction or a series of related transactions from which at least $500,000 of gross proceeds are raised. See Note 4.

NOTE 11. SUBSEQUENT EVENTS

In accordance with authoritative guidance, the Company has evaluated any events or transactions occurring after December 31, 2018, the balance sheet date, through the date of filing of this report and note that there have been no such events or transactions that would require recognition or disclosure in the consolidated financial statements as of and for the year ended December 31, 2018, except as disclosed below.

On January 8, 2019 we began pursuing a new business segment and entered into a Master Product Development and Supply Agreement (the “Master Agreement”) with Ceed2Med, LLC (“C2M”), a Florida limited liability company. We determined to pursue opportunities in hemp based CBD following passage of the 2018 Farm Bill which was signed into law on December 20, 2018.

On January 23, 2019, Digital Diagnostics made a demand for compensation against the Company in connection with an alleged breach of a License Agreement entered into with the Company on January 19, 2016 (see Note 9). No lawsuit has been filed; however, in the event a lawsuit is filed, the Company intends to vigorously contest the matter.

On March 11, 2019, we acquired a 50.1% limited liability membership interest in Exactus One World, LLC (“EOW”), an Oregon limited liability company, in order to produce industrial hemp for our own use. EOW leases approximately 200 acres of farm land in Cave Junction, Oregon for growing and processing industrial hemp.

EOW will farm and process industrial hemp to be manufactured into cannabidiol (CBD) and related products.  EOW is a newly-formed limited liability company that will be responsible for the Company’s initial efforts to pursue agricultural development, including farm soil preparation, planting, harvesting, transportation and drying.  In March 2019 we placed an order for seeds (genetics) for the 2019 grow season. The Company will be responsible for funding and the minority owners will be responsible for management, servicing and operating the farm properties. The EOW introduction and negotiation of the definitive agreements were provided by C2M who will also be responsible for overseeing all farming activities and manufacturing. We are currently negotiating the terms for provision of services by C2M to the Company, including access to C2M management and personnel, skills and expertise, access to investments such as EOW and future business opportunities, and operations and oversight over our farming, manufacturing and processing operations and compensation therefore.

Following the events described above, the Company entered into the business production and selling of products made from industrial hemp. Industrial hemp is defined as plants containing less than 0.03% tetra-hydrocannabinol, the lawful limit of the psychoactive compound present to be considered industrial hemp. The Company will own and develop hemp products under its own brand “Hemp Healthy” and produce products for private label customers. The Company is presently offering tinctures, edibles, capsules, topical solutions and animal health products manufactured for us by C2M during the second quarter of 2019. On March 6, 2019 we placed a $1 million order for products from C2M.

On March 20, 2019 we entered into agreements to acquire Tierra Healthcare Concepts, LLC (“Tierra”), a Florida limited liability company, and CannacareMD, LLC (“Cannacare”), a Florida limited liability company. Through existing networks of physicians and websites Tierra and Cannacare intend to assist doctors to educate consumers about CBD, and to offer our own “Hemp Healthy” brand hemp products through online stores (www.buyhempcbd.com).

Following December 31, 2018, in order to pursue our new business segment, the Company undertook a number of steps to recapitalize and reorganize our management structure. These actions included the following:

1.
Five new members joined our board of directors. Three of the directors are considered to be independent directors. The Company established an Audit, Compensation, Nominating and Governance Committee for the first time, consisting entirely of independent directors. Each committee adopted a committee charter meeting the board, committee and charter requirements for listing on NASDAQ.

2.
The Company offered and sold approximately $3.0 million of Common Stock in private placements.

3.
The Company converted all of our outstanding convertible notes and issued 829,450 shares of Series A Convertible Preferred Stock.

4.
The Company adopted and implemented a 1:8 reverse split of our capital stock which became effective March 11, 2019.

5.
James Erickson and Timothy Ryan, directors, resigned. Each of these former directors waived all outstanding financial and other obligations of the Company (other than certain rights such as the right to indemnification).

Exactus, Inc.

3,119,731 Common Shares

P R O S P E C T U S

[                 ]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses, payable by the Company in connection with the registration and sale of the shares of common stock being registered.

SEC registration fee	303.71
Accounting fees and expenses	10,000
Legal fees and expenses	50,000
Total	$60,303.71

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Limitations on Liability and Indemnification of Officers and Directors

Article VI of our Amended and Restated Articles of Incorporation provides that the individual liability of a director or officer of the Company shall be eliminated to the fullest extent permitted by Nevada law. Subject to the provisions of Nevada law, Article VII of our Bylaws provides that a director or officer of the Company shall not be personally liable to the Company or its stockholders for damages for any breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Nevada law.

Our Amended and Restated Articles of Incorporation also provide that any officer or director shall be indemnified to the fullest extent permitted by Nevada law against expenses including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement which were reasonably incurred in connection with a legal proceeding to which he or she was a party as a result of such relationship.

Nevada Revised Statutes Section 78.7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she (a) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of an action other than by or in the right of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; or (b) is not liable under the terms of Nevada Revised Statutes Section 78.138. Under that section, a director or officer is not liable to the corporation unless (1) a presumption that the director or officer acted in good faith, on an informed basis and with a view to the interest of the corporation is rebutted, (2) it is proven such person breached their fiduciary duty and (3) such breach involved intentional misconduct, fraud or a knowing violation of law. No indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Any indemnification described above, unless ordered by a court or advanced as described below, must be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper under the circumstances. The determination must be made (i) by the stockholders, (ii) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (iii) by independent legal counsel in a written opinion, if (x) a majority vote of a quorum of directors who were not parties to the action, suit or proceeding so orders, or (y) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the previous paragraph, or in defense of any claim, issue or matter therein, he or she must be indemnified by the Company against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

As permitted by Nevada Revised Statutes Section 78.751, our Amended and Restated Articles of Incorporation provide that expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by us.

The indemnification and advancement of expenses authorized in or ordered by a court as described above, (i) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under our Amended and Restated Articles of Incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or an action in another capacity while holding such office, except that indemnification, unless ordered by a court as described above or for advancement of expenses made as described below, may not be made to or on behalf of any director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action; and (ii) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our Board of Directors may cause us to purchase and maintain insurance, or make other financial arrangements, on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at our request as a director, officer, employee or agent of another corporation, or partnership, joint venture, trust or other enterprise for any liability asserted against such person and liability and expenses and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not we would have the power to indemnify such person against such liability and expenses.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the three-year period preceding the date of the filing of this registration statement, we have sold securities in the transactions described below without registration under the Securities Act.

The notes and warrants described above have not been registered under the Securities Act and were issued and sold to accredited investors in reliance upon the exemption from registration contained in Regulation D promulgated under the Securities Act.

On October 23, 2019, we issued 1,223,320 shares of our common stock to the minority members of EOW in exchange for their interest and rights to distributions related to the current 2019 hemp crop. The shares of common stock sold and issued as stated in the paragraph above were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws.The shares of common stock sold and issued above were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws.

During October 2019, we entered into two short-term promissory notes for a total of $85,000 with an officer and an investor. The notes were sold and issued in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws.

During the quarter ended September 30, 2019, the Company, relying upon Section 4(a)(2) of the Securities Act (or Rule 506 of Regulation D promulgated thereunder), issued 666,391 restricted shares of common stock to 5 accredited investors for total cash consideration of $417,900. None of the issuances involved a general solicitation.

On September 13, 2019, we issued 2,000,000 shares of our common stock to officers and directors of the Company. The shares were sold and issued in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws.

On September 9, 2019, the Company, relying upon Section 3(a)(9) of the Securities Act, issued 125,000 restricted shares of common stock to an investor upon conversion of Series A Convertible Preferred Stock.

On August 1, 2019, we issued 1,000 shares of Series E Convertible Preferred Stock to an accredited investor  in connection with a management services agreement.  The shares of common stock sold and issued above were issued to “accredited investors” as such term is defined in the Securities Act and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws.

From July 31, 2019 until September 19, 2019, we accepted subscriptions in the total amount of $951,900 and issued 5,311,640 shares of common stock, which includes issuances relating to the automatic conversion of all outstanding shares of Series D convertible preferred stock into 1,025,000 shares of common stock, at a conversion price of $0.40 per share, on July 31, 2019. The Series D Preferred was originally issued in March 2018. The shares of common stock sold and issued as stated in the paragraph above were issued to “accredited investors” as such term is defined in the Securities and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws.

On July 31, 2019, we issued 250,000 shares of our common stock to seller in connection with an asset purchase agreement. The shares of common stock sold and issued above were issued to “accredited investors” as such term is defined in the Securities Act and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws.

On July 31, 2019, we accepted subscriptions in the total amount of $1,990,304 and issued an additional 3,413,044 shares of our common stock.  The shares of common stock were issued to “accredited investors” as such term is defined in the Securities Act and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws.

On April 11, 2019 we accepted additional subscriptions in the total amount $612,040 and issued an additional 1,282,175 shares of our common stock. The offer and sale of our Common Stock was made solely to "accredited investors" as defined in Rule 501 of Regulation D promulgated under the Securities Act. We engaged in no general solicitation or advertising with regard to the offering. The shares were sold and issued in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws.

On March 29, 2019 we accepted additional subscriptions in the total amount $327,016 for an additional 1,113,642 shares of Common Stock. The offer and sale of these shares was made solely to "Accredited Investors" as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”). We engaged in no general solicitation or advertising with regard to the offering. The shares were sold and issued in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws.

On March 29, 2019, we retired a note payable owing to our former officer in the amount of $30,616. To retire the note, we issued the officer shares of common stock valued at $0.20 per share, for a total of 153,080 shares issued to retire the debt. The shares of common stock were issued to an “accredited investor” as such term is defined in the Securities Act and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws.

On March 13, 2019, we accepted additional subscriptions in the total amount $891,000 for an additional 4,140,206 shares of Common Stock. The offer and sale of these shares was made solely to "Accredited Investors" as defined in Rule 501 of Regulation D promulgated under the Securities Act. We engaged in no general solicitation or advertising with regard to the offering. The shares were sold and issued in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws.

On March 6, 2019,  we issued 1,418,939 shares of Common Stock for $298,200. The offer and sale of these shares was made solely to "Accredited Investors" as defined in Rule 501 of Regulation D promulgated under the Securities Act. We engaged in no general solicitation or advertising with regard to the offering. The shares were sold and issued in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws.

Effective February 28, 2019, we entered into exchange agreements which effectively retired convertible notes. The additional exchange agreements retired total note obligations of $118,926 in exchange for 118,926 shares of Series A Preferred. The issuance of Series A Preferred in exchange for the Notes was made in reliance on the exemption from registration provide by Rule 3(a)(9) under the Securities Act.

On February 28, 2019, we issued 3,139,829 shares of Common Stock for $679,553. The offer and sale of these shares was made solely to "Accredited Investors" as defined in Rule 501 of Regulation D promulgated under the Securities Act. We engaged in no general solicitation or advertising with regard to the offering.  The shares were sold and issued in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws.

On February 14, 2019 the Company accepted subscriptions for $65,000 in a private placement offering of the Company’s common stock, representing 325,000 shares of Common Stock. The offer and sale of these shares was made solely to "Accredited Investors" as defined in Rule 501 of Regulation D promulgated under the Securities Act. We engaged in no general solicitation or advertising with regard to the offering.  The shares were sold and issued in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws.

On January 24, 2019, we entered into a series of additional exchange agreements with Holders of Notes. We agreed with the Holders to exchange all outstanding obligations under the Notes (including original issue discount, premium that would be due on redemption, principal, interest, default interest, penalties and costs) for an amount of stated value of our Series A Preferred equal to the greater of the amount due under the note if redeemed or the amount that was required to be paid by the holders to acquire the notes from the original purchasers thereof, including any premium payment. On January 24, 2019, we closed on the exchange of the Notes for shares of our Series A Preferred. Each of the exchanges was made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act.

On January 24, 2019, we accepted subscriptions for $55,090 of Series A Preferred. The offer and sale of shares of Series A Preferred was made solely to accredited investors and without any general solicitation or advertising. The sales of Series A Preferred to subscribers was made at a purchase price of $1.00 per share. The proceeds of the sale of Series A Preferred were primarily used to retire obligations under Notes. In total, we retired Note obligations in the amount of $639,218.32 through a combination of exchanges of Series A Preferred for Notes and use of proceeds from new Series A Preferred sales. We issued a total of 641,589 shares of Series A Preferred, with 586,499 shares being issued in exchange for outstanding Notes, and 55,090 shares being issued for new subscriptions. The Series A Preferred issuances made January 24, 2019 were in addition to the 46,840 shares of Series A previously issued in exchange for a $46,840 Note obligation as reported in the Original Report. The shares were sold and issued in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws.

Simultaneous with the closing of the exchange described above, a former Holder of Notes Auctus Fund, LLC, converted $4,000 out of $216,059.21 due and owing under their Note at a conversion price of $0.002 per share, and the balance due under the Note was sold to third parties in arms-length transactions. Following the conversion and sale, the balance unconverted under the Note was exchanged for Series A Preferred in total stated amounts equalto the purchase prices paid for the Note by each purchaser. The issuance to Auctus Fund, LLC upon conversion was made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D under the Securities Act and the third party purchases of the balance unconverted under the Note was made in reliance on the exemption from registration provide by Rule 3(a)(9) under the Securities Act.

On January 8, 2019, we issued a total of 8,385,691 shares of common stock to C2M under the terms of a development agreement. In addition, pursuant to the Development Agreement and under the terms of our 2019 Equity Incentive Plan, we issued options to purchase a total of 750,000 shares of our common stock at a price of $0.32 per share to the principals of C2M. The issuance of the shares is intended to be exempt under Section 4(a)(1) of the Securities Act.

On November 1, 2018, we entered into a securities purchase agreement with two investors, effective October 23, 2018, pursuant to which we issued and sold the investor two convertible promissory notes in the aggregate principal amount of $70,500. The notes were sold in transactions exempt from registration under section 4(a)(2) of the Securities Act and Rule 506(b) thereunder as transactions not involving a public offering. The investors acquired the securities for investment and without a view to distribution and the Company reasonably believed the investors were accredited investors.

On July 5, 2018, we issued our officer 15 shares of Series D Preferred shares in exchange for the forgiveness of $200,000 worth of accrued debt owed to the officer by the us. The securities were sold in transactions exempt from registration under section 4(a)(2) of the Securities Act of 1933 and Rule 506(b) thereunder as transactions not involving a public offering. The investors acquired the securities for investment and without a view to distribution and the Company reasonably believed the investors were accredited investors.

In March 2018, we offered 70 shares of Series D shares as re-payment for our outstanding obligations at an effective re-payment price of $12,500 per share. The shares were sold in transactions exempt from registration under Section 4(a)(2) of the Securities Act of 1933 and Rule 506(b) thereunder as transactions not involving a public offering. Each investor acquired the shares for investment and without a view to distribution and the Company reasonably believed the investors were accredited investors.

On March 22, 2018, we entered into two note purchase agreements, under which we issued an accredited investor two convertible promissory notes with a total principal amount of $100,000. The notes were sold in transactions exempt from registration under Section 4(a)(2) of the Securities Act of 1933 and Rule 506(b) thereunder as transactions not involving a public offering. Each investor acquired the notes for investment and without a view to distribution and we reasonably believed the investors were accredited investors.

On March 14, 2018, we issued 630,676 two-year warrants to purchase shares of our common stock to the holders of our Series B 2 Preferred Stock. The warrants are exercisable at $0.40 per share. On March 20, 2018, the Company issued warrants to purchase up to 3,435,750 shares of the company’s common stock to a B-2 Holder. The warrants were sold in transactions exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) thereunder as transactions not involving a public offering. Each investor acquired the warrants for investment and without a view to distribution and the Company reasonably believed the investors were accredited investors.

On October 19, 2017, we issued 187,500 shares of our common stock to a service provider in consideration of certain additional services, including telemarketing and investor outreach services, to be provided by service provider. The shares were sold in a private placement pursuant to an exemption from the registration requirements of the Securities Act, in reliance on Section 4(a)(2) and Regulation D.

On January 26, 2017, we issued 100,000 shares of Series B-2 Preferred Stock to accredited investors at a price of $0.25 per share, for cash proceeds of $25,000. No underwriting discounts or commissions have been or will be paid in connection with this sale of Series B-2 Preferred Stock. The shares were sold pursuant to an exemption from the registration requirements of the Securities Act in reliance on Section 4(a)(2) and Rule 506(b) of Regulation D thereunder.

On January 6, 2017, we agree to issued to a service provider, on or about April 6, 2017, a warrant to purchase the our common stock equal to four percent of our issued and outstanding capital stock on a fully-diluted basis for financial advisory and consulting services. The issuance and sale of the warrant is exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. The Company has not engaged in general solicitation or advertising with regard to the issuance and sale of the warrant, and has not offered securities to the public in connection with such issuance and sale.

On December 13, 2016, we issued an 62,500 shares of common stock to a service provider in consideration of certain additional services, including telemarketing and investor outreach services, to be provided by the service provider. The shares also were sold pursuant to an exemption from the registration requirements of the Securities Act in reliance on Section 4(a)(2) and Rule 506(b) of Regulation D thereunder.

On August 14, 2017, the Company issued an aggregate principal amount of $110,000 of MVF Notes to MVF. In addition, under the Securities Purchase Agreement, the Company will have the right to issue the following Additional MVF Notes: (1) an aggregate principal amount of $27,500 of Additional MVF Notes upon the filing of this registration statement and (2) an aggregate principal amount of $27,500 of Additional MVF Notes upon this registration statement being declared effective by the SEC. The MVF Notes were, or will be, sold pursuant to an exemption from the registration requirements of the Securities Act in reliance on Section 4(a)(2).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)
The following exhibits are filed herewith or incorporated by reference herein.

Exhibit	Description
2.1
Share Exchange Agreement, dated February 29, 2016, by and among Spiral Energy Tech, Inc., Exactus BioSolutions, Inc. and the stockholders of Exactus BioSolutions, Inc. signatories thereto (attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 4, 2016 and incorporated herein by reference).

3.1
Amended and Restated Articles of Incorporation (attached as Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (Registration No. 333-183360), filed August 16, 2012 and incorporated herein by reference).

3.2
Certificate of Amendment to Amended and Restated Articles of Incorporation (attached as Exhibit 3.1 to Amendment No. 2 to the Registration Statement on Form S-1 (Registration No. 333-183360, filed December 19, 2013 and incorporated herein by reference).

3.3	Bylaws (attached as Exhibit 3.3 to the Company’s Registration Statement on Form S-1 (Registration No. 333-183360), filed August 16, 2012 and incorporated herein by reference).
3.4
Articles of Merger, dated March 10, 2016, between Exactus Acquisition Corp. and Spiral Energy Tech, Inc. (attached as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed March 28, 2016 and incorporated herein by reference)

3.5	Certificate of Designation for Series A Preferred Stock (attached as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed January 14, 2019 and incorporated herein by reference)
3.6	Certificate of Designation for Series B-1 Preferred Stock (attached as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed March 4, 2016 and incorporated herein by reference)
3.7
Certificate of Designation for Series B-2 Preferred Stock (attached as Exhibit 3.2 to the Company’s Amendment to the Current Report on Form 8-K/A filed February 17, 2016 and incorporated herein by reference)

3.8
Amendment to Certificate of Designation After Issuance of Class or Series (attached as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed November 1, 2016 and incorporated herein by reference).

3.9	Certificate of Amendment to Articles of Incorporation (attached as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed October 12, 2018 and incorporated herein by reference)
3.10	Certificate of Designation for Series D Preferred Stock (attached as Exhibit 3.11 to the Company’s Annual Report on 10-K filed March 29, 2019)
3.11
Form of Certificate of Designation of Preferences, Rights and Limitations of 0% Series E Convertible Preferred Stock (attached as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed August 1, 2019 and incorporated herein by reference)

4.1	Form of Common Stock Certificate**
4.2	Warrant to Purchase Common Stock of Exactus, Inc., dated June 30, 2016 (attached as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed July 7, 2016 and incorporated herein by reference)
4.3	Form of 8% Convertible Promissory Note (attached as Exhibit 10.2 to the Current Report on Form 8-K filed December 4, 2019 and incorporated by reference herein).
Form of Warrant (attached as Exhibit 10.3 to the Current Report on Form 8-K filed December 4, 2019 and incorporated by reference herein).
4.4	Warrant to Purchase Common Stock, issued on November 27, 2019 (attached as Exhibit 10.7 to the Current Report on Form 8-K filed December 4, 2019 and incorporated by reference herein)
4.5	Form of 12% Promissory Note (attached as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed October 24, 2019 and incorporated herein by reference)
4.6	Warrant to Purchase Common Stock, issued November 27, 2019 (attached as Exhibit 10.7 to the Company’s Current Report on Form 8-K filed December 4, 2019 and incorporated herein by reference)

5.1	Opinion of Greenberg Traurig, P.A.**
10.1
Form of Subscription Agreement for Series B-2 Preferred Stock (attached as Exhibit 10.2 to the Company’s Amendment to the Current Report on Form 8-K/A filed February 17, 2016 and incorporated herein by reference)

10.2	2018 Equity Incentive Plan (attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed September 5, 2018 and incorporated herein by reference)
10.3	2019 Equity Incentive Plan (attached as Exhibit 10.7 to the Company’s Amended Current Report on Form 8-K/A filed January 22, 2019 and incorporated herein by reference)
10.4
Master Product Development and Supply Agreement with Ceed2Med, LLC dated January 8, 2019 (attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 14, 2019 and incorporated herein by reference)

10.5	Form of Subscription Agreement for Common Stock (attached as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed January 14, 2019 and incorporated herein by reference)
10.6	Form of Exchange Agreement for Series A Preferred Stock (attached as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed January 14, 2019 and incorporated herein by reference)
10.7	Form of 2019 Incentive Plan Non-Qualified Option Award Certificate (attached as Exhibit 10.8 to the Company’s Current Report on Form 8-K filed January 14, 2019 and incorporated herein by reference)
10.8	Form of Subscription Agreement for Series A Preferred Stock (attached as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed January 29, 2019 and incorporated herein by reference)
10.9	Form of Subscription Agreement for Common Stock (attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 21, 2019 and incorporated herein by reference)
10.10	Termination an Mutual Release Agreement with James R. Erickson (attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed February 22, 2019 and incorporated herein by reference)
10.11	Securities Purchase Agreement for 8% Notes, dated November 27, 2019 (attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 4, 2019 and incorporated herein by reference)
10.12
Subsidiary Guarantee, executed by Exactus, Inc. and its subsidiaries named therein, dated November 27, 2019 (attached as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed December 4, 2019 and incorporated herein by reference)

10.13	Security Agreement, dated November 27, 2019 (attached as Exhibit 10.5 to the Company’s Current Report on Form 8-K filed December 4, 2019 and incorporated herein by reference)
10.14	Intellectual Property Security Agreement, dated November 27, 2019 (attached as Exhibit 10.6 to the Company’s Current Report on Form 8-K filed December 4, 2019 and incorporated herein by reference)
10.15	Registration Rights Agreement, dated November 27, 2019 (attached as Exhibit 10.8 to the Company’s Current Report on Form 8-K filed December 4, 2019 and incorporated herein by reference)
10.16	Green Goddess Extracts Purchase Agreement (attached as Exhibit 10.1 to the Current Report on Form 8-K filed August 1, 2019 and incorporated herein by reference)
10.17	Management and Services Agreement (attached as Exhibit 10.2 to the Current Report on Form 8-K filed August 1, 2019 and incorporated herein by reference)
10.18
Commercial Lease Agreement, dated July 9, 2019, by and between Skybar Holdings, LLC and the Company (attached as Exhibit 10.1 to the Current Report on Form 8-K filed July 15, 2019 and incorporated herein by reference)

10.19
First Amendment to Operating Agreement of Exactus One World, LLC, dated October 23, 2019 (attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed October 24, 2019 and incorporated herein by reference)

10.20
Amendment to Management and Services Agreement, dated October 23, 2019 (attached as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed October 24, 2019 and incorporated herein by reference)

10.21
Severance Agreement, by and between the Company and Philip J. Young, dated August 15, 2019 (attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 21, 2019 and incorporated herein by reference)

10.22	Subscription Agreement with Exactus One World, LLC (attached as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed May 31, 2019 and incorporated herein by reference)
10.23	Membership Purchase Agreement (attached as Exhibit 10.2 to the Quarterly Report on Form 10-Q filed May 31, 2019 and incorporated herein by reference)
10.24	Operating Agreement for Exactus One World, LLC (attached as Exhibit 10.3 to the Quarterly Report on Form 10-Q filed May 31, 2019 and incorporated herein by reference)
10.25	Unanimous Written Consent of the Managers of Exactus One World, LLC (attached as Exhibit 10.4 to the Quarterly Report on Form 10-Q filed May 31, 2019 and incorporated herein by reference)
10.26	Lease for Premises in Delray Beach, Florida (attached as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed March 11, 2019 and incorporated herein by reference)
10.27	Employment Agreement with Andrew Johnson (attached as Exhibit 10.5 to the Company’s Current Report on Form 8-K filed March 11, 2019 and incorporated herein by reference)
10.28	First Amendment to Employment Agreement with Philip Young (attached as Exhibit 10.6 to the Company’s Current Report on Form 8-K filed March 11, 2019 and incorporated herein by reference)
10.29	First Amendment to Employment Agreement with Kelley Wendt (attached as Exhibit 10.7 to the Company’s Current Report on Form 8-K filed March 11, 2019 and incorporated herein by reference)
10.30	Separation Agreement and Consulting Agreement with Timothy Ryan (attached as Exhibit 10.8 to the Company’s Current Report on Form 8-K filed March 11, 2019 and incorporated herein by reference)
10.31
Non-Exclusive Distribution and Profit Sharing Agreement by and between the Company and Canntab Therapeutics USA (Florida), Inc., dated November 20, 2019 (attached as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed November 20, 2019 and incorporated herein by reference)

10.32
Supply Agreement by and between the Company and Canntab Therapeutics USA (Florida), Inc., dated November 20, 2019 (attached as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed November 20, 2019 and incorporated herein by reference)

10.33	Registration Rights Agreement, dated November 27, 2019 (attached as Exhibit 10.8 to the Company’s Current Report on Form 8-K filed December 4, 2019 and incorporated herein by reference)
10.34
Supply and Distribution Agreement by and between the Company and Ceed2Med, LLC, dated November 14, 2019 (attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed November 20, 2019 and incorporated herein by reference)

21.1	Subsidiary List (attached as Exhibit 21.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016 and incorporated herein by reference)
23.1	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1)**
23.2	Consent of RBSM LLP*
24.1	Power of Attorney
101.INS*	XBRL Instance Document
101.SCH*	XBRL Schema Document
101.CAL*	XBRL Calculation Linkbase Document
101.DEF*	XBRL Definition Linkbase Document
101.LAB*	XBRL Labels Linkbase Document
101.PRE*	XBRL Presentation Linkbase Document

+
Indicates management compensatory plan, contract or arrangement.
*
Filed herewith.
**
To be filed by amendment.

(b)
Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

(a)
The undersigned registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-1, Form S-3, Form SF-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)           that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)           That:

(i)           for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii)           for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 31, 2019.

Exactus, Inc. By: /s/ Emiliano Aloi Emiliano Aloi Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Emiliano Aloi and Ken Puzder, with full authority to act without the others, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Emiliano Aloi	Principal Executive Officer	December 31, 2019
/s/ Ken Puzder	Principal Financial Officer, Principal Accounting Officer, and Director	December 31, 2019
/s/ Bobby Yampolsky	Director, Interim Chairman	December 31, 2019
/s/ John Price	Director	December 31, 2019
/s/ Kevin J. Esval	Director	December 31, 2019
/s/ Jeffrey Thompson	Director	December 31, 2019